As filed with the Securities and Exchange Commission on May 6, 1997
                                                 Registration Number: 33-_____


                            SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C.  20549


                                         FORM S-4
                               REGISTRATION STATEMENT UNDER
                                THE SECURITIES ACT OF 1933


                                  HANCOCK HOLDING COMPANY
                  (Exact name of Registrant as specified in its charter)

          MISSISSIPPI                                     6022
(State or other jurisdiction of             (Primary Standard Industrial
incorporation or organization)                Classification Code Number)

                                    64-0693170
                       (I.R.S. Employer Identification Number)


                            ONE HANCOCK PLAZA, 2510 14TH STREET
  `                                    (601) 868-4000
               (Address,  including zip code,  and telephone  number,  including area code, of registrant's principal executive offices)

                                   CHARLES A. WEBB, JR.
                            ONE HANCOCK PLAZA, 2510 14TH STREET
                               GULFPORT, MISSISSIPPI  39501
                                      (601) 868-4000
                 (Name, address, including zip code, and telephone number,
                        including area code, of agent for service)

                                         Copy to:

                                   CARL J. CHANEY, ESQ.
                              WATKINS LUDLAM & STENNIS, P.A.
                                    POST OFFICE BOX 427
                                  633 NORTH STATE STREET
                                JACKSON, MISSISSIPPI  39202
                                      (601) 949-4900
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: As soon as practicable after the effective date of this Registration Statement.

      If securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ _ ]

                              CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

Title of each class Amount   Proposed maximum  Proposed maximum     Amount of
 of securities to    to be   offering price per aggregate offering registration
   be registered   registered    unit           price **             fee

------------------------------------------------------------------------------


     Common Stock,
$3.33 par value. . . . 85,571  shares      *           $918,418.49      $278.31

-----------------------------------------------------------------------------

*Not applicable.
**Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.



    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             [COMMERCE CORPORATION LETTERHEAD]

                                     ________, 19____


Dear Shareholders:

    You are cordially invited to attend a Special Meeting of Shareholders of Commerce Corporation, a Louisiana corporation ("Commerce Corporation"), holding company of Bank of Commerce & Trust Co., a Louisiana state bank (the "Bank") to be held at the Bank, 12320 Jackson Road, St. Francisville, Louisiana, on Wednesday, June 18, 1997, at 1:00 p.m., local time.

    At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, and related Company Merger Agreement and Bank Merger Agreement (collectively, the "Merger Agreement") pursuant to which (a) Commerce Corporation will be merged with and into Hancock Holding Company, a Mississippi corporation ("HHC") (the "Company Merger"); (b) Bank will be merged with and into Hancock Bank of Louisiana (the "Bank Merger" and, together with the Company Merger, the "Mergers"); (c) each outstanding share of Commerce Corporation common stock will be converted into the right to receive cash and between .116 to .159 shares of HHC common stock, depending on the number of outstanding shares of Commerce Corporation Common Stock and the Average Market Price of the HHC Common Stock as defined by the Merger Agreement. Based on the closing sales price of HHC Common Stock on NASDAQ on ____________, 1997 of $__________ the value of .1 share of HHC Common Stock is $5.57. Unless you dissent from the Mergers, your Commerce Corporation common stock will be converted into HHC common stock on a tax-free basis, except to the extent you receive cash.

    Details of the proposed transaction are set forth in the accompanying Prospectus/Proxy Statement, which you should read carefully. Only those shareholders of record at the close of business on May 1, 1997, will be entitled to notice of and to vote at the Special Meeting.

    Your Board of Directors unanimously recommends your approval of the Mergers. Among the factors considered by your Board in recommending the Mergers were the financial terms of the Merger Agreement, the liquidity it will afford Commerce Corporation's shareholders, and the likelihood and potential adverse impact of increased competition for Commerce Corporation and Bank in their market area if Commerce Corporation and Bank remain independent. For these reasons, your Board of Directors believes that the proposed Mergers are in the best interests of Commerce Corporation and its shareholders, and urges that you vote "FOR" the proposed Mergers by signing, dating and returning the enclosed form of proxy promptly, whether or not you plan to attend the Special Meeting. The prompt return of your signed proxy, regardless of the number of shares you hold, will assist Commerce Corporation and Bank in reducing the expense of additional proxy solicitation. Your proxy may be revoked at any time prior to the vote at the Special Meeting by notice to the Secretary of Commerce Corporation or by execution and delivery of a later dated proxy. If you attend the Special Meeting you may, if you wish, revoke your proxy and vote in person on all matters brought before the Special Meeting.


                         Very truly yours,




                         Jimmy H. Whittington
                         President & CEO

                                   COMMERCE CORPORATION
                                    12320 Jackson Road
                          St. Francisville, Louisiana 70775-0520
                                      (504) 635-3022

                         NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      Notice is hereby given that a Special Meeting of Shareholders of Commerce Corporation, a Louisiana corporation ("Commerce Corporation") and Bank of Commerce & Trust Co., a Louisiana state bank (the "Bank") will be held at the Bank, 12320 Jackson Road, St. Francisville, Louisiana, on Wednesday, June 18, 1997, at 1:00 p.m., local time:

      1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, and related Company Merger Agreement and Bank Merger Agreement (collectively, the "Merger Agreement") pursuant to which (a) Commerce Corporation will be merged with and into Hancock Holding Company, a Mississippi corporation ("HHC") (the "Company Merger"); (b) Bank will be merged with and into Hancock Bank of Louisiana (the "Bank Merger" and, together with the Company Merger, the "Mergers"); (c) each outstanding share of Commerce Corporation common stock will be converted into the right to receive shares of HHC common stock and cash in accordance with the terms of the Merger Agreement.

      2. To transact such other business as may properly come before the meeting and any adjournment thereof.

      Only those shareholders of record at the close of business on May 1, 1997 will be entitled to notice of and to vote at the special meeting.

      Dissenting shareholders of Commerce Corporation who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares of Commerce Corporation common stock if the Company Merger is effected upon approval by less than 80 percent of the total voting power of Commerce Corporation.

                                    BY ORDER OF THE BOARD OF DIRECTORS




                                     Julie Jacob, Secretary

St. Francisville, Louisiana
______________, 1997

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY NOTICE TO THE SECRETARY OF COMMERCE CORPORATION OR BANK OR BY EXECUTION AND DELIVERY OF A LATER DATED PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                          PROXY STATEMENT OF COMMERCE CORPORATION

                              Special Meeting of Shareholders
                          to be held on Wednesday, June 18, 1997
                         ----------------------------------------

                           PROSPECTUS OF HANCOCK HOLDING COMPANY

                              85,571 Shares of Common Stock
                                    ($3.33 Par Value)

      Hancock Holding Company, a Mississippi corporation ("HHC"), has filed a Registration Statement on Form S-4 to register 85,571 shares of HHC's common stock, $3.33 par value ("HHC Common Stock"), under the Securities Act of 1933 to be issued in connection with a proposed merger of Commerce Corporation, a Louisiana corporation ("Commerce Corporation") with and into HHC (the "Company Merger") and a proposed merger of Bank of Commerce & Trust Co., a Louisiana state chartered bank (the "Bank") with and into Hancock Bank of Louisiana, a Louisiana state chartered bank ("Hancock Bank") (the "Bank Merger" and, together with the Company Merger, the "Mergers").

      This document constitutes a Proxy Statement of Commerce Corporation in connection with the transactions described herein and a Prospectus of HHC with respect to the shares of HHC Common Stock to be issued if the Mergers are consummated.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HHC, COMMERCE CORPORATION OR BANK. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE NOR SHALL THERE BE ANY SALE OF THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL
TO MAKE SUCH OFFER, SOLICITATION, OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY OFFER OR SALE MADE HEREUNDER NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/PROXY STATEMENT
RELATES SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF HHC,COMMERCE CORPORATION OR BANK SINCE THE DATE HEREOF.
                         ----------------------------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ----------------------------------------

      THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      The date of this Prospectus/Proxy Statement is ______________ __, 1997.

                             AVAILABLE INFORMATION

      HHC is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 300 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including
HHC, with the Commission at http://www.sec.gov.

      This Prospectus/Proxy Statement constitutes part of the Registration Statement on Form S-4 of HHC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933 as amended (the "Securities Act"), relating to the shares of HHC common stock offered hereby. This Prospectus/Proxy Statement does not include all of the information and undertakings in the Registration Statement and exhibits thereto. For further information about HHC and the shares of common stock offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

      Except for the historical information contained herein, the matters discussed in this Prospectus/Proxy Statement are forward-looking statements which involve risks and uncertainties, including but not limited to economic, competitive, regulatory and technological factors affecting HHC's operations, markets, services, products and prices, and other factors discussed in HHC's filings with the SEC.

      THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY
REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE FROM CHARLES
A. WEBB, JR., CORPORATE SECRETARY, HANCOCK HOLDING COMPANY, ONE
HANCOCK PLAZA, GULFPORT, MISSISSIPPI 39501 (601) 868-4000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
__________ ___, 1997.  SEE "DOCUMENTS INCORPORATED BY REFERENCE."

                      DOCUMENTS INCORPORATED BY REFERENCE

      The following documents previously filed with the SEC by HHC pursuant to the Exchange Act are hereby incorporated by reference:

      1. HHC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;
      2. The Proxy Statement of HHC for its Annual Meeting of Shareholders held on February 20, 1997;
      3. The description of the rights set forth in Item 1 of HHC's Registration Statement on Form 8-A (Commission File No. 000-13089 ), dated February 27, 1997 and any amendment or report filed for the purpose of updating such description.
      4 ll other reports filed by HHC pursuant to Section 13(a) or 15(d) of the Exchange Act,since December 31, 1996.

      All documents filed by HHC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded. The audited financial statements of HHC incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "CERTAIN INFORMATION CONCERNING HHC."

                                    SUMMARY

      The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. The summary is necessarily incomplete and is qualified in its entirety by reference to detailed information contained elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

The Companies

      Hancock Holding Company. HHC is a bank holding company chartered, organized and existing under and pursuant to the laws of the State of Mississippi with its principal executive office located at One Hancock Plaza, Gulfport, Mississippi 39501. The telephone number of HHC's principal executive office is (601) 868-4000. HHC owns all of the issued and outstanding common stock of Hancock Bank of Louisiana ("Hancock Bank"), a state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business in Baton Rouge, Louisiana. HHC also owns all of the issued and outstanding common stock of Hancock Bank ("Hancock Bank MS"), a state bank chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business in Gulfport, Mississippi. HHC was organized on April 6, 1984, for the purpose of becoming a bank holding company under the Bank Holding Company Act of 1956, as amended, and acquiring all the stock of Hancock Bank MS. At December 31, 1996, HHC had total consolidated assets of approximately $2.3 billion and shareholders' equity of approximately $261.9 million. Of HHC's $2.3 billion in assets as of December 31, 1996, approximately $0.9 billion were in Louisiana and approximately $1.4 billion were in Mississippi. See "CERTAIN INFORMATION CONCERNING HHC."

      Commerce Corporation. Commerce Corporation is a Louisiana corporation organized in February 7, 1985 for the purpose of becoming a bank holding company under the Bank Holding Company Act of 1956, as amended, and acquiring the stock of Bank of Commerce & Trust Co. ("Bank"). At December 31, 1996, Commerce Corporation had total consolidated assets of approximately $28.8 million and shareholders' equity of approximately $827,000. Commerce Corporation is domiciled in St. Francisville, Louisiana and its principal executive office is located at 12320 Jackson Road, St. Francisville, Louisiana, and its telephone numberis (504) 635-3022. See "CERTAIN INFORMATION CONCERNING COMMERCE CORPORATION AND BANK."

The Banks

      Hancock Bank of Louisiana. Hancock Bank, a Louisiana state chartered bank organizedin August 1990, is a wholly-owned subsidiary of HHC. Hancock Bank is community oriented and focuses primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in its market area. Hancock

Bank's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank while successfully retaining the local appeal and level of service of a community bank. At December 31, 1996, Hancock Bank's services were delivered through a network of 40 full-service locations, including a main office in Baton Rouge and 39 branches located throughout East Baton Rouge, Livingston, Tangipahoa and Washington Parishes. At December 31, 1996, Hancock Bank had total assets of approximately $868 million and total deposits of approximately $708 million. Hancock Bank's principal executive offices are located at One American Place, 301 Main Street, Baton Rouge, Louisiana, and its telephone number is (504) 292-0336. See "CERTAIN INFORMATION CONCERNING HHC."

      Bank of Commerce & Trust Co. Bank, a Louisiana state chartered bank organized in St. Francisville in 1915, is a wholly-owned subsidiary of Commerce Corporation. Bank provides traditional consumer and commercial deposit and loan services to the individuals, families and businesses in West Feliciana Parish, Louisiana. Bank's services are delivered through a main office in St. Francisville. In addition to traditional bank services, Bank offers mortgage loans and VISA services. At December 31, 1996, Bank had total assets of approximately $28.8 million and total deposits of approximately $26.3 million. Bank is domiciled in St. Francisville, Louisiana and its principal executive office is located at 12320 Jackson Road, St. Francisville, Louisiana, and its telephone number is (504) 635-3022. See "CERTAIN INFORMATION CONCERNING COMMERCE CORPORATION AND BANK."

The Special Meeting

      A special meeting of the shareholders of Commerce Corporation will be held at the offices of Bank, 12320 Jackson Road, St. Francisville, Louisiana, on Wednesday, June 18, 1997 at 1:00 p.m., local time (the "Special Meeting"). Only record holders of common stock, $.50 par value, of Commerce Corporation ("Commerce Corporation Common Stock") on May 1, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 537,680 shares of Commerce Corporation Common Stock outstanding.

Purpose of the Special Meeting

      The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, and related Company Merger Agreement and Bank Merger Agreement (collectively, the "Merger Agreement"), a copy of which is attached hereto as Appendix A. See "GENERAL INFORMATION -- Purpose of the Special Meeting."

Vote Required

      Approval of the Company Merger Agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of Commerce Corporation Common Stock actually cast, in person or by proxy, at the Special Meeting. Each shareholder of Commerce Corporation Common Stock is entitled to one vote for each share owned by him. As of the

Record Date, directors and executive officers of Commerce Corporation and their affiliates were the beneficial owners of approximately 97.90 percent of the outstanding Commerce Corporation Common Stock entitled to vote at the Special Meeting. As a condition to consummation of the Mergers, two shareholders of Commerce Corporation have executed agreements ("Joinder Agreements") with HHC, which, among other things, obligates each such shareholder to vote his shares of Commerce Corporation Common Stock in favor of the approval and adoption of the Merger Agreement. As of the Record Date, the two persons who have executed Joinder Agreements beneficially owned an aggregate of 83.15 percent of the outstanding Commerce Corporation Common Stock. Under
 Mississippi law, shareholders of HHC are not required to approve the Merger Agreement. See "GENERAL INFORMATION -- Shares Entitled to Vote;
  Quorum; Vote Required." Commerce Corporation as sole shareholder of Bank has approved the Bank Merger Agreement.

Recommendation of Board of Directors

      The Board of Directors of Commerce Corporation believes that the Merger Agreement is in the best interests of the shareholders and recommends that the shareholders vote "FOR" the approval and adoption of the Merger Agreement. Commerce Corporation's Board of Directors believes that the terms of the Merger Agreement will provide significant value to all Commerce Corporation shareholders and will enable them to participate in opportunities for growth that Commerce Corporation's Board of Directors believes the Mergers make possible. In recommending the Merger Agreement to the shareholders, Commerce Corporation's Board of Directors considered, among other factors, the financial terms of the Merger Agreement, the liquidity it will afford Commerce Corporation's shareholders, and the likelihood and potential adverse impact of increased competition for Commerce Corporation and Bank in their market area if Commerce Corporation and Bank remain independent. See "THE MERGERS -Background of and Reasons for the Mergers."

Basis for the Terms of the Merger

      A number of factors in addition to those stated above were considered by the Board of Directors of Commerce Corporation and Bank in approving the terms of the Merger Agreement, including, without limitation, information concerning the business, financial condition, results of operations and prospects of Commerce Corporation, HHC, Bank and Hancock Bank; the ability of the combined entity to compete in the relevant banking markets; the proposed treatment of the Commerce Corporation Common Stock in the Company Merger and Bank Common Stock in the Bank Merger; the market price of HHC Common Stock; the absence of an active trading market for Commerce Corporation Common Stock; the federal tax consequences of the Merger Agreement to Commerce Corporation's shareholders, to the extent HHC Common Stock is received, for federal income tax purposes; the financial terms of other business combinations in the banking industry; and certain non-monetary factors. See "THE MERGERS -- Background of and Reasons for the Mergers."

Conversion of Commerce Corporation and Bank Stock

      On the Effective Date, as defined in "SUMMARY - Regulatory Approvals and Other Conditions to the Mergers," each share of HHC Common Stock issued and outstanding immediately prior to the Effective Date will remain outstanding and will continue to represent one share of HHC Common Stock, $3.33 par value. Each share of $0.50 par value Commerce Corporation Common Stock, issued and outstanding immediately prior to the Effective Date, other than shares of Commerce Corporation Common Stock owned by stockholders who, pursuant to the LCL, perfect dissenters' rights, shall, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) that number of shares of HHC Common Stock that is equal to the quotient obtained by dividing the Deliverable Stock Amount (as hereinafter defined) by the total number of issued and outstanding shares (not including Treasury shares) of Commerce Corporation Common Stock on the Effective Date; and
(ii) that amount of cash that is equal to the quotient obtained by dividing $330,000 by the total number of issued and outstanding shares (not including treasury shares) of Commerce Corporation Common Stock (collectively, the "Exchange Ratio").

      The term "Deliverable Stock Amount" means the quotient obtained by dividing $2,995,000 by the Average Market Price (as hereinafter defined). The term "Average Market Price" shall be the average of the closing per share trading prices of a share of HHC Common Stock on the NASDAQ stock market for the twenty (20) trading days preceding the 5th trading day immediately prior to the Effective Date.

      The Merger Agreement provides that the Average Market Price cannot be greater than $48.00 or less than $35.00. Based upon this range and assuming that there will be 587,680 shares of Commerce Corporation outstanding on the Effective Date, each outstanding share of Commerce Corporation Common Stock will be converted into the right to receive from .116 to .159 of a share of HHC Common Stock or $5.66 in cash.
Due to fluctuations in the trading prices of HHC Common Stock, the actual number of shares to be received by Commerce Corporation shareholders cannot currently be determined.

      As a result of the  Mergers,  all shares of  Commerce  Corporation  Common
Stock will be canceled and each holder of a certificate (a "Certificate") representing any share(s) of Commerce Corporation Common Stock will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, the HHC Common Stock and/or the cash as described above, and cash for fractional shares of HHC Common Stock upon the surrender of such Certificate. No fractional shares of HHC Common Stock will be issued in connection with the Mergers. In lieu of the issuance of any fractional share of HHC Common Stock, cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment will be equal to such fractional proportion of the Average Market Price.

Exchange of Certificates

      HHC will deposit with Hancock Bank MS Trust Department, as exchange agent (the "Exchange Agent"), certificates representing the shares of HHC Common Stock and cash to be issued and paid, respectively, pursuant to the Merger Agreement in exchange for outstanding shares of Commerce Corporation Common Stock. HHC will cause the Exchange Agent to mail to each holder, other than Commerce Corporation, of Commerce Corporation Common Stock a letter of transmittal which will specify terms of the delivery of the Commerce Corporation Certificates to the Exchange Agent along with instructions for effecting the surrender of the Certificates in exchange for Certificates representing shares of HHC Common Stock and/or cash, and cash in lieu of fractional shares.

      No dividends on HHC Common Stock will be paid with respect to any shares of Commerce Corporation Common Stock represented by a Certificate until such Certificate is surrendered for exchange.

      On or after the Effective Date, there will be no transfers on the stock transfer books of Commerce Corporation of the shares of Commerce Corporation Common Stock which were outstanding immediately prior to the Effective Date.

Regulatory Approvals and Other Conditions to the Mergers

      The Company Merger is subject to approval by the Board of Governors of the Federal Reserve System ("FRB"). The Bank Merger is subject to approval by the Federal Deposit Insurance Corporation ("FDIC") and the Office of Financial Institutions, State of Louisiana ("OFI"). There can be no assurance whether such approvals will be given, or will be given without unacceptable conditions and, if given, the timing of such approvals. After approval by the Commerce Corporation shareholders, consummation of the Mergers is also subject to a number of conditions included in the Merger Agreement. See "THE MERGERS -- Regulatory Approvals and Other Conditions to the Mergers."

      The Mergers will become effective on the date the Secretary of State of the State of Louisiana issues a Certificate of Merger and following the satisfaction or waiver of all conditions set forth in the Merger Agreement (the "Effective Date").

Termination

      Among other reasons, the Merger Agreement may be terminated at any time on or prior to the Effective Date, by (i) the mutual consent of the parties; (ii) by either party if the Mergers have not become effective on or before December 31, 1997; (iii) by Commerce Corporation, Bank, HHC or Hancock Bank if the Company Merger is not approved by the required vote of Commerce Corporation's shareholders; (iv) by HHC if holders of ten percent or more of the outstanding Commerce Corporation Common Stock exercise statutory rights of dissent and appraisal pursuant to the Louisiana Business Corporation Law ("LBCL"); (vii) by Commerce Corporation or Bank if the Average Market Price of HHC Common Stock exceeds $48.00; or (viii) by HHC or Hancock Bank if the Average Market Price of HHC Common Stock is less than $35.00. However, in the event the Average Market Price is greater than $48.00 or less than $35.00, the parties have agreed first to attempt to renegotiate the Exchange Ratio in good faith prior to terminating the Merger Agreement.

Interests of Certain Persons in the Mergers

      Certain  members  of  Commerce  Corporation's   management  and  Board  of
Directors have interests in the mergers in addition to their interests as shareholders of Commerce Corporation generally. Those interests relate to the assumption by HHC of $1.25 million in Commerce Corporation's debt payable to two of the directors, the appointment of certain directors to the Board of Hancock Bank of Louisiana, the continued indemnification of officers and directors of Commerce Corporation, the assumption of an employment contract of one of the officer/directors and employee benefits that will be provided by Hancock Bank of Louisiana. See "THE MERGERS -- Interests of Certain Persons in the Mergers" and "-- Employee Benefits."

Material Federal Income Tax Consequences

      The Mergers are structured to qualify as tax-free reorganizations under the Internal Revenue Code of 1986, as amended (the "Code"), so that (a) each Commerce Corporation shareholder who receives HHC Common Stock in the Company Merger will not recognize gain or loss, except with respect to the receipt of cash (i) as part of the Exchange Ratio, (ii) in lieu of fractional shares of HHC Common Stock, or (iii) pursuant to the exercise of dissenters' rights, and (b) no gain or loss will be recognized by HHC, Commerce Corporation, Hancock Bank, or Bank in connection with the Mergers. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS."

Dissenters' Rights

      By complying with the specific procedures required by statute and described herein, unless the Company Merger Agreement is approved by the holders of at least 80 percent of the total voting power of Commerce Corporation, dissenting shareholders of Commerce Corporation may be entitled to be paid the fair value of their shares, if the Company Merger is consummated, in lieu of the consideration to be received in the Company Merger by the non-dissenting shareholders of Commerce Corporation. See "DISSENTERS' RIGHTS."

Selected Financial Data for Commerce Corporation and HHC

      The following selected consolidated financial information of Commerce Corporation and HHC should be read in conjunction with the consolidated financial statements of Commerce Corporation and HHC and the notes thereto, included elsewhere, or incorporated by reference herein.

      The following selected unaudited pro forma financial information is presented assuming the proposed merger of Commerce Corporation and HHC will be accounted for using the purchase method of accounting. The unaudited pro forma financial information assumes the merger was consummated on December 31, 1996 with respect to the Balance Sheet Data and on January 1, 1996 as to the Income Statement Data, and subject to the purchase adjustments reflects the combination of the historical consolidated financial statements of the respective companies commencing as of each such date.
The unaudited pro forma information does not purport to represent what HHC's and Commerce Corporation's combined results of operations would have been if the merger had occurred as of the dates indicated or will be for any future period.


                                                Years Ended December 31,
                              ------------------------------------------
                              1996        1995        1994        1993        1992
                              ----        ----        ----        ----        ----

                                         (Dollars in Thousands except Per Share Amounts)
COMMERCE CORPORATION
      (HISTORICAL)
  Income Statement Data:
   Net interest income        $1,199    $1,212       $1,164      $1,142      $1,150
   Provision for loan losses    (25)        64           75          65          64
   Net income                   257        241          150       (133)         158
  Balance Sheet Data:
   Total assets (period end)  28,764    28,169       27,212      27,558      29,254
   Net Loans                  17,645    17,179       17,757      17,419      16,478
   Deposits                   26,266    25,624       24,688      25,196      26,726
   Stockholders' equity          827       555          284         182         315
    period end
  Per Share Data:
   Earnings Per Share          $0.48     $0.45        $0.28     ($0.25)       $0.29
   Dividends Declared           0.00      0.00         0.00        0.00        0.00
   Dividends Paid               0.00      0.00         0.00        0.00        0.00
   Average Shares            537,680   537,680      537,680     537,680     537,680
    Outstanding
  Selected Ratios:
   Return on Average Assets    0.90%     0.87%        0.55%      -0.47%       0.54%
   Return on Average Equity   37.19%    57.45%       64.38%     -53.52%      50.16%
   Equity to Assets            2.88%     1.97%        1.04%       0.66%       1.08%
   Dividend Payout             0.00%     0.00%        0.00%       0.00%       0.00%

HANCOCK HOLDING COMPANY
      (HISTORICAL)
  Income Statement Data:
   Net interest incom       $106,719   $100,367      $86,282     $85,319     $81,819
   Provision for loan losses   6,154      4,425        1,998       4,632       7,978
   Net income                 31,603     27,017       23,130      24,862      21,410
  Balance Sheet Data:
   Total assets            2,289,582  2,234,286    2,026,929   1,988,125   1,899,709
    period end
   Net Loans               1,173,967  1,034,977      925,665     921,925     839,613
   Deposits                1,926,576  1,927,681    1,775,664   1,759,189   1,693,255
   Stockholders' equity      261,938    224,179      182,277     166,712     148,822
    period end

                                            7





  Per Share Data:
   Earnings Per Share          $3.08     $2.65        $2.48       $2.67       $2.30
   Dividends Declared           0.88      0.84         0.80        0.78        0.59
   Dividends Paid               0.88      0.84         0.80        0.78        0.59
   Average Shares Outstanding 10,277    10,181        9,314       9,307       9,307
  Selected Ratios:
   Return on Average Assets    1.38%     1.22%        1.13%       1.27%       1.17%
   Return on Average Equity   13.74%    12.50%       13.22%      15.61%      15.18%
   Equity to Assets           11.11%    10.03%        8.99%       8.39%       7.83%
   Dividend Payout            28.90%    32.06%       31.90%      28.03%      24.82%

HANCOCK HOLDING COMPANY
      (PRO FORMA)
(Unaudited)
  Income Statement Data:
   Net interest income        $107,918
   Provision for loan losses   6,129
   Net income                 31,675
  Balance Sheet Data:
   Total assets (period end)  2,320,514
   Net Loans                  1,191,612
   Deposits                   1,952,842
   Stockholders' equity         264,933
    (period end)
  Per Share Data:
   Earnings Per Share          $3.06
   Dividends Declared           0.88
   Dividends Paid               0.88
   Average Shares Outstanding 10,348
  Selected Ratios:
   Return on Average Assets    1.37%
   Return on Average Equity   13.72%
   Equity to Assets           11.41%
   Dividend Payout            28.75%



Comparative Per Share Data (Unaudited)

                                                PRO FORMA          COMMERCE
                              HISTORICAL            with          PRO FORMA
                           HHC      COMMERCE    COMMERCE          EQUIVALENT

PER COMMON SHARE:

NET INCOME
   For the year ended
    December 31, 1996   $3.08        $0.48        $3.06             $0.41

CASH DIVIDENDS PAID
   For the years ended
     December 31, 1996   $0.88        $0.00        $0.88             $0.12
     December 31, 1995    0.84         0.00         0.84             $0.11
     December 31, 1994    0.80         0.00         0.80             $0.11
     December 31, 1993    0.78         0.00         0.78             $0.10
     December 31, 1992    0.59         0.00         0.59             $0.08

BOOK VALUE
   December 31, 1996    $24.42        $1.54       $24.26             $3.24



Recent Stock Prices

      There is no established public trading market for the Commerce Corporation or Bank Common Stock. The Commerce Corporation Common Stock is not traded on any exchange quoted on an automated system of a registered securities association. No cash dividends have been paid for the past ten years. See "CERTAIN INFORMATION CONCERNING COMMERCE CORPORATION -- Stock Prices and Dividends."

      HHC Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "HBHC." The following table sets forth the per share high and low sale prices of HHC Common Stock as reported on the NASDAQ National Market System for the periods indicated. These prices do not reflect retail mark-ups, mark-downs or commissions. The following table also gives the amount of cash dividends paid on HHC Common Stock for the time periods indicated.

                                                     Cash
                                                Dividends       Actual Cash
                             High        Low       Paid           Dividends
                            Sale        Sale      Restated          Paid
1996

1st Quarter                $32.83      $31.09        $0.22            $0.25
2nd Quarter                $35.22      $31.09        $0.22            $0.25
3rd Quarter                $35.00      $31.52        $0.22            $0.25
4th Quarter                $42.50      $32.61        $0.22            $0.25

1995

1st Quarter                $26.30      $25.00        $0.20            $0.23
2nd Quarter                $27.50      $25.44        $0.20            $0.23
3rd Quarter                $31.52      $26.74        $0.22            $0.25
4th Quarter                $32.62      $30.88        $0.22            $0.25

* The figures presented have been restated to reflect the retroactive effect of a 15% stock dividend paid in December 1996.

     The parties entered into the Merger Agreement as of February 28, 1997. On February 27, 1997, the reported closing sales price of HHC Common Stock was $41.50. On , 1997, [latest date prior to printing proxy materials] the reported closing sales price was $______. On December 31, 1996, HHC's outstanding shares of common stock were owned by 4,718 shareholders of record.

     As a bank holding company, HHC depends on dividend payments from its subsidiary banks, Hancock Bank and Hancock Bank MS, in order to meet its obligations and to pay dividends. The payment of dividends from the banks to HHC is regulated and restricted by the bank's primary regulators. Information about restrictions on the ability of HHC to pay dividends is contained in Item 1 of HHC's 1996 Annual Report on Form 10-K under the caption "Federal Regulation," which information is incorporated herein by reference.

Accounting Treatment

     HHC and Commerce Corporation intend to account for the Mergers as a purchase transaction under generally accepted accounting principles. Accordingly, the earnings of Commerce Corporation will be combined with the earnings of HHC from and after the Effective Date of the Mergers and any goodwill or other intangibles recorded in the transaction will be amortized through charges to income in future periods. See "THE MERGERS -- Accounting Treatment."

                              GENERAL INFORMATION

Introduction

     This Prospectus/Proxy Statement is being furnished on or about _______________, 1997 to the shareholders of Commerce Corporation in connection with the solicitation of proxies on behalf of the Board of Directors of Commerce Corporation for use at a Special Meeting of the Shareholders of Commerce Corporation, to be held at the offices of Bank, 12320 Jackson Road, St. Francisville, Louisiana, on Wednesday, June 18, 1997, at 1:00 p.m., local time, and at any adjournment thereof. A Notice of Special Meeting for Commerce Corporation is attached hereto and a proxy card relating to the Special Meeting accompanies this Prospectus/Proxy Statement.

Purpose of the Special Meeting

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, and related
Company Merger Agreement and Bank Merger Agreement (collectively, the "Merger Agreement"), pursuant to which (a) Commerce Corporation will be merged with and into HHC (the "Company Merger"); (b) Bank will be merged with and into Hancock Bank (the "Bank Merger" and, together with the Company Merger, the "Mergers");
(c) each outstanding share of Commerce Corporation Common Stock will be converted into the right to receive an amount in cash and between .116 to .159 shares of HHC common stock, $3.33 par value ("HHC Common Stock") as more fully described in the Merger Agreement.

Solicitation, Voting and Revocation of Proxies

     When a proxy in the form accompanying this Prospectus/Proxy Statement is properly executed and returned, the shares voted thereby will be voted in accordance with the instructions marked thereon. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE PROPOSALS TO APPROVE THE MERGER AGREEMENT AND THE COMPANY MERGER.

     No matters are expected to be considered at the Special Meeting other than the proposal to approve the Merger Agreement, but if any other matters should properly come before the Special Meeting, it is intended that proxies in the form accompanying this Prospectus/Proxy Statement will be voted on all such matters in accordance with the judgment of the person(s) voting such proxies.

     Any proxy may be revoked at any time before it is voted. A shareholder may revoke a proxy: (i) by submitting a subsequently dated proxy; (ii) by giving written notice of such revocation to the Secretary of Commerce Corporation, provided that such notice is received by such Secretary at the principal offices of Bank prior to the date of the Special Meeting, or (iii) upon request, if such shareholder is present at the Special Meeting and advises the inspector(s) of election that he is revoking a proxy. Mere attendance at the Special Meeting will not of itself revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken prior to receipt of such revocation.

     The cost of soliciting these proxies, including any and all professional fees paid to attorneys and accountants in connection with the preparation and filing with the SEC of this Prospectus/Proxy Statement and other proxy materials, and the cost of printing and mailing these proxy materials, will be borne by Commerce Corporation. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram by directors, officers and employees of Commerce Corporation or Bank. Such officers, directors and employees will continue to receive any compensation from Commerce Corporation or Bank to which they are entitled by virtue of their employment or status as an officer or director, but will not receive any additional fee, compensation, or other remuneration for soliciting proxies in connection with the Special Meeting.

Shares Entitled to Vote; Quorum; Vote Required

     The Board of Directors of Commerce Corporation has fixed the close of business on May 1, 1997, as the record date for the determination of Commerce Corporation shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 537,680 shares of Commerce Corporation Common Stock outstanding. Each share of Commerce Corporation Common Stock is entitled to one vote on all matters to come before the Special Meeting.

     With respect to all matters to come before the Special Meeting, the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Commerce Corporation Common Stock is necessary to constitute a quorum.

Vote Required

     Approval of the Company Merger Agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of Commerce Corporation Common Sock actually cast, in person or by proxy, at the Special Meeting. Each shareholder of Commerce Corporation Common Stock is entitled to one vote for each share owned by him. As of the Record Date, directors and executive officers of Commerce Corporation and their affiliates were the beneficial owners of approximately 97.90 percent of the outstanding Commerce Corporation Common Stock entitled to vote at the Special Meeting. As a condition to consummation of the Mergers, two shareholders of Commerce Corporation have executed agreements ("Joinder Agreements") with HHC, which, among other things, obligates each such shareholder to vote his shares of Commerce Corporation Common Stock in favor of the approval and adoption of the Merger Agreement. As of the Record Date, the two persons who have executed Joinder Agreements beneficially owned an aggregate of 83.15 percent of the outstanding Commerce Corporation Common Stock. Under Mississippi law, shareholders of HHC are not required to approve the Merger Agreement. Commerce Corporation as sole shareholder of Bank has approved the Bank Merger Agreement. See "GENERAL INFORMATION -- Shares Entitled to Vote; Quorum; Vote Required."

                                  THE MERGERS

General

     The transactions contemplated by the Merger Agreement are to be effected in accordance with the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

     The ultimate result of the transactions contemplated by the Merger Agreement will be that the business and properties of Commerce Corporation will become the business and properties of HHC, the shareholders of Commerce Corporation will become shareholders of HHC (except for dissenting shareholders who will receive cash in exchange for their shares of Commerce Corporation Common Stock) and the business and properties of Bank will become the business and properties of Hancock Bank with all the banking facilities of Bank becoming branches of Hancock Bank.

Background of and Reasons for the Mergers

     Background. During the last several years there have been significant developments in the banking industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion. Commerce Corporation and Bank and their respective Boards of Directors concluded that they could best serve their shareholders, employees, customers and communities by combining with a regional banking organization, provided that Commerce Corporation and Bank could obtain a fair price for its shareholders. Accordingly, in early 1997, representatives of Commerce Corporation and HHC entered into extensive negotiations which ultimately led to the execution of the Merger Agreement dated as of February 28, 1997.

     Reasons for the Merger. In deciding to enter into the Merger Agreement, the Boards of Directors of Commerce Corporation and Bank, after considering various alternatives, concluded that the Merger Agreement was in the best interest of Commerce Corporation and Bank and their shareholders because it would permit shareholders to exchange on favorable terms their ownership interests in Commerce Corporation and Bank for participation in the ownership of a regional banking organization operating on a multi-state basis.

     The Board of Directors also concluded that the shareholders of Commerce Corporation and Bank would benefit additionally from the Mergers in that they would attain greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and significantly more actively traded.

     Commerce Corporation's and Bank's Board of Directors consulted with their financial and other advisors, as well as with Commerce Corporation's management and considered a number of factors, including, but not limited to, the following: (i) the parties' respective earnings and dividend records, financial conditions, historical stock prices and managements; (ii) the market for Bank's services and the competitive pressures existing in Bank's market area; (iii) the outlook for Commerce Corporation and Bank in the financial institutions industry; (iv) the amount and type of consideration to be received by Commerce Corporation's shareholders pursuant to the Merger Agreement; (v) the fact that HHC Common Stock to be received pursuant to the Merger Agreement will be listed for trading on the NASDAQ National Market and should provide Commerce Corporation's shareholders with liquidity that is currently unavailable to them;
(vi) recent changes in the regulatory environment will result in Commerce Corporation and Bank facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services; and (vii) the Mergers are expected to qualify as tax-free reorganizations so that neither Commerce Corporation, Bank nor Commerce Corporation's shareholders (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS."

     Commerce Corporation's Board of Directors did not assign any specific or relative weight to the foregoing factors in its considerations. Commerce Corporation's Board of Directors believes that the Merger Agreement will provide significant value to all Commerce Corporation shareholders and will enable them to participate in opportunities for growth that Commerce Corporation's Board of Directors believes the Mergers make possible.

     Based on the foregoing, the Board of Directors of Commerce Corporation has approved the Merger Agreement and Mergers, believes that the Mergers are in the best interest of Commerce Corporation's shareholders, and recommends that all shareholders of Commerce Corporation vote "FOR" the approval of the Merger Agreement.

Conversion of Commerce Corporation and Bank Common Stock

     The Merger Agreement between HHC, Hancock Bank, Commerce Corporation and Bank provides as follows:

      a. On the Effective Date, each share of Common Stock, $3.33 par value, of HHC issued and outstanding immediately prior to the Effective Date will remain outstanding and will continue to represent one share of Common Stock, $3.33 par value, of HHC.

      b. On the Effective Date, each share of Common Stock, $.50 par value of Commerce Corporation issued and outstanding immediately prior to the Effective Date will, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) that number of shares of HHC Common Stock that is equal to the quotient obtained by dividing the Deliverable Stock Amount (as hereinafter defined) by the total number of issued and outstanding shares (not including Treasury shares) of Commerce Corporation Common Stock on the Effective Date; and (ii) that amount of cash that is equal to the quotient obtained by dividing $330,000 by the total number of issued and outstanding shares (not including treasury shares) of Commerce Corporation Common Stock (collectively, the "Exchange Ratio"). The term "Deliverable Stock Amount" means the quotient obtained by dividing $2,995,000 by the Average Market Price (as hereinafter defined). The term "Average Market Price" shall be the average of the closing per share trading prices of a share of HHC Common Stock on the NASDAQ stock market for the twenty (20) trading days preceding the 5th trading day immediately prior to the Effective Date. The Merger Agreement can be terminated if the Average Market Price of HHC stock is greater than $48 or less than $35; however, if this occurs, the parties have agreed to attempt to renegotiate the Exchange Ratio prior to terminating the Merger Agreement.

      c. On the Effective Date, each share of Common Stock, $5.00 par value of Bank issued and outstanding immediately prior to the Effective Date shall be canceled.

      d. As a result of the Mergers and without any action on the part of the holder thereof, all shares of Commerce Corporation and Bank Common Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder, other than Commerce Corporation, of a Certificate representing any shares of Commerce Corporation Common Stock will thereafter cease to have any rights with respect to such shares of Commerce Corporation Common Stock, except the right to receive, without interest, the HHC Common Stock and cash in accordance with the Merger Agreement and cash for fractional shares of HHCCommon Stock in accordance with the Merger Agreement upon the surrender of such Certificate.

      No fractional shares of HHC Common Stock will be issued pursuant to the Merger Agreement. In lieu of the issuance of any fractional share of HHC Common Stock, cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment will be equal to such fractional proportion of the Average Market Price.

Effective Date

      The closing (the "Closing") of the transactions contemplated by the Merger Agreement will take place on a date that is mutually agreed to by HHC and Commerce Corporation ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration Statement filed with the SEC is declared effective, or such later date as may be agreed to by Commerce Corporation and HHC.

      Immediately upon consummation of the Closing, or on such other later date as the parties may agree, the Company Merger Agreement will be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana for filing pursuant to and in accordance with the provisions of
Section 12:112 of the LBCL. The Company Merger will become effective as of the date and time of issuance by the Secretary of State of the State of Louisiana of a certificate of merger relating to the Company Merger.

      Immediately upon consummation of the Closing, or on such other later date as the parties may agree, the Bank Merger Agreement will be certified, executed, acknowledged and delivered to the OFI for filing pursuant to and in accordance with the provisions of Section 6:352 of the Louisiana Banking Laws. The Bank Merger shall become effective as of the date and time specified or permitted by the OFI in a Certificate of Merger or other written record issued by the OFI.

Exchange of Certificates

      As of the Effective Date, HHC will deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Commerce Corporation and Bank Common Stock, pursuant to the Merger Agreement, certificates representing the shares of HHC Common Stock and cash (such certificates for shares of HHC Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued and paid, respectively, pursuant to the Merger Agreement in exchange for outstanding shares of Commerce Corporation and Bank Common Stock.

      Promptly  after the Effective  Date,  HHC will cause the Exchange Agent to mail to each holder of record, other than Commerce Corporation, of a Certificate(s) of Commerce Corporation Common Stock (other than those representing shares with respect to which the holder thereof has perfected appraisal rights under the LBCL and has not subsequently lost, withdrawn or forfeited such rights):

      (i) A letter of transmittal which will specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as HHC may reasonably specify; and

      (ii) Instructions for use in effecting the surrender of the Certificates in exchange for Certificates representing shares of HHC Common Stock, and cash in lieu of fractional shares.

      Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of HHC Common Stock; and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificates surrendered, after giving effect to any required withholding tax, and the Certificate so surrendered shall then be canceled. No interest will be paid or accrued on the value of any HHC Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of Commerce Corporation Common Stock which is not registered in the transfer records of Commerce Corporation, a certificate representing the proper number of shares of HHC Common Stock together with a check for the cash component of the Exchange Ratio and cash to be paid in lieu of fractional shares, if any, may be issued to such a transferee if the Certificate representing such Commerce Corporation Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      No dividends on HHC Common Stock will be paid with respect to any shares of Commerce Corporation Common Stock represented by a certificate until such certificate is surrendered for exchange as described above. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of HHC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of HHC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HHC Common Stock, less the amount of any withholding taxes which may be required thereon.

      On or after the Effective Date, there will be no transfers on the stock transfer books of Commerce Corporation of the shares of Commerce Corporation Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to HHC, they will be canceled and exchanged for certificates for shares of HHC Common Stock and/or cash, as appropriate, and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to the Merger Agreement. Certificates surrendered for exchange by any person constituting an "affiliate" of Commerce Corporation for purposes of Rule 145(c) under the Securities Act will not be exchanged until HHC has received a written agreement from such person as provided in the Merger Agreement.

      No fractional shares of HHC Common Stock will be issued pursuant to the Merger Agreement. In lieu of the issuance of any fractional share of HHC Common Stock, cash payments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment will be equal to such fractional proportion of the Average Market Price.

      In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HHC, the posting by such person of a bond in such reasonable amount as HHC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HHC Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of HHC Common Stock as provided in the Merger Agreement, deliverable in respect thereof pursuant to the Merger Agreement.

      In the event that, subsequent to the date of the Merger Agreement but prior to the Effective Date, Commerce Corporation, Bank, or HHC changes the number of shares of Commerce Corporation or Bank Common Stock or HHC Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio will be appropriately adjusted.

Regulatory Approvals and Other Conditions to the Mergers

      The Company Merger is subject to approval by the FRB. On or about April 30, 1997, HHC filed with the FRB a request seeking approval to waive the FRB merger application. As of the date of this Prospectus/Proxy Statement, the FRB had not acted on this request.

      The Bank Merger is subject to approval by the FDIC and the OFI. On or about April 30, 1997 Hancock Bank filed with the FDIC and the OFI an application seeking approval to merge Bank into Hancock Bank. As of the date of this Prospectus/Proxy Statement, neither the FDIC nor the OFI have acted on the merger application. The Bank Merger cannot be consummated for fifteen days after approval thereof by the FDIC, and during such period, the Justice Department may challenge the merger of Bank into Hancock Bank on antitrust grounds.

      There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Mergers or as to the date of such regulatory approval or other action. HHC and Commerce Corporation are not aware of any governmental approvals or actions that are required in order to consummate the Mergers except as described herein. Should such other approval or action be required, it is contemplated that HHC and Commerce Corporation would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

      In addition to the receipt of all necessary regulatory approvals, the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the vote of the shareholders of Commerce Corporation, consummation of the Mergers is subject to the satisfaction of certain other conditions on or before the Effective Date of the Mergers. Generally, such additional conditions include, among others, the following: (i) the Prospectus/Proxy Statement must have been filed with the SEC and must have been cleared thereby or otherwise authorized for mailing, and the Registration Statement must have been filed with and declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order; (ii) no action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement and (iii) Commerce Corporation has received from Watkins Ludlam & Stennis, P.A., an opinion of counsel as to certain tax aspects of the transactions contemplated by the Merger Agreement.

      The obligations of Commerce Corporation and HHC to effect the Mergers are subject to conditions as set forth in Article 8 of the Merger Agreement, to the effect, among others, as follows: (i) Each of the representations and warranties of the other parties set forth in the Merger Agreement is true and correct in all material respects on and as of the Closing; (ii) that the other parties set forth have in all material respects performed all obligations required by the Merger Agreement to be performed prior to the Closing; (iii) that there has not been a material adverse change in the financial condition, results of operations or business of the other parties; and (iv) the receipt of customary legal opinion of the others' counsel.

Conduct of Business Prior to the Effective Date

      Pending consummation of the Mergers, Commerce Corporation and Bank have agreed to conduct their business in the ordinary course consistent with prudent business practices and in compliance with all applicable laws; and without the prior consent of HHC, will not, among other matters, amend its Articles of Incorporation or Bylaws, sell, dispose of or encumber any assets, issue or reacquire any stock, pay dividends, except for intercompany dividends between the Bank and Commerce Corporation necessary to service the Commerce Corporation Debt, authorize any capital expenditure exceeding $20,000, extend any new or renew any existing loan which individually exceeds $75,000, adopt any type of compensation benefit or plan for Commerce Corporation or Bank officers or employees, enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer or key employee or representative of Commerce Corporation or Bank, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC except that prior to the Effective Date, Commerce Corporation and Bank shall terminate any and all employment contracts with Jimmy H. Whittington, or grant any increase in compensation to any director, officer, employee or representative of Commerce Corporation or Bank except in the ordinary course of business consistent with past practice.

Waiver, Amendment and Termination

      Commerce Corporation and HHC may waive their respective rights, powers or privileges under the Merger Agreement provided, however, that any such waiver is in writing. The Merger Agreement may be amended or modified only upon written agreement of both Commerce Corporation and HHC.

      The Merger Agreement may be terminated at any time on or prior to the Effective Date (a) by the mutual consent of the parties; (b) by either party to the Merger Agreement (i) if the Mergers have not become effective on or before December 31, 1997, (ii) in the event of a breach by the other party of any covenant, representation or warranty of the other party that reflects a material adverse change in the financial condition of the other party, (iii) regulatory approvals are not obtained, (iv) the Merger is not approved by the required vote of Commerce Corporation's shareholders; (c) by Commerce Corporation if the Average Market Price of HHC stock exceeds $48.00; and (d) by HHC in the event there are dissenting shareholders who hold more than 10% of the shares of Commerce Corporation or if the Average Market Price of HHC stock is less than $35.00. If the Average Market Price of the HHC Common Stock is greater than $48.00 or less than $35.00, the parties have agreed to first attempt to renegotiate the Exchange Ratio prior to terminating the Merger Agreement.

      Except under certain circumstances specified in the Merger Agreement, upon termination of the Merger Agreement, no liability will result on the part of either party or their respective directors, officers, employees, agents, or shareholders unless there has been an intentional breach of the Merger Agreement prior to the date of termination.

Interests of Certain Persons in the Mergers

      From and after the Effective Date of the Mergers, HHC agrees to indemnify and hold harmless each person who is an officer or director of Commerce Corporation or Bank from and against all losses, claims, damages, liabilities and judgments based upon or arising from his capacity as an officer or director of Commerce Corporation or Bank, as the case may be, to the same extent he would have been indemnified under the Articles of Incorporation and Bylaws of HHC as such documents were in effect on the date of the Merger Agreement as if he were an officer or director of HHC at all relevant times.

      HHC's Board of Directors shall take all action necessary to appoint Jimmy H. Whittington, Dr. J. R. Haskin and Karen M. Haskin to the Board of Directors of Hancock Bank upon the Effective Date for such persons to serve for a period of not less than one year.

      On the Effective Date, HHC shall assume all of the obligations under that certain Promissory Note dated July 15, 1989 which matures on June 30, 1998 with a current principal balance of $1,251,000 which is currently payable to three individuals (which include two directors of Commerce Corporation) in the proportionate share as indicated: Jimmy H.

Whittington (46.875%); Dr. J. R. Haskin (46.875%); and Hunter O. Wagner, Jr. (6.25%). The interest rate of the note is 9% with original repayment terms as follows:

      o  interest  only  through  1996,  payable  each June 30,
      o  principal  of $100,000  plus  interest due June 30, 1997,  and
      o principal of $1,654,00 plus interest due June 30, 1998.

      Stuart  Cagle,  Vice  President  of the  Bank  and  director  of  Commerce
Corporation, is currently employed by the Bank under the terms of a written employment contract. The term of the contract is from April 13, 1995 and shall terminate on April 3, 1998, and is automatically renewable for another 12 month term unless canceled by either party within 30 days before the end of that term. The contract will be binding on Hancock Bank and Hancock Bank agrees to honor the contract which provides for guaranteed salary amounts and other customary terms.

Employee Benefits

      Commerce Corporation's and Bank's Group Health and Life Benefit Plan will be continued through the Effective Date of the Mergers. Thereafter, HHC shall have the option of either: (1) continuing such plan on and after the Effective Date of the Mergers; or (2) discontinuing such plan upon the Effective Date and thereafter, all retained employees will be eligible to participate in Hancock Bank's group health and life benefit plan based on the provisions in the plan. The ninety-day employment period will be waived for eligible retained employees in accordance with Hancock Bank's Plan. Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel. With respect to non-employee directors of Commerce Corporation or Bank who continue to serve on the Board of Directors of Hancock Bank for the one (1) year period subsequent to the Effective Date, HHC shall continue Commerce Corporation's and Bank's group health and life benefit plan as it currently exists for a period of one (1) year after the Effective Date of the Mergers.

      Commerce Corporation's and Bank's Profit Sharing Plan and Trust will remain operative and in effect through the Effective Date of the Mergers. The Plan will be terminated as of the Effective Date of the Mergers and distributed to vested employees of Commerce Corporation and Bank in accordance with the terms of the Plan after the normal and customary contributions have been made consistent with past practices. All termination costs will be paid from the Plan's assets. All retained employees will be eligible to enter the Hancock Bank Profit Sharing Plan, Hancock Bank 401K Plan, and Hancock Bank Pension Plan based on the provisions set forth in the respective plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank Profit Sharing Plan, for eligibility purposes for the Hancock Bank 401K Plan, and for vesting and eligibility purposes for the Hancock Bank Pension Plan. All other Commerce Corporation and Bank benefit plans will continue through the Effective Date of the Mergers. Thereafter, all retained employees will be eligible to participate in all Hancock Bank employment benefit plans not set forth above based on the provisions set forth in the plans with full credit for all prior service.

Expenses

      HHC and Commerce Corporation have each agreed to pay their respective costs, fees and expenses incurred in connection with or incidental to the Merger Agreement, including attorney and accountant's fees. HHC is responsible for preparing the applications, regulatory filings and Registration Statement necessary to obtain approval of the Mergers and the issuance of the HHC Common Stock. Commerce Corporation is responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting its shareholders' meeting and obtaining shareholder approval of the Merger Agreement and the Mergers.

Status Under Federal Securities Laws; Certain Restrictions on Resales of Securities

      The shares of HHC Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act of 1933, as amended, ("Securities Act") thereby allowing such shares to be sold without restriction by shareholders of Commerce Corporation or Bank who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Commerce Corporation and Bank and who do not become affiliates of HHC. The shares of HHC Common Stock to be issued to affiliates of Commerce Corporation or Bank may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. HHC will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

      Prior to the Effective Date of the Mergers, each such person deemed an affiliate of Commerce Corporation or Bank will deliver to HHC a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of HHC Common Stock acquired in the Company Merger or Bank Merger, respectively, and whereby such affiliate shall represent and warrant, among other things, that he or she will not sell, pledge, transfer, or otherwise dispose of such shares of HHC Common Stock in violation of the Securities Act or the rule and regulations thereunder.

Accounting Treatment

      HHC and  Commerce  Corporation  intend to  account  for the  Mergers  as
purchase   transactions under   generally   accepted   accounting   principles.
Accordingly, the earnings of Commerce Corporation will be combined with the earnings of HHC from and after the Effective Date of the Mergers and any goodwill or other intangibles recorded in the transaction will be amortized through charges to income in future periods.

            MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

      Set forth below is a discussion of material federal income tax consequences of the Mergers. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax effects relevant to a decision whether to vote for the approval of the Merger Agreement and related Mergers. The discussion is based on current provisions of the Code, regulations thereunder, and applicable judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

      HHC and Commerce Corporation expect the Mergers to be tax-free reorganizations for federal income tax purposes, with the result that no gain or loss will be recognized by Commerce Corporation's or Bank's shareholders, except with respect to the cash consideration received by Commerce Corporation shareholders in exchange for Commerce Corporation Common Stock, fractional shares, or payments received by such shareholders upon exercise of their statutory dissenters' rights.

      Consummation of the Mergers is conditioned upon receipt by Commerce Corporation of an opinion from Watkins Ludlam & Stennis, P.A., substantially to the following effects, among others:

      (i) The Mergers will constitute reorganizations under Section 368 of the Code.

      (ii) No gain or loss will be recognized by HHC, Hancock Bank, Commerce Corporation, or Bank as a result of the Mergers.

      (iii) No gain or loss will be recognized by a Commerce Corporation shareholder with respect to the HHC Common Stock received solely in exchange for such shareholder's Commerce Corporation Common Stock. However, because both HHC Common Stock and other consideration (i.e., cash) will be transferred in exchange for shares of Commerce Corporation Common Stock in the Company Merger, in general, Commerce Corporation shareholders will be required to recognize gain on such exchange. The amount of gain recognized will not exceed the amount of cash received in the exchange. The character of any such gain (i.e., as a dividend or as capital gain), will depend upon whether the exchange has the effect of a dividend. Such determination must be made on a shareholder-by-shareholder basis in accordance with the principles of applicable case law.

      (iv) Cash received in the Company Merger by a shareholder of Commerce Corporation in lieu of a fractional share interest in HHC Common Stock will be treated under Section 302 of the Code as having been received by shareholder in exchange for such fractional share, and the shareholder generally will recognize gain or loss on such exchange equal to the difference between the cash received and the shareholder's basis allocable to the fractional share. If a fractional share of HHC Common Stock would constitute a capital asset in the hands of the shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the applicable provisions and limitations of the Code.

      (v) A shareholder of Commerce Corporation who perfects his statutory dissenters' rights and who receives solely cash in exchange for his Commerce Corporation Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of Commerce Corporation Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former shareholder does not actually or constructively own any Commerce Corporation Common Stock, the redemption wil constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the Commerce Corporation Common Stock so redeemed.


      (vi) The basis of the HHC Common Stock to be received by the Commerce Corporation shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the Commerce Corporation Common Stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by (a) the amount that is treated as a dividend, and (b) any gain recognized on the exchange (not including any portion of the gain that is treated as a dividend).

      (vii) The holding period of the HHC Common Stock to be received by the Commerce Corporation shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the Commerce Corporation Common Stock surrendered in exchange therefor was held, provided that the Commerce Corporation Common Stock is held as a capital asset in the hands of the Commerce Corporation shareholder on the Effective Date of the Company Merger.

      In connection with the foregoing opinion, counsel will make such factual assumptions as are customary in similar tax opinions, and such factual assumptions may be confirmed by certificates signed by appropriate officers of HHC, Hancock Bank, Commerce Corporation and Bank. The foregoing opinion cannot be relied upon if any such factual assumptions is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Mergers has been requested, and the opinion will not be binding upon the Internal Revenue Service or the courts. If the Mergers are consummated, and it is later determined that the Mergers did not qualify as tax-free reorganizations under the Code, shareholders of Commerce Corporation and Bank will, in general, recognize taxable gain or loss on the Mergers equal to the difference between the fair market value of the consideration received in the Mergers and their basis in their Commerce Corporation Common Stock or Bank Common Stock, as the case may be.

      THE FOREGOING ANALYSIS OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. SHAREHOLDERS OF COMMERCE CORPORATION AND BANK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS AND OF OWNERSHIP OF HHC COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                              DISSENTERS' RIGHTS

      IF A SHAREHOLDER OF COMMERCE CORPORATION COMMON STOCK WHO OBJECTS TO THE COMPANY MERGER AND DESIRES TO PERFECT DISSENTERS' RIGHTS IS NOT TIMELY IN TAKING ANY OF THE FOLLOWING STEPS, THE SHAREHOLDER WILL LOSE THE RIGHT TO DISSENT FROM THE COMPANY MERGER AND THE SHARES OWNED BY SUCH SHAREHOLDER WILL BE CONVERTED AS OF THE EFFECTIVE TIME OF THE COMPANY MERGER INTO THE RIGHT TO RECEIVE HHC COMMON STOCK AND/OR CASH IN ACCORDANCE WITH THE TERMS OF THE COMPANY MERGER AGREEMENT.

      Unless the Company Merger is approved by the holders of at least 80 percent of the total voting power of Commerce Corporation, Section 131 of the LBCL allows a shareholder of Commerce Corporation Common Stock who objects to the Company Merger and who complies with the provisions of that section to dissent from the Company Merger and to be paid the fair cash value of his shares of Commerce Corporation Common Stock, as of the day before the Special Meeting, as determined by agreement between the shareholder and HHC, or by the state district court for the Parish of Tangipahoa if the shareholder and HHC are unable to agree upon the fair cash value of such shares.

      To exercise the right of dissent, a shareholder must (i) file with Commerce Corporation a written objection to the Company Merger prior to or at the Special Meeting, and (ii) vote his shares against the Company Merger at the Special Meeting. Neither a vote against the Company Merger nor a specification in a proxy to vote against the Company Merger will constitute the necessary written objection to the Company Merger. Moreover, by voting in favor of the Company Merger, by abstaining from voting on the Company Merger, or by returning the enclosed proxy without instructing the proxy holders to vote against the Company Merger, a shareholder waives his rights under Section 131 of the LBCL.

      If the Company Merger is approved by less than 80 percent of the total voting power of Commerce Corporation, then promptly after the Effective Date of the Company Merger, written notice of consummation of the Company Merger will be given by registered mail to each shareholder who filed a written objection and voted against the Company Merger. Within twenty days of the mailing of such notice, the shareholder must file with HHC a written demand for payment of the fair cash value of his shares as of the day before the Special Meeting and must state the amount demanded and a post office address to which HHC may reply. The shareholder also must deposit the certificate(s) formerly representing his shares of Commerce Corporation Common Stock in escrow with a bank or trust company located in West Feliciana Parish, Louisiana. With the above-mentioned demand, the shareholder must also deliver to HHC the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed and transferred to HHC, on the sole condition that the certificate(s) will be delivered to HHC upon payment of the value of the shares in accordance with
Section 131.

      Unless the shareholder objects to and votes against the Company Merger, demands payment, deposits his certificate(s) and delivers the required acknowledgment in accordance with the above mentioned procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Company Merger and will forfeit any right to seek payment pursuant to Section 131.

      If HHC does not agree with the fair value demanded by the shareholder, or does not agree that payment is due, it will notify the shareholder within twenty days after receipt of the shareholder's demand and acknowledgment, and state in such notice the value it is willing to pay for the shares or its belief that no payment is due. If the shareholder does not agree to accept the amount offered by HHC, he must, within 60 days after receipt of such notice, file suit against HHC in the state district court for the Parish of West Feliciana for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit, within such 60-day period but not thereafter, may intervene as a plaintiff in any suit filed against HHC by any other former Commerce Corporation shareholder for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept HHC's statement that no payment is due or, if HHC does not contend that no payment is due, to accept the amount specified by HHC in its notice of disagreement.

      If, upon filing of any such suit or intervention, HHC deposits with the court the amount, if any, that it specified in its notice of disagreement, and if in that notice HHC offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest or costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against HHC.

      Upon filing a demand for the value of his shares, a shareholder ceases to have any rights as a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before HHC gives its notice of disagreement. Withdrawal of a demand thereafter requires the written consent of HHC. If withdrawn, or if the shareholder otherwise loses his dissenters' rights under Section 131, he will be restored to his rights as a shareholder as of the time of filing his demand for fair cash value.

      The foregoing summary of dissenters' rights under the LBCL is necessarily incomplete and is qualified in its entirety by reference to Section 131 of the LBCL, which is set forth in its entirety in this Prospectus/Proxy Statement as Appendix B.

             CERTAIN INFORMATION CONCERNING COMMERCE CORPORATION
                                   AND BANK

Principal Business

      Commerce Corporation. Commerce Corporation was organized on February 11, 1985, as a business corporation under the laws of the State of Louisiana to acquire Bank and to engage in activities related to the operation of a bank holding company. On December 10, 1986 Commerce Corporation acquired approximately 100% of the capital stock of Bank and became a one-bank holding company subject to regulation under the BHCA. At December 31, 1996, Commerce Corporation had total consolidated assets of approximately $28.8 million and shareholders' equity of approximately $827,000. Commerce Corporation is domiciled in St. Francisville, Louisiana and its principal executive offices are located at 12320 Jackson Road, St. Francisville, Louisiana 70775
and its telephone number is (504) 635-3022.

      Bank of Commerce & Trust Co. Bank, organized on October 7, 1915, provides traditional consumer and commercial deposit and loan services to individuals, families and businesses in West Feliciana Parish, Louisiana. Bank also provides traditional consumer and commercial deposit and loan services to individuals, families and businesses in the neighboring parishes of East Baton Rouge and the municipality of Jackson in East Feliciana Parish. The Bank's services are delivered through a full service main office in St. Francisville, Louisiana. In addition to traditional bank services, Bank offers mortgage loans, VISA/Mastercard, and limited trust services. Bank's deposits are insured by the FDIC. At December 31, 1996, Bank had total assets of approximately $28.8 million and total deposit liabilities of approximately $26.3 million. Bank is domiciled in St. Francisville, Louisiana and its principal executive office is located at 12320 Jackson Road, St. Francisville, Louisiana 70775 and its telephone number is (504) 635-3022.

Competition

      Bank's  primary  market  area,  West  Feliciana  Parish,   has  a  current
population of approximately 13,102. Its secondary market area, East Baton Rouge Parish, has a current population of approximately 399,991.

      Competition among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. Bank competes with numerous other commercial banks, savings and loan associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to thrift institutions, other businesses in the financial services industry compete with Bank for retail and commercial deposit funds and for retail and commercial loan business. Competition for loans and deposits is intense among the financial institutions in Bank's primary market area, including those located in the surrounding parishes.

      Currently, all state banks organized under the law of the State of Louisiana are permitted to establish branches on a statewide basis. Louisiana's banking laws also permit bank holding companies domiciled in any other state to acquire Louisiana banks and bank holding companies. Unless state legislatures elect otherwise, under recent federal banking legislation, banks will be allowed to establish interstate branches beginning June 1, 1997.

Seasonality of Business and Customers

      Bank deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. No significant portion of Bank's loans is concentrated within a single industry or group of related industries. Historically, the business of Bank has not been seasonal in nature and management of Bank does not anticipate any seasonal trends in the future. Bank does not rely on foreign sources of funds or income.

Employees

      As of the date of this Prospectus/Proxy Statement, Commerce Corporation and Bank have, in the aggregate, approximately 22 full-time employees. None of such employees are represented by labor unions. Management of Commerce Corporation considers its relationship with its employees to be good.

Property

      Commerce Corporation and Bank have one office located in West Feliciana Parish, Louisiana, which houses the executive offices of Commerce Corporation and Bank, at 12320 Jackson Road, St. Francisville, Louisiana 70775. All of the offices and the premises on which they are located are owned by Bank and are not subject to any mortgages or encumbrances.

Legal Proceedings

      Commerce Corporation and Bank normally are parties to and have pending routine litigation arising from their regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against Commerce Corporation and Bank, or either of them.

      As of the date of this Prospectus/Proxy Statement, the Bank has filed suit seeking a deficiency judgment against loan customers whose loan originated several years ago as a result of purchasing certain foreclosed real estate from the Bank. In 1989, the Bank repossessed the foreclosed real estate. The Bank's suit has been dismissed and the former loan customers have filed a reconventional demand against the Bank seeking recision of the sales contract and collection of all moneys paid to the Bank on the various notes that were executed, as well as moneys paid on a second mortgage to another bank by the customers, which aggregate approximately $350,000. Management believes an adverse outcome to the Bank is unlikely, however the ultimate outcome cannot be predicted.

Stock Prices and Dividends

      Market Prices. There is no established public trading market for the Commerce Corporation or Bank Common Stock. These securities are not traded on any exchange and are not quoted on an automated system of a registered securities association. The most recent trades were 2,000 shares in June of 1995 at $.75 a share and 62,208 shares at $.35 a share in November, 1995.

      At the Record Date, there were 18 shareholders of record of Commerce Corporation Common Stock and 537,680 shares of Commerce Corporation Common Stock issued and outstanding.

      Commerce Corporation Cash Dividends.   No cash dividends have been paid
for the past ten years.

      Bank Cash Dividends. In 1995, the Bank paid a cash dividend of $12.2786 per share on its Common Stock representing a total cash dividend payment of $436,100. In 1996, Bank paid a cash dividend of $9.2913 per share on its Common Stock for a total cash dividend payment of $330,000, and year-to-date 1997, the Bank has paid a cash dividend of $.8165 per share for a total cash dividend payment of $29,000.

      Federal bank regulatory authorities have the power under the Financial Institutions Supervisory Act to prohibit a bank from engaging in an unsafe or unsound practice. The payment of a dividend by a bank could, depending on the financial condition of the bank and other factors, be deemed an unsafe or unsound practice. The ability of Commerce Corporation to pay dividends to its shareholders in the future is dependent upon the ability of Bank to pay dividends to it.

      Under the Merger Agreement, Commerce Corporation and Bank are prohibited from declaring or paying any dividends on Commerce Corporation Common Stock and Bank Common Stock, respectively, unless the Merger Agreement is terminated; provided however, Bank may, to the extent lawfully permitted, declare and pay dividends for the purpose of allowing Commerce Corporation to service its outstanding debt.

Security Ownership of Principal Shareholders and Management

      The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), direct or indirect, of Commerce Corporation Common Stock Common Stock for (i) each person who is the beneficial owner of more than five percent of any class of the outstanding voting securities of Commerce Corporation; (ii) each director of Commerce Corporation, and each executive officer of Commerce Corporation; and (iii) all directors and executive officers of Commerce Corporation as a group. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.


Name and Address               Amount and Nature of   Percent
of Beneficial Owner            Beneficial Ownership   of Class
                                    of Commerce
                                Corporation Common
                                       Stock
------------------------------ ---------------------------------
Jerry R. Haskin                       223,538          41.57%
130 Quail Run Court
New Orleans, LA 70128

Karen M. Haskin                        2,000            .37%
130 Quail Run Court
New Orleans, LA 70128

Jimmy H. Whittington                  223,537          41.57%
P. O. Box 4
St. Francisville, LA 70775

Betty P. Whittington                   2,000            .37
P.O. Box 4
St. Francisville, LA 70775
William A. Murhammer, Jr.             13,117           2.44%
14 St. Thomas Drive
Kenner, LA 70065

A. Stuart Cagle, Jr.                  62,208*          11.57%
668 Silvery Lane
Port Allen, LA 70767                 ________         _______
All Directors and Executive           526,400          97.90%
                                     =========        ======
Officers as a Group (6 persons)
------------------------------
* Includes 31,104 shares in a self directed IRA over which Mr. Cagle has voting control.

         COMMERCE CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion provides certain information concerning the financial condition and results of operations of Commerce Corporation for the periods ending December 31, 1996 and 1995. The results of operations and financial condition of Commerce Corporation were due primarily to its banking subsidiary, Bank of Commerce and Trust Company. Management's discussion should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 1996 and 1995 included elsewhere herein.

Overview

      Net income totaled $257 thousand compared to $241 thousand for 1995. Return on average assets was 0.90% and return on average equity was 37.19% for 1996 compared to 0.87% and 57.45% respectively, for 1995.

      Assets grew $595 thousand or 2.11% in 1996. This increase in assets was funded by an increase in customer deposits of $642 thousand or 2.51%.

      Loan balances increased $466 thousand or 2.71% as a result of improved area loan demand. Loans totaled $17.645 million at December 31, 1996 and represented 67.18% of deposit balances and 66.93% of earning asset balances.

      Investment securities totaled $5.325 million at December 31, 1996 an increase of 12.44% over 1995 balances. Securities available for sale were $5.105 million or 96% of portfolio balances at December 31, 1996. Federal Funds Sold balances remained level at $2.325 million.

Results of Operations

      Net Interest Income. Net interest income decreased slightly from 1995 to 1996. The net interest margin, the percentage of net interest income to net earning assets, decreased slightly in 1996 as a result of increased rates on deposits. Earning assets comprised 90.69% and 88.63% of total assets in 1996 and 1995 respectively.

      Provision for Loan Losses. The provision for loan losses charged to operating expense is the result of management's evaluation of the loan loss reserve adequacy based on the Bank's past loan loss experience, known and inherent portfolio risks, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. In 1996 the loan loss provision was ($25) thousand compared to $64 thousand in 1995. Charged off loans net of recoveries amounted to $41 thousand in 1996 and $61 thousand in 1995.

           COMMERCE CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF RESULTS AND OPERATIONS AND FINANCIAL CONDITION

      Other Operating Income. Other operating income in 1996 totaled $294 thousand compared to $283 thousand in 1995. Customer service charges remained level at $239 thousand with the increase attributed to a non recurring other income item.

      Other Operating Expenses. Other operating expenses increased $57 thousand or 5.30% in 1996 over 1995 levels. This increase is attributed to an increase in salaries and benefits of $42 thousand or 7.92%.

      Income Taxes. Income tax expense increased $14 thousand in 1996. The effective tax rate was 33.0% and 32.1% in 1996 and 1995 respectively.

Financial Condition

      Capital Resources. The bank subsidiary maintains adequate capital for regulatory purposes and has sufficient capital to absorb inherent business risks. Risk based capital requirements have been established that weight different assets according to the level of risk associated with that type of asset. At December 31, 1996, the bank was rated well capitalized according to regulatory standards. Increases in capital balances have primarily come from earnings.

      Allowance for Loan Losses. Commerce Corporation maintains an allowance for loan losses which management deems adequate to absorb reasonably foreseeable losses in the loan portfolio. The loan loss allowance was 1.74% of loans at December 31, 1996 and 2.17% of loan balances for the same period in 1995. The loan loss reserve declined $66 thousand in 1996 as a result of a negative provision and charged off loans net of recoveries.

      Interest Rate Sensitivity. Management monitors the volume of interest sensitive assets compared with interest sensitive liabilities over specific time intervals. Commerce Corporation's policy is designed to produce a stable net interest margin in periods of interest rate fluctuations. Interest sensitive assets and liabilities are those assets and liabilities subject to repricing within a given time period. Interest rate risk is monitored, quantified and managed to produce tolerable impacts on short-term earnings.

      The difference between total interest sensitive assets and liabilities in a given time period is known as the interest sensitivity gap. At December 31, 1996, Commerce Corporation's cumulative interest sensitivity gap in the one year interval was 13.25% of assets compared to 23.97% for the same period in 1995. The percentage reflects a higher level of interest sensitive liabilities than assets repricing within one year. Generally, when rate sensitive liabilities exceed rate sensitive assets, the net interest margin is higher during periods of decreasing interest rates and lower during periods of increasing rates.

      Non Performing Assets. Non-accrual loans and foreclosed assets are included in non-performing assets. Non-performing assets were $327 thousand at December 31, 1996 representing a $72 thousand increase over the 1995 balance of $255. The other real estate balance increased $14 thousand and non-accrual loan balances increased $58 thousand.

      Non-accrual loans are loans on which the accrual of interest income has been discontinued due to a deterioration in the borrower's financial condition to the extent the collection of principal and interest is doubtful. While in a non-accrual status, all interest collections are recorded on the cash basis. Interest income that would have been recorded on non-accrual loans had they been on an accrual status at contractual terms throughout 1996 was approximately $16 thousand.

      Liquidity. Liquidity represents the ability of the Commerce Corporation to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing funding sources. The principal source of funds are customer deposits, loan payments, maturities and sales of investment securities, earnings and other borrowing. At December 31, 1996, cash and due from banks, securities available-for-sale, and federal funds sold represented in excess of 35% of deposit balances.

      Bank Premise and Equipment. Commerce Corporation owns one banking facility and a storage facility. The book value of premises and equipment at December 31, 1996 was $484 thousand compared to $478 thousand at December 31, 1995.

                        CERTAIN STATISTICAL INFORMATION

      The following tables and other materials present certain statistical information regarding Commerce Corporation. This information is not audited and should be read in conjunction with the December 31, 1996 and 1995 audited consolidated financial statements and accompanying notes elsewhere herein.

COMMERCE CORPORATION

      The following  table show interest income on  interest-earning  assets and
related  average  yields  earned  and  interest   expense  on   interest-bearing
liabilities and related average rates paid for the period indicated.


                              Comparative Average Balances - Yields and Costs
                           Year Ended December 31,          Year Ended December 31
                                    1996                             1995
                                    ----                             ----
                                   Average    Amount                Average   Amount
                        Average   Yield or    Paid or      Average Yield or   Paid or
                        Amount      Rate      Earned       Amount    Rate     Earned
ASSETS:
Earning assets:
 Investment Securities:
 Taxable                  5,265      5.58%        294       4,247    6.12%       260
 Non-taxable securities(1)   26      7.69%          2         304    4.93%        15
 Federal Funds Sold &     2,272      5.37%        122       2,558    5.67%       145
  Repos
 Interest bearing deposits  938      5.54%         52         324    5.25%        17
 Net loans               17,416      9.19%      1,600      16,982    9.47%     1,608
                         ------      -----      -----      ------    -----     -----

Total earning
   assets/interest       25,917      7.99%      2.070      24,415    8.38%     2,045
   income
Less: reserve for loan     (360)     0.00%                   (371)   0.00%
  losses

Nonearning assets:
 Cash and due from banks$ 2,175      0.00%                  1,505    0.00%
 Fixed assets               528      0.00%                    488    0.00%
 Other assets               508      0.00%                    751    0.00%
                            ---      -----   --------         ---    -----

Total Assets            $28,768      7.20%    $ 2,070      26,788    7.63%   $ 2,045
                        =======      =====    =======      ======    =====   =======

LIABILITIES & STOCKHOLDERS'
  EQUITY
 Deposits:
   Savings, NOW, & money
     market              11,410      2.21%        252       9,791    2.44%       239
   Time                   9,464      5.08%        481       9,192    4.69%       431
 Capital Notes &          1,602      8.55%        137       1,907    8.29%       158
  Other Borrowings
                        ----------   -----       -----       -----   -----       ---

   Total interest bearing
     liabilities/        22,476      3.87%        870      20,890    3.96%       828
     interest expense
Noninterest bearing
  liabilities:
Demand                  $ 5,451      0.00%                  5,259    0.00%
Other Liabilities           341      0.00%                    390    0.00%
Stockholders' Equity        500      0.00%                    249    0.00%
                            ---      -----   --------         ---    -----   --------

Total liab. &           $28,768      3.02%    $   870      26,788    3.09%   $   828
  & stockholers' equity
                        =======      =====     =======     =======   =====   ========

Interest Earning Assets $25,917                           $24,415
Interest Bearing         22,476                           $20,890
  Liabilities
Interest Income                                $2,070                         $2,045
Interest Expense                                  870                            828
                                              -------                        -------
Int. Income/Int. Earning Assets      7.99%                           8.38%
Int. Expense/Int. Bearing            3.87%                           3.96%
  Liabilities
Interest Spread                      4.12%                           4.41%
Interest Differential (1)                      $1,200                         $1,217
                                              =======                        =======
Interest Margin                      4.63%                           4.98%

-----------------------------------


(1)Includes tax equivalent adjustments to interest income of $0.5 and $5.0 thousand in 1996 and 1995, respectively, using an effective tax rate of 35%.

COMMERCE CORPORATION

    The following table sets forth, for the period indicated, a summary of the changes in interest income on interest-earning assets and interest expenses on interest-bearing liabilities relating to rate and volume variances. Nonaccrual loans are included in average amounts of loans and do not bear interest for purposes of the presentation. Changes that are not solely due to volume or rate are allocated to volume.


                                   Analysis of Changes in Net Interest Income

                                                      1996


                                         Volume       Rate             Total

INTEREST INCOME Investment Securities:
   Taxable                              $ 62        $(28)              $34
   Non-taxable securities                (14)          1               (13)
 Federal Funds Sold & Repos.             (16)         (7)              (23)
 Interest bearing deposits                32           3                35
 Net loans                                41         (49)               (8)
                                          ---        ----               ---

Total                                    106         (81)               25
                                     --------    --------           ------

INTEREST EXPENSE:
Deposits:
   Savings, NOW, & money market           40          (27)               13
     Time                                 13           37                50
Capital Notes & Other Borrowings         (25)           4               (21)

Total                                     27           15                42
                                      -------      -------           ------

Net Interest Income Change              $ 79         $(96)             $(17)
                                      =======      =======            ======


COMMERCE CORPORATION



     The following tables set forth the Commerce Corporation's interest rate sensitivity gap at December 31, 1996 and December 31, 1995:

                        Analysis of Interest Sensitivity at December 31, 1996

                                     After Three
                          Within     Through     One      After Five
                          Three      Twelve    Through     Years and
                          Months     Months    Five Years Insensitive   Total
                        -------------------- ------------------------------------


Net loans                    1,633    10,603      2,257      3,152         17,645

Securities and time          1,037     1,653      3,483        147          6,320
  deposits
Federal funds                2,400         0          0          0          2,400

                        -------------------- ---------- ---------- --------------
Total earning assets         5,070    12,256      5,740      3,299         26,365
                        ==================== ========== ========== ==============

                            19.23%    46.49%     21.77%     12.51%        100.00%
                        ==================== ========== ========== ==============

Interest bearing deposits,
  excluding CD's > $100,000  8,325     3,840      6,961          0         19,126
CD's > $100,000                684       983        200          0          1,867
Short-term borrowings            0         0          0          0              0
Other borrowings                 0         0          0          0              0
                        -------------------- ---------- ---------- --------------
Total interest-bearing funds 9,009     4,823      7,161          0         20,993
Interest-free funds              0         0          0      5,372          5,273
                        -------------------- ---------- ---------- --------------
Funds supporting earning     9,009     4,823      7,161      5,372         26,365
  assets
                        ==================== ========== ========== ==============

                            34.17%    18.29%     27.16%     20.38%        100.00%
                        ==================== ========== ========== ==============

Interest sensitivity gap    (3,939)     7,433    (1,421)    (2,073)             0
Cumulative gap              (3,939)     3,494     2,073          0              0
Percent of total earning    (14.94)%    13.25%     7.86%      0.00%          0.00%
  assets
                        ==========    ========  ======== ==========     ==========


COMMERCE CORPORATION


                        Analysis of Interest Sensitivity at December 31, 1995
                                  ========== ========== ========== ==

                                     After Three
                          Within     Through     One      After Five
                          Three      Twelve    Through     Years and
                          Months     Months    Five Years Insensitive   Total
                      ---------------------- ------------------------------------

Net loans                    1,815     9,370      2,867      3,127         17,179
Securities and time deposits 2,194     1,658      1,681        260          5,793
Federal funds                2,325         0          0          0          2,325
                        -------------------- ---------- ---------- --------------
Total earning assets         6,334    11,028      4,548      3,387         25,297
                        ==================== ========== ========== ==============

                            25.04%    43.59%     17.98%     13.39%        100.00%
                        ==================== ========== ========== ==============


Interest bearing deposits,
  excluding CD's > $100,000  7,174     2,866      7,919          0         17,960
CD's > $100,000                512       747        500          0          1,759
Short-term borrowings            0         0          0          0              0
Other borrowings                 0         0          0          0              0
                        -------------------- ---------- ---------- --------------
Total interest-bearing funds 7,686     3,613      8,419          0         19,718
Interest-free funds              0         0          0      5,579          5,579
                        -------------------- ---------- ---------- --------------
Funds supporting earning     7,686     3,613      8,419      5,579         25,297
  assets
                        ==================== ========== ========== ==============

                            30.38%    14.28%     33.28%     22.06%        100.00%
                         ==================== ========== ========== ==============

Interest sensitivity gap   (1,352)     7,415    (3,871)    (2,192)             0
Cumulative gap             (1,352)     6,063     2,192          0              0
Percent of total earning     5.34%     23.97%     8.66%     84.43%          0.00%
  assets
                        ==================== ========== ========== ==============


COMMERCE CORPORATION

      The following table sets for the distribution of the average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits:


                                             1996                      1995
                       ----------------------------------------------------
                                 Percent                       Percent
                                     of                           of
                        Amount   Deposits Rate (%)    Amount   Deposits Rate (%)

Non-interest bearing   $ 5,451    20.71               $ 5,260    21.69  1.83
  accounts
NOW accounts             5,175    19.66    1.91         3,993    16.47  1.83
Money market and other
   savings accounts      6,235    23.68    2.45         5,798    23.92  2.86
Time deposits            9.464    35.95    5.08         9,192    37.92  4.69
                       -------    -----    ----         -----    -----  ------

                       $26,325   100.00               $24,243   100.00
                       =======   ======               =======   ======

                      CERTAIN INFORMATION CONCERNING HHC

General

      HHC is a multi-bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $2.3 billion at December 31, 1996. HHC operates a total of 70 banking offices and 102 automated teller machines in the States of Mississippi and Louisiana through two wholly owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi, organized in 1899 ("Hancock Bank MS") and Hancock Bank of Louisiana, Baton Rouge, Louisiana, organized in August 1990 ("Hancock Bank").

      As of March 31, 1997, the authorized capital stock of HHC consists of 75,000,000 shares of HHC Common Stock of which 11,007,401 shares are issued and outstanding and no shares are held in its treasury. Assuming consummation of the Mergers without any Commerce Corporation's shareholders exercising their dissenters rights, HHC will have 11,092,972 shares of Common Stock issued and outstanding after the Closing.

      Both Hancock Bank MS and Hancock Bank are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. Hancock Bank MS and Hancock Bank's operating strategy is to provide their customers with the financial sophistication and breath of products of a regional bank while successfully retaining the local appeal and level of service of a community bank.

Merger and Acquisition History

      HHC has  expanded  its market area  through a series of mergers and branch and deposit acquisitions. Beginning with the 1985 acquisition of the Pascagoula-Moss Point Bank in Pascagoula, Mississippi ("PMP"), HHC has assumed approximately $799.8 million in deposit liabilities and acquired approximately $891.7 million in assets through acquisitions or purchase and assumption transactions involving six (6) commercial banks, one (1) savings association and one (1) savings association branch. At the time of the PMP acquisition, PMP had total assets of approximately $132 million and total deposit liabilities of approximately $114 million.

      The majority of HHC's acquisition activity occurred in 1990 and 1991 and then again in 1994 and 1995. In June of 1990, Metropolitan National Bank ("MNB") was merged into Hancock Bank MS. At the time of its acquisition, MNB had total assets of approximately $98.8 million and total deposit liabilities of approximately $95.1 million. Also in June of 1990, pursuant to a Purchase and Assumption Agreement, Hancock Bank MS acquired the Poplarville, Mississippi branch of Unifirst Bank for Savings from the Resolution Trust Corporation ("RTC"). The acquisition increased HHC's total assets by approximately $7.8 million and its total deposit liabilities by approximately $7.4 million. In August 1990, HHC formed Hancock Bank for the purpose of assuming the deposit liabilities and acquiring the consumer loan portfolio, corporate credit card portfolio and non-adversely classified securities portfolio of AmBank, Baton Rouge, from the FDIC. As a result of the transaction, Hancock Bank acquired fifteen (15) branch locations in the greater Baton Rouge area, approximately
$337.5 million in assets and approximately $300.9 million in deposit liabilities. In August 1991, Hancock Bank MS acquired certain assets and deposit liabilities of Peoples Federal Savings Association, Bay Saint Louis,

Mississippi, from the RTC. As a result of the transaction, HHC acquired assets of approximately $39.0 million and deposit liabilities of approximately $38.5 million.

      In April 1994, HHC acquired First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana ("First State Bank"). First State Bank was merged with Hancock Bank under the pooling-of-interests accounting method. The acquisition of First State Bank expanded HHC's market share in East Baton Rouge Parish by increasing HHC's total assets by approximately $82 million and total deposit liabilities by approximately $70 million. Additionally, effective January 31, 1995, Washington Bancorp, Inc. and its subsidiary bank, Washington Bank & Trust Company, Franklinton, Louisiana ("Washington") merged with and into HHC and Hancock Bank, respectively, with all six (6) facilities of Washington becoming branches of Hancock Bank. At the time of the acquisition, Washington had total assets of approximately $90 million and total deposits of approximately $77 million. On January 13, 1995, HHC also merged with First Denham Bancshares, Inc., Denham Springs, Louisiana. Its wholly owned subsidiary, First National Bank of Denham Springs ("FNB Denham") remained a separate subsidiary of HHC. At the time of acquisition, FNB Denham had total assets of approximately $108 million and total deposits of approximately $96.5 million. Effective August 15, 1996, HHC merged FNB Denham with and into Hancock Bank and the six (6) offices of FNB Denham became branches of Hancock Bank.

      In November 1996, the HHC acquired Community Bancshares, Inc. which owed 100% of the Stock of Community State Bank ("Community"). This acquisition expanded HHC's market to the Hammond, Louisiana area, where many of the people who are employed in East Baton Rouge Parish reside.

      On January 17, 1997, HHC acquired Southeast National Bank, Hammond, Louisiana ("Southeast"). The acquisition was in return for approximately $4,700,000 cash and 105,000 shares of HHC Common Stock. The acquisition was accounted for using the purchase method. Southeast had total assets of approximately $40,000,000 and stockholders' equity of approximately $4,000,000 as of December 31, 1996 and net earnings of approximately $500,000 for the year then ended.

      HHC's regulatory capital at December 31, 1996, both on a historical basis and after giving pro forma effect to the Mergers, as of that date, substantially exceeds all current minimum regulatory requirements.

Changes in Control

      Certain provisions of the HHC Articles of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in control of HHC. The classification of the HHC Board of Directors would delay any attempt by dissatisfied shareholders or anyone who obtains a controlling interest in the HHC Common Stock to elect a new board of directors. The classes of directors serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for HHC shareholders to effect a change in the majority of the HHC directors because replacement of a majority of the directors will normally require two annual meetings of shareholders. Accordingly, this provision may have the effect of discouraging hostile attempts to gain control of HHC.

      The HHC Articles of Incorporation contain in Article Fifth provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving HHC and a substantial shareholder. Mississippi law generally requires the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting to approve a merger, consolidation or dissolution of HHC or a disposition of all or substantially all of HHC's assets. Article Fifth raises the required affirmative vote to 80 percent of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if a "Substantial Shareholder" (as defined) is a party to the transaction or its percentage equity interest in HHC will be increased by the transaction. Two-thirds of the whole Board of Directors may, in all such cases, determine not to require such 80 percent affirmative vote, but only if a majority of the directors making such determination are "Continuing Directors" (as defined). Such determination may only be made prior to the time the Substantial Shareholder in question achieves such status.

      A "Substantial Shareholder" generally is defined under Article Fifth as the "beneficial owner" of more than 10 percent of the outstanding shares of stock of HHC entitled to vote in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 and includes all shares as to which the Substantial Shareholder in question has sole or shared voting or investment power. However, for purposes of Article Fifth, a Substantial Shareholder is also deemed to own beneficially shares owned, directly or indirectly, by an "affiliate" or "associate" of the Substantial Shareholder, as well as (i) shares which it or any such "affiliate" or "associate" has a right to acquire, (ii) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Shareholder and (iii) shares beneficially owned by any other person with whom the Substantial Shareholder or any of his "affiliates" or "associates" acts as a partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of HHC.

      A "business combination" subject to Article Fifth includes, but is not limited to, the following: a merger or consolidation involving HHC or any of its subsidiaries and a Substantial Shareholder; a sale, lease or other disposition of a "substantial part" of the assets of HHC or any of its subsidiaries (i.e., assets constituting in excess of 10 percent of the book value of the total consolidated assets of HHC) to a Substantial Shareholder; an issuance of equity securities of HHC or any of its subsidiaries to a Substantial Shareholder for consideration aggregating $5 million or more; a liquidation or dissolution of HHC; and a reclassification or recapitalization of securities of HHC or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of a Substantial Shareholder in any class of equity securities of HHC or such subsidiary.

      Article Fifth may not be amended or repealed without the affirmative vote of 80 percent or more of the votes entitled to be cast by all holders of voting shares (which 80 percent vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Substantial Stockholder).

      The supermajority voting provisions embodied in Article Fifth may have the effect of discouraging any takeover or change in control of HHC. If the holders of a majority of HHC's outstanding common stock desire a takeover or change in control, and if such takeover or change in control is opposed by HHC management, the existing Articles of Incorporation of HHC possibly could be used to thwart the desires of such majority.

      Article Fourth of the Articles provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by Bylaw adopted by a majority of the Board of Directors (but in no event less than nine). This provision enables the Board of Directors to increase the size of the Board during the period between annual meetings of stockholders to accommodate the inclusion of persons it concludes would be valuable additions to the Board. It also enables the Board to decrease the number of directorships in order to respond to circumstances under which the Board deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available. It should be noted that, under the Mississippi BCA, the Board may only increase or decrease by 80 percent or less the number of directors last approved by the stockholders; the stockholders must approve any proposal by the Board to increase or decrease by more than 30 percent the number of directors last approved by the stockholders.

      Article Fourth may not be amended or repealed without the approval of the holders of 2/3 of the outstanding Common Stock.

      On February 21, 1997 the HHC board of directors declared a dividend of one common stock purchase right (a "Right") for each outstanding share of HHC's Common Stock held of record. Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from HHC one share of Common Stock. See "DESCRIPTION OF HHC CAPITAL STOCK -- Common Stock Purchase Right."

      Initially the Rights will not be exercisable, but will become exercisable at an exercise price of 50% of the current market price of the HHC Stock upon the public announcement that a person or group of persons has acquired 10% or more of HHC's outstanding Common Stock (the "Stock Acquisition Date"), or upon the announcement or commencement of a tender or exchange offer, without the prior approval of HHC's Board of Directors. In the event that, at any time following the Stock Acquisition Date, (i) the HHC is acquired in a merger of other business combination transaction and HHC is not the surviving corporation (other than a subsidiary merger covered in the preceding paragraph), (ii) any person or group effects a share exchange or merger with HHC and all or part of HHC's Common Stock is converted or exchanged for securities, cash, or property of any other person or group, (iii) 50% or more of HHC's assets or earning power is sold or transferred (any of such events also being a "Triggering Event"), then, in each such case, each holder of a Right shall have the right to receive, upon exercise, that number of shares of Common Stock of the Acquiring Person purchasable for the Purchase Price at a price of 50% of the current market value of such shares. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of HHC to treat each stockholder on a fair and equal basis.

      The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire HHC on terms not approved by HHC's Board of Directors. The Rights should not interfere with any merger of other business combination approved by the Board of Directors prior to the time that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Common Stock, or has been determined to be an Adverse Person, because until such time the Rights may be redeemed by HHC at $.01 per Right.

      These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of HHC which may (or may not) be in the best interest of the majority of the stockholders.

Additional Information

      Additional information concerning HHC's business, and information concerning the principal holders of HHC Common Stock, the directors and executive officers of HHC, executive compensation, and certain relationships and related transactions is contained in the Annual Report on Form 10-K of HHC for the year ended December 31, 1996 (the "HHC 10- K"), in the Proxy Statement for the February 20, 1997 Annual Meeting of Shareholders of HHC (incorporated into the HHC 10-K by reference). All of such information is hereby incorporated into this Prospectus/Proxy Statement by reference. See "DOCUMENTS INCORPORATED BY REFERENCE."

                       DESCRIPTION OF HHC CAPITAL STOCK

Authorized and Outstanding Stock

      The Articles of Incorporation as amended (the "Articles") of HHC authorize the issuance of 75,000,000 shares of Common Stock having a par value of $3.33 per share. As of the date of this Prospectus/Proxy Statement, there were [11,007,401] shares of common stock outstanding.

Voting Rights

      The Holders of HHC Common Stock are each entitled to one vote per share on all matters brought before shareholders.

Dividend Rights

      The holders of Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors out of funds legally available therefor. Substantially all of the funds available to HHC for payment of dividends on the Common Stock are derived from dividends paid by its subsidiaries. The payment of dividends by HHC is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) HHC would not be able to pay its debts as they become due in the usual course of business; or (2) HHC's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if HHC were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

      Additionally, the Federal Reserve, in its Policy Statement on Cash Dividends Not Fully Covered by Earnings, has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.

Preemptive Rights

      The holders of HHC Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of Common Stock that may be issued.

Fully Paid and Nonassessable

      The shares of HHC Common Stock presently outstanding are , and those shares of HHC Common Stock to be issued in connection with the Mergers will be when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

Liquidation Rights

      In the event of liquidation, dissolution or winding-up of HHC, whether voluntary or involuntary, the holders of HHC Common Stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

Limitation of Liability of Directors

      The HHC Articles provide that a director shall not be liable to HHC or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an international infliction of harm on HHC or its shareholders; (iii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or (iv) an intentional violation of criminal law.

Indemnification of Directors, Officers and Employees

      HHC's Articles provide for indemnification of officers, directors and employees in connection with a proceeding including reasonable expenses (attorney's fees) to the fullest extent permitted by the MBCA in effect from time to time and also provide for indemnification against liability to HHC, liability for improperly receiving a personal benefit and/or liability for any other reason, provided that such person's conduct did not constitute gross negligence or wilful misconduct as determined by a board of directors or committee designated by the board, by special legal counsel, by the shareholders or by a court.

      The HHC Articles also provide for advances to persons for reasonable expenses if the person furnishes a written undertaking to repay the advance if these actions are adjudged to be grossly negligent or wilful misconduct and a determination is made that the facts known would not preclude indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling HHC pursuant to the foregoing provisions, HHC has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

      The registered transfer agent and registrar for HHC Common Stock is Hancock Bank MS, Gulfport, Mississippi.

Changes in Control

      See "CERTAIN INFORMATION CONCERNING HHC -- Changes in Control."

Common Stock Purchase Right

      Attached to each share of HHC Stock held by a registered holder is a Common Stock Purchase Right. Each Right entitles the registered holder, subject to the terms of the rights agreement, to purchase from HHC one share of Common Stock in the event of a change in control. See "CERTAIN INFORMATION CONCERNING HHC -- Changes in Control."

                       COMPARISON RIGHTS OF SHAREHOLDERS

      If the shareholders of Commerce Corporation approve the Merger Agreement and the Merger is subsequently consummated, all shareholders of Commerce Corporation other than those exercising dissenter's rights, will become shareholders of HHC. The rights of shareholders of Commerce Corporation who receive HHC Common Stock in connection with the Mergers will each be governed by the Articles of Incorporation, as amended, and Bylaws, as amended, of HHC, rather than the Articles of Incorporation and Bylaws of Bank and Commerce Corporation, respectively. The rights of HHC's shareholders are governed by the Articles of Incorporation of HHC, the Bylaws of HHC and the laws of the State of Mississippi. The rights of Commerce Corporation's shareholders are governed by the Articles of Incorporation of Commerce Corporation, the Bylaws of Commerce Corporation and the laws of the State of Louisiana, including the Louisiana
Business Corporation Law. The following is a brief summary of the principal differences between the rights of shareholders of HHC and the shareholders of Commerce Corporation. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of HHC; and the Articles of Incorporation of Commerce Corporation and Bylaws of Commerce Corporation, the Louisiana Business Corporation Law and the Mississippi Business Corporation Act.

Authorized Capital

      Commerce Corporation has 2,000,000 shares of authorized Common Stock having a par value of $.50 per share.

      HHC has 75,000,000 shares of authorized Common Stock having a par value of $3.33 per share.

Board of Directors

      The Board of Directors of Commerce Corporation may be composed of such number of persons determined by resolution of the Commerce Corporation Board of Directors or by the shareholders but can never be less than one. No director need be a shareholder, a resident of the State of Louisiana, or a citizen of the United States. Commerce Corporation's Board of Directors currently consists of twelve members. The directors of Commerce Corporation are elected for one year terms of office each year or until their successors are chosen and qualified.

      The Board of Directors of HHC may consist of not less than nine persons, as set from time to time by the Board of Directors, and currently consists of nine members. The HHC Board of Directors is divided into three classes, as nearly equal in number as possible, with members of each class to serve for three years and with one class being elected each year.

      At all meetings of the Board of Directors of Commerce Corporation, a majority of the directors constitutes a quorum for the transaction of business. By resolution of the Commerce Corporation Board of Directors, those persons serving as directors may be compensated a fixed sum and expenses of attendance, if any, for attending board meetings or they may receive a stated salary.

      Except as provided otherwise in the Articles of Incorporation of HHC, a majority of the number of directors that constitutes the whole Board of Directors constitutes a quorum for the transaction of business at any meeting of the Board of Directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present shall be the act of the Board of Directors. The Bylaws of HHC provide that the Board of Directors may fix the compensation of directors, including for serving on committees.

Removal of Directors

      The Bylaws of Commerce Corporation provide that at any meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors of Commerce Corporation may be removed, with or without cause, by a vote of the holders a majority of the shares then entitled to vote in the election of directors. A director of HHC may be removed from office only for cause, by the affirmative vote of a majority of directors present.

Vacancies in the Board of Directors

      The Bylaws of Commerce Corporation provide that any vacancy occurring on the Board of Directors (by death, resignation, removal, increase in the authorized number of directors, or otherwise) may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy serves the unexpired term of his predecessor in office. The shareholders of Commerce Corporation may fill any such vacancy prior to the action of the Board of Directors at any special meeting called for such purpose.

      The Bylaws of HHC provide that vacancies occurring on the Board of Directors for any reason must be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum. The person filling the vacancy must serve out the remainder of the term of the vacated directorship or, in case the vacancy results from an increase in the number of directors, the term designated for the class of directors of which the directorship is a part.

Amendment of the Articles of Incorporation

      Pursuant to Louisiana Business Corporation Law, the Articles of Incorporation of Commerce Corporation may be amended by two-thirds (2/3) of the voting power present. Louisiana Banking Laws require that prior to the adoption of the amendment, the proposed amendment shall be submitted to the Commissioner of Financial Institutions (the "Commissioner") for his approval. No proposed amendments or restatement is valid unless a letter of approval has been issued by the Commissioner.

      The affirmative vote of the holders of a majority of votes entitled to be cast at a shareholders meeting is required to amend any provision of the HHC Articles of Incorporation unless the amendment would amend the Articles relating to certain changes in control, in which case eighty percent (80%) or more of the votes entitled to be cast is required or unless the amendment would amend the Articles relating to size, composition and removal of the HHC Board of Directors, in which case the approval of the holders of not less than two-thirds (2/3) of the outstanding shares of common stock is required.

Amendment of Bylaws

      The Bylaws of Commerce Corporation provide that the power and authority to alter, amend or repeal the Bylaws or to adopt new Bylaws are concurrently vested in the Board of Directors and the shareholders, subject to the right of the shareholders to repeal the authority of the Board of Directors to alter, amend, or repeal the Bylaws or to adopt new Bylaws.

      Although certain provisions of HHC's Bylaws relating to changes in control and the size, composition and removal of the HHC Board of Directors require a vote of eighty percent (80%) of the total voting power and a vote of two-thirds (2/3) of the outstanding common stock, respectively, the remaining provisions of HHC's Bylaws may be amended or repealed by the Board of Directors, if a quorum is present, by the affirmative vote of majority of directors present or by the shareholders if a quorum exists and the votes cast favoring the action exceed the votes cast opposing the action.

Special Meetings of Shareholders

      Under Commerce Corporation's Bylaws, a special meeting of the shareholders may be called at any time by the President, the Board of Directors, or the holders of not less than twenty percent of all shares entitled to vote at such meeting. Only the business stated or indicated in the notice of the special meeting can be transacted at a special meeting of the shareholders.

      Under HHC's Bylaws, a special meeting of the shareholders may be called, for any purpose or purposes, unless otherwise prescribed by statute, by the President or by the Board of Directors, and shall be called by the President at the request of the holders of not less than one-tenth of all the votes entitled to be cast on any issue proposed to be considered at the meeting. A request for a special meeting must be signed and dated by the shareholder(s) requesting the special meeting and must state the purpose of the meeting, and be delivered to the Corporation's Secretary. Business transacted at a special meeting of the shareholders is confined to the purpose(s) stated in the notice.

Telephone and Similar Meetings; Action Without Meeting

      Commerce Corporation shareholders, directors, or committee members may participate in and hold a meeting by means of a conference telephone or similar communications equipment by means of which persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

      The Commerce Corporation Bylaws provide that any action which may be taken, or is required by law, the articles of incorporation, or the bylaws to be taken, at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by shareholders who, in the aggregate, are entitled to vote the percentage of shares required for approval of the subject matter by law or the articles of incorporation, whichever is greater.

      HHC's Bylaws provide that any action required to be taken at a meeting of the stockholders of the corporation, or any action which may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.

Preemptive Rights

      Neither the holders of Commerce Corporation Common Stock nor the holders of HHC Common Stock have any preemptive or preferential right to purchase or to subscribe for any additional shares of Commerce Corporation Common Stock or HHC Common Stock, respectively, that may be issued.

Reports to Shareholders

      The HHC Common Stock is registered under the Exchange Act, and, therefore, HHC is required to provide annual reports containing audited financial statements to shareholders and to file such other reports with the SEC and solicit proxies in accordance with the rules of the SEC. HHC also provides reports to its shareholders on an interim basis containing unaudited financial information. The Commerce Corporation Common Stock is not registered under the Exchange Act. Commerce Corporation does not provide its shareholders with annual reports containing audited financial statements of Commerce Corporation.

Dividends

      The sources of funds for payments of dividends by Commerce Corporation and HHC are their subsidiaries. Because the primary subsidiaries of Commerce
Corporation and HHC are financial institutions, payments made by such subsidiaries of Commerce Corporation and HHC to their shareholders are limited by law and regulations of the bank regulatory authorities.

      The Louisiana Business Corporation Law provides that a board of directors may declare dividends in cash, property or shares out of surplus (except earned surplus reserved by the board) except: (1) when the corporation is insolvent or would thereby become insolvent, or (2) when such would be contrary to restrictions in the corporation's Articles of incorporation. If no surplus is available, dividends may be paid out of net profits for current or preceding fiscal years, under certain restrictions. No dividend may be paid in shares other than with treasury shares without transfer to stated capital from surplus of (1) an amount not less than the aggregate par value of shares issued, and (2) an amount determined by directors in respect to no par shares issued. The Mississippi Business Corporation Act provides that no distribution, including dividend distributions, may be made if, after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders who have superior preferential rights upon dissolution.

Voting Rights

      The holders of shares of Commerce Corporation Common Stock and the holders of HHC Common Stock are each entitled to one vote per share on all matters brought before the shareholders.

Redemption and Retirement

      A Louisiana Corporation cannot purchase or redeem its shares when it is insolvent, or at a price, in the case of shares subject to redemption, exceeding the redemption price thereof, or when its net assets are less than, or such purchase would reduce its net assets below, the aggregate amount payable on liquidation upon any issued shares having a preferential right to participate in the assets in the event of liquidation which remain after the purchase or redemption and cancellation of any shares in connection with the purchase or redemption.

      Without submitting such purchase to a vote of the shareholders of the Corporation, the Corporation is authorized to purchase, directly or indirectly, its own shares to the extent of the aggregate of the unrestricted surplus available therefor, and to the extent of stated capital as will not reduce stated capital below the aggregate allocated value of the issued shares remaining after the purchase of its shares.

      Under Mississippi law, a corporation is permitted to purchase or redeem shares of its own stock except where upon doing so, the corporation would not be able to pay its debts as they become due in the usual course of business. This prohibition also applies to where the corporation's total assets would be less than the sum of the corporation's total liabilities, plus, unless the articles of incorporation permit otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those whose shares are purchased or redeemed, if the corporation were to be dissolved at the time of such purchase or redemption. Mississippi law permits a Board of Directors to base its determination as to whether such purchase or redemption is prohibited either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable under the circumstances.

Reversion of Unclaimed Dividends

      Commerce Corporation articles provide that any and all cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within a reasonable time (not less than one year in any event) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has reverted to the Corporation pursuant to the provision of this

Article, to the entity who or which would be entitled thereto had such reversion not occurred. The HHC articles and Bylaws have no provisions regarding reversion.

Stockholders' Inspection Rights

      Under the Louisiana Business Corporation Law, upon at least five days' written notice, any shareholder, except a business competitor, who is and has been the holder of record of at least five percent of the outstanding shares of any class of a corporation for at least six months has the right to examine, in person or by agent or attorney, at any reasonable time, for any proper and reasonable purpose, any and all of the records and accounts of the corporation and to make extracts therefrom. Louisiana law allows two or more shareholders, each of whom has been a holder of record for six months, whose aggregate holdings equal five percent to inspect the records.

      Under the Mississippi Business Corporation Act, any shareholder may inspect the shareholders' list if the demand is made in good faith and for a proper purpose. Such shareholder must describe his purpose and establish that the list is directly connected to his purpose. Moreover, the stockholders' list must be available for inspection by any shareholder beginning two days after notice of a shareholder's meeting is given and continuing until the meeting takes place.

Limitation of Liability of Directors

      Commerce Corporation's Articles and Bylaws have no provisions limiting the liability of its directors.

      The HHC Articles provide that a director shall not be liable to HHC or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an international infliction of harm on HHC or its shareholders; (iii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or (iv) an intentional violation of criminal law.

Indemnification

      Commerce Corporation's articles provide that the Corporation shall indemnify directors, officers, employees, and agents of the Corporation and may maintain liability insurance for such persons as, and to the extent, permitted by the Louisiana Business Corporation Law. The Louisiana Business Corporation Law permits Commerce Corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit, proceeding, whether civil, criminal, administrative, or investigative. This includes any action by or in the right of the corporation (a "derivative action"), by reason of fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if the director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the director must show that he or she had no reasonable cause to believe his or her conduct was unlawful.

      In the case of derivative actions, Louisiana Business Corporation Law limits the indemnity to expenses (including attorney's fees) and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action.

      The Mississippi Business Corporation Act (the "MBCA") provides that a director, officer or agent of a corporation may be indemnified for such service if he conducted himself in good faith, and he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and in all other cases that his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director must show that he had no reasonable cause to believe his conduct was unlawful. Indemnification permitted under this section in connection with a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

      The MBCA further authorizes a corporation to make further indemnity for certain actions that do not constitute gross negligence or wilful misconduct if authorized by the corporation's Articles of Incorporation. The HHC Articles provide for indemnification to the fullest extent permitted by the MBCA and specifically provide for the further indemnity authorized by the MBCA.

      The HHC Articles provide that HHC shall indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, formal or informal (a "Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of HHC against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including legal fees) incurred with respect to the
Proceeding: (A) to the fullest extent permitted by the Mississippi Business Corporation Act in effect from time to time (the "Act") and (B) despite the fact that such person has failed to meet the standard of conduct set forth in the Act, or would be disqualified for indemnification under the Act for any reason, if a determination is made by (i) the board of directors a committee duly designated by the board of directors, consisting of two or more directors not at the time parties to the Proceeding, (ii) by special legal counsel, (iii) by the shareholders or (iv) by a court, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. However, HHC shall not indemnify a person for: (i) an intentional infliction of harm on the Corporation or its shareholders; (ii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or for (iii) an intentional violation of criminal law, and HHC shall not indemnify a person for receipt of a financial benefit to which he is not entitled unless ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). The HHC Articles further provide that HHC shall indemnify a person in connection with a proceeding by or in the right of HHC for reasonable expenses incurred in connection with the Proceeding if such acts or omissions do not constitute gross negligence or willful misconduct, and shall make further indemnification in connection with the Proceeding if so ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). HHC, upon request, shall pay or reimburse such person for his reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as: (i) such person furnishes HHC a written undertaking, executed personally or on his behalf, to repay the advance if he is not entitled to mandatory indemnification under Mississippi Code Annotated, Section 79-4-8.52 and it is ultimately determined by a judgment or other final adjudication that his acts or omissions did constitute gross negligence or willful misconduct, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by HHC without reference to the financial ability of the person to make repayment or to collateral; (ii) such person furnishes a written affirmation of his good faith that his acts or omissions did not constitute gross negligence or willful misconduct; and (iii) a determination is made by any of the determining bodies that the facts then known to those making the determination would not preclude indemnification under the HHC Articles.

      Under Louisiana Business Corporation Law, the corporation may pay, prior to final disposition, the expenses (including attorneys' fees) incurred by a director or officer in defending a proceeding. Under Louisiana law, expenses incurred by an officer or director in defending any action may be advanced prior to final disposition upon receipt of an undertaking by the director or officer of the corporation to repay such advances if it is ultimately determined that he is not entitled to indemnification. Louisiana law does not require the undertaking to be secured and the undertaking may be accepted without reference to financial ability to make the repayment.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling HHC pursuant to the foregoing provisions, HHC has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Supermajority Voting Requirements; Business Combinations

      Commerce Corporation's Articles and Bylaws do not have supermajority voting requirements for business combinations or other matters.

      HHC's Articles contain provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving HHC and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of HHC or a disposition of all or substantially all of HHC's assets. The Articles require the affirmative vote of 80 percent of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if a "Substantial Stockholder" (as defined) is a party to the transaction or its percentage equity interest in HHC will be increased by the transaction. A majority of the "Continuing Directors" (as defined) of the Board of Directors may, in all such cases, determine not to require such 80 percent affirmative vote. The required 80 percent approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Substantial Stockholder. In addition, such 80 percent affirmative vote will not be required if certain price criteria and procedural requirements are satisfied. See "CERTAIN INFORMATION CONCERNING HHC -- Changes in Control" and "DESCRIPTION OF HHC CAPITAL STOCK -- Changes in Control" for a more complete discussion of this provision and for definitions of such terms.

Appraisal Rights

      The LBCL provides appraisal rights to shareholders in connection with mergers and consolidations and the sale, lease or exchange of all of the corporation's assets, if such are approved by less than eighty percent (80%) of a corporation's total voting power. Appraisal rights are not available under the LBCL in the case of: (1) a sale pursuant to a court order; (2) a sale for cash requiring distribution of all or substantially all of the net proceeds to shareholders in accordance with their respective interests within one (1) year of the date of the sale; and (3) shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange unless the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

      The MBCA provides appraisal rights to shareholders in any of the following corporate actions: (1) a merger if shareholder approval is required or if the corporation is a subsidiary that merges with its parent; (2) a plan of share exchange if the corporation is being acquired and the shareholder is entitled to vote; and (3) a sale or exchange of all or substantially all of the property of the corporation that is not in the usual and regular course of business, but not including a court ordered sale or sale pursuant to a plan where the shareholders will receive the proceeds within one (1) year after the date of sale.

Shareholders Rights Plan

      Attached to each share of HHC Stock held by a registered holder is a Common Stock Purchase Right which may deter certain takeover proposals. Each Right entitles the registered holder, subject to the terms of the rights agreement, to purchase from HHC one share of Common Stock in the event of a change in control. See "CERTAIN INFORMATION CONCERNING HHC --Changes in Control." Commerce Corporation does not have a shareholder rights plan.

                                 LEGAL MATTERS

      Certain legal matters in connection with the HHC Common Stock being offered hereby will be passed upon by Watkins Ludlam & Stennis, P.A., 633 North State Street, Jackson, Mississippi, counsel for HHC.


                                    EXPERTS

      The consolidated financial statements of Commerce Corporation as of and for the years ended December 31, 1996 and 1995 contained in this
Prospectus/Proxy Statement have been audited by Basil M. Lee & Company, independent auditors, as set forth in their report with respect thereon appearing elsewhere herein, and have been included in reliance upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of HHC incorporated in this Prospectus/Proxy Statement by reference from the HHC Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

      At the time of the preparation of this Prospectus/Proxy Statement, neither Commerce Corporation nor Bank had been informed of any matters to be presented by or on behalf of Commerce Corporation, Bank or their management for action at the Special Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

      Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of Commerce Corporation and return it at once in the enclosed envelope.

              INDEX TO COMMERCE CORPORATION  FINANCIAL STATEMENTS



Audited Consolidated Financial Statements - Years Ended December 31, 1996 and
1995

      Report of Independent Auditors.......................................F-2

      Consolidated Statements of Financial Condition.......................F-3

      Consolidated Statements of Income....................................F-4

      Consolidated Statements of Shareholders' Equity......................F-5

      Consolidated Statements of Cash Flows................................F-6

      Notes to Consolidated Financial Statements...........................F-7

                            Basil M. Lee and Company
                          Certified Public Accountants


Alvin J. Ourso, Jr., CPA                              Basil M. Lee, CPA - Ret.
Leonard M. Blanchard, CPA                                           Consultant
Roy P. Chenevert, Jr., CPA


                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Commerce Corporation

We have audited the accompanying consolidated statements of financial condition of Commerce Corporation and its subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce Corporation and its subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 16 to the consolidated financial statements, the subsidiary Bank is involved in a lawsuit in which demand for recision of a contract involving the sale of foreclosed real estate is sought. The Bank has responded to the demand and denies any and all liability to the other parties. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result in adjudication has been made in the accompanying consolidated financial statements.



/s/ Basil M. Lee and Company

Basil M. Lee and Company
Baton Rouge, Louisiana
February 6, 1997
(except for Note 17, as to which
the date is February 28, 1997)


2820 Continental Drive-Baton Rouge, LA 70808-3211
Tel. 504/928-1100 - Fax 504/928-1154



COMMERCE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
(In thousands of dollars)

                                                               1996         1995
                           Assets

Cash and due from banks (Note 2)                              $  1,736     $ 2,181
Federal funds sold                                               2,400       2,325
                                                             ---------    --------
   Cash and cash equivalents                                     4,136       4,506
Interest-bearing deposits with banks                               995       1,057
Securities available for sale, at fair values (Note 3)           5,105       4,115
Securities held to maturity, fair values of $230 in 1996
 and $639 in 1995 (Note 3)                                         220         621
Loans receivable, net of allowance for loan losses of $307 in 1996
  and $373 in 1995 (Note 4)                                     17,338      16,806
Accrued interest receivable                                        224         195
Premises and equipment (Note 5)                                    484         478
Foreclosed real estate, net of allowance of $25 in 1996            162         148
  and $115 in 1995 (Note 6)
Deferred tax asset (Note 9)                                         14         147
Other assets                                                        86          96
                                                             ---------    --------

  Total assets                                                 $28,764     $28,169
                                                             =========    ========


            Liabilities and Shareholders' Equity

Liabilities
  Demand deposits                                             $  5,273     $ 5,905
  Savings, NOW, and money-market deposits                       11,353      10,581
  Time deposits $100,000 and more (Note 7)                       1,867       1,759
  Other time deposits (Note 7)                                   7,773       7,379
                                                             ---------    --------
    Total deposits                                              26,266      25,624
Accrued interest payable                                           191         199
Note payable to shareholders (Note 11)                           1,449       1,754
Accrued expenses and other liabilities                              31          37
                                                             ---------    --------

  Total liabilities                                             27,937      27,614
                                                             ---------    --------

Shareholders' equity (Note 12)
  Common stock, $0.50 par value, 2,000,000 shares authorized,
    537,680 shares issued and outstanding                          269         269
  Additional paid-in capital                                       740         740
  Retained earnings (deficit) (Note 2)                           (179)       (436)
  Net unrealized (depreciation) on securities available for sale,
    net of tax of $2 in 1996 and $9 in 1995                        (3)        (18)
                                                             ---------    --------

  Total shareholders' equity                                       827         555
                                                             ---------    --------
  Total liabilities and shareholders' equity                   $28,764     $28,169

                                                              =========    ========



COMMERCE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1996 AND 1995
(In thousands of dollars, except per share amounts)

                                                               1996         1995
Interest income
  Loans receivable                                              $1,600      $1,608
  Taxable securities                                               294         260
  Tax-exempt securities                                              1          10
  Federal funds sold                                               122         145
  Deposits with banks                                               52          17
                                                             ---------    --------
    Total interest income                                        2,069       2,040
                                                             ---------    --------

Interest expense
  Deposits
    Savings, NOW, and money-market deposits                        252         239
    Time deposits $100,000 and more                                101          85
    Other time deposits                                            380         346
  Note payable to shareholders                                     137         158
                                                             ---------    --------
      Total interest expense                                       870         828
                                                             ---------    --------

Net interest income                                              1,199       1,212
Provision (credit) for loan losses (Note 4)                       (25)          64
                                                             ---------    --------

  Net interest income after provision for loan losses            1,224       1,148
                                                             ---------    --------

Noninterest income
  Service charges                                                  239         239
  Insurance commissions                                              9           8
  Other income                                                      46          36
                                                                    --          --
    Total noninterest income                                       294         283
                                                                   ----        ----

Noninterest expense
  Salaries and employee benefits                                   572         530
  Occupancy and equipment expense                                  214         190
  Net cost of operation of foreclosed real estate                   33          25
  Other expense                                                    314         331
                                                                   ---         ---
    Total noninterest expense                                    1,133       1,076
                                                             ---------    --------

Income before income taxes                                         385         355
Income tax expense (Note 9)                                        128         114
                                                             ---------    --------

Net income                                                      $  257      $  241
                                                              =========    ========

Net income per share of common stock                            $ 0.48      $ 0.45
                                                             =========    ========

Average shares outstanding                                     537,680     537,680
                                                              =========    ========




COMMERCE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996 AND 1995
(In thousands of dollars)



                                                                                  Net Unrealized
                                                       Additional    Retained     (Depreciation)       Total
                                           Common       Paid-in      Earnings     on Available for  Shareholders'
                                            Stock       Capital      (Deficit)    Sale Securities      Equity

Balance at December 31, 1994                   $269         $740        $(677)             $(48)            $284
Net income for 1995                               -            -           241                 -             241
Net change in unrealized depreciation of
  securities available for sale, net of           -            -             -                30              30
  $17
                                          ---------    ---------     ---------    --------------    ------------

Balance at December 31, 1995                    269          740         (436)              (18)             555

Net income for 1996                               -            -           257                 -             257
Net change in unrealized depreciation of
  securities available for sale, net of           -            -             -                15              15
  $7
                                          ---------    ---------     ---------    --------------    ------------

Balance at December 31, 1996                   $269         $740        $(179)              $(3)            $827
                                          =========    =========     =========    ==============    ============


The accompanying notes are an integral part of these consolidated financial statements.



COMMERCE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995
(In thousands of dollars)

                                                                 1996         1995
Cash flows from operating activities
  Net income                                                  $    257    $    241
  Adjustments  to  reconcile  net  income  to net
   cash  provided  by  operating
   activities:
    Deferred income tax expense                                    126         114
    Depreciation and amortization                                   84          63
    Provision (credit) for loan losses                            (25)          64
    (Gain) on sales of foreclosed real estate                        -        (10)
    Net (accretion) of securities                                 (53)        (88)
    Provision for foreclosed real estate losses                     26          28
    (Increase) in accrued interest receivable                     (29)        (19)
    (Increase) in other assets                                     (2)         (3)
    (Decrease) in accrued interest payable                         (8)       (242)
    (Decrease) in accrued expenses and other liabilities           (6)         (8)
                                                             ---------    --------

Net cash provided by operating activities                          370         140
                                                             ---------    --------

Cash flows from investing activities
  Net (increase) decrease in interest-bearing deposits with banks   62     (1,057)
  Purchases of securities available for sale                   (5,819)     (3,489)
  Maturities of securities available for sale                    4,905       3,358
  Maturities of securities held to maturity                        400          68
  Net (increase) decrease in loans                               (547)         506
  Sales of foreclosed real estate                                    -         389
  Purchases of premises and equipment                             (78)        (90)
                                                             ---------    --------

Net cash (used) by investing activities                        (1,077)       (315)
                                                             ---------    --------

Cash flows from financing activities
  Net increase in deposits                                         642         935
   Reduction of note payable to shareholders                     (305)           -
                                                             ---------    --------

Net cash provided by financing activities                          337         935
                                                             ---------    --------

Net increase (decrease) in cash and cash equivalents             (370)         760
Cash and cash equivalents at beginning of year                   4,506       3,746
                                                             ---------    --------

Cash and cash equivalents at end of year                       $ 4,136    $  4,506
                                                             =========    ========

                                                             =========    ========
Interest paid                                                 $    878     $ 1,071
                                                             =========    ========

Income taxes paid                                            $         -  $       -
                                                             =========    ========
Foreclosed real estate acquired in satisfaction of loans     $      40    $     12
                                                             =========    ========


(1)  Summary of Significant Accounting Policies

The accounting and reporting policies of Commerce Corporation (the "Company") and its subsidiary are based on generally accepted accounting principles and conform to predominant banking industry practices. Bank of Commerce and Trust Company (the "Bank") is wholly owned by the Company.

   a. Principles of consolidation - The consolidated financial statements of the Company include the accounts of the Company and its subsidiary. All material intercompany transactions and accounts have been eliminated.

   b. Nature of operations - The Bank provides a variety of financial services to individual and business customers through its office in West Feliciana Parish, Louisiana, which is primarily a rural, residential area. The Bank's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate and consumer loans.

   c. Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions, which depends heavily on the real estate market. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

   d. Cash equivalents - For the purpose of presentation in the consolidated statements of cash flows, the Company considers due from bank accounts and federal funds sold to be cash equivalents.

   e. Securities held to maturity - Bonds and notes for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

   f. Securities available for sale - Securities available for sale consist of bonds and notes not classified as held to maturity. Unrealized holding gains and losses, net of tax, on these securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value.
   The related write-downs are included in earnings as realized losses.

   g. Loans receivable and allowance for loan losses - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due.

COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995



   Interest income generally is not recognized on these loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

   h. Premises and equipment - Land is carried at cost. Bank premises, furniture and equipment are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method.

   i. Foreclosed real estate - Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations.

   j. Income taxes - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   k. Net income per share - Net income per share of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding.

   l. Reclassifications - Certain reclassifications have been made to the prior year's financial statements, which have no effect on net income as previously reported, to conform to current year reporting.


(2)  Restrictions

The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amounts of these reserves for the years ended December 31, 1996 and 1995 were $149,000 and $127,000, respectively.

In addition, prior approval of the Commissioner of the Louisiana Office of Financial Institutions is required for the Bank to pay dividends if the total of all dividends declared and paid during any one year would exceed the total of net profits of that year combined with the net profits from the immediately preceding year.















(3)  Investment Securities

COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995


The amortized costs and approximate fair values of investments in debt securities at December 31 follow (in thousands of dollars):


                                                 December 31, 1996
                                   ----------------------------------------------

                                                   Gross         Gross
                                   Amortized     Unrealized    Unrealized      Fair
Securities available for sale         Cost         Gains        Losses        Value
-----------------------------
U. S. Treasury securities              $1,548         $  6          $  1        $1,553
U. S. Government agencies and           3,041            5            16         3,030
  and corporations
Mortgage-backed securities                381            4             3           382
                                   ----------    ---------     ---------    ----------

                                       $4,970          $15           $20        $4,965
                                   ==========    =========     =========    ==========

Securities held to maturity
---------------------------
Mortgage-backed securities               $220          $10          $  -          $230
                                   ==========    =========     =========    ==========

Securities pledged to secure
  public deposits
  and for other purposes               $5,135                                   $5,146
                                   ==========                               ==========


Securities available for sale                    December 31, 1995
-----------------------------
                                   ----------------------------------------------


U. S. Treasury securities              $1,775           $2          $  1        $1,776
U. S. Government agencies and           1,802            1            30         1,773
  corporations
Mortgage-backed securities                437            4             3           438
                                   ----------    ---------     ---------    ----------

                                       $4,014           $7           $34        $3,987
                                   ==========    =========     =========    ==========

Securities held to maturity
---------------------------

States and political subdivisions     $   309        $   -          $  -       $   309
Mortgage-backed securities                312           18             -           330
                                   ----------    ---------     ---------    ----------

                                      $   621          $18          $  -       $   639
                                   ==========    =========     =========    ==========

Securities pledged to secure public
  deposits and for other purposes      $4,558                                   $4,555
                                   ==========                               ==========


COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995



The scheduled maturities of securities available for sale and held to maturity at December 31, 1996 were as follows (in thousands of dollars):


                                     Available for sale       Held to maturity

                                   Amortized       Fair        Amortized       Fair
Contractual maturities                Cost         Value         Cost         Value

One year or less                       $1,875       $1,876       $     -       $     -
After one year through five years       2,714        2,707             -             -
Mortgage-backed securities                381          382           220           230
                                   ----------    ---------     ---------    ----------
                                       $4,970       $4,965          $220          $230
                                   ==========    =========     =========    ==========

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. No debt securities were sold during 1996 and 1995.

The Bank owns stock in the Federal Home Loan Bank totaling $140,000 and $128,000 at December 31, 1996 and 1995, respectively. Quarterly stock dividends are paid and the Federal Home Loan Bank will repurchase the stock at par if no advances are outstanding. The Bank may take advances from the Federal Home Loan Bank in the future for the purpose of providing long-term, fixed rate mortgage loans to its customers. Such advances would be secured by the stock and the mortgage loans.


(4)  Loans Receivable

The components of loans in the consolidated statements of financial condition at December 31 were as follows (in thousands of dollars):

                                                    1996          1995
                                                    ----

    Real estate mortgage                            $15,233       $14,978
    Commercial                                          205           235
    Consumer                                          2,045         1,788
    Other                                               162           178
                                                 ----------    ----------
                                                     17,645        17,179
    Allowance for loan losses                         (307)         (373)
                                                 ----------    ----------

                                                    $17,338       $16,806
                                                 ==========    ==========

An analysis of the change in the allowance for loan losses follows (in thousands of dollars):

                                                    1996          1995
                                                    ----
    Balance at January 1                               $373          $370

    Loans charged off                                  (79)          (89)
    Recoveries                                           38            28
                                                 ----------    ----------
      Net loans charged off                            (41)          (61)
    Provision (credit) for loan losses                 (25)            64
                                                 ----------    ----------

    Balance at December 31                             $307          $373
                                                 ==========    ==========


COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995



At December 31, 1996 and 1995, loans totaling $666,000 and $823,000 were classified as impaired. Of the total impaired loans at December 31, 1996 and 1995, $150,000 and $445,000 had a related allowance for loan losses of $46,000 and $71,000, respectively. The average balances of these loans in 1996 and 1995 were approximately $791,000 and $836,000. In 1996 and 1995, interest income recognized on impaired loans was approximately $52,000 and $62,000, respectively. No commitments to loan additional funds to borrowers of impaired loans were outstanding at December 31, 1996.

Federally guaranteed loans of $370,000 and $367,000 at December 31, 1996 and 1995 were pledged to secure public funds and for other purposes.


(5)  Premises and Equipment

Components of premises and equipment included in the consolidated statements of financial condition at December 31 were as follows (in thousands of dollars):


                                                    1996          1995
                                                    ----          ----
    Cost:
      Land                                           $  124       $   124
      Buildings                                         626           593
      Furniture and equipment                           504           461
      Construction in progress                            -            10
                                                      1,254         1,188
      Accumulated depreciation                        (756)         (681)
      Unamortized excess of book value over
        cost in acquisition of subsidiary              (14)          (29)
                                                 ----------    ----------

                                                     $  484       $   478
                                                 ==========    ==========


(6)  Foreclosed Real Estate

Activity in the allowance for losses on foreclosed real estate is as follows (in thousands of dollars):


                                                     1996          1995
                                                     ----          ----

    Balance at January 1                             $  115         $ 128
      Provision charged to income                        26            28
      Charge-offs, net of recoveries                  (116)          (41)
                                                 ----------    ----------

    Balance at December 31                           $   25         $ 115
                                                 ==========    ==========

Foreclosed real estate under a sales contract was accounted for by the deposit method as of December 31, 1996. The sales price in the contract was $150,000 for property with a book value of $97,000.

COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995



(7)  Deposits

At December 31, 1996, the scheduled maturities of time deposits are as follows (in thousands of dollars):


                                                  $100,000     Other time
    Year maturing                                 and more      deposits

      1997                                           $1,667        $6,547
      1998                                              200           938
      1999                                                -           277
      2000                                                -            11
                                                 ----------    ----------

                                                     $1,867        $7,773
                                                 ==========    ==========


 (8)  Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit which involve credit risk in excess of the amounts recognized in the statement of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amounts of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments, including collateral or other security to support the financial instruments.

At December 31, 1996 and 1995, commitments to extend credit totaled $125,000 and $689,000, respectively. These commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

At December 31, 1996 and 1995, commitments under standby letters of credit totaled $1,000 and $0, respectively. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.


(9)  Income Taxes

The consolidated provision for income taxes consisted of the following for the years ended December 31 (in thousands of dollars):


                                                           1996         1995

    Current expense                                       $    2     $     -
    Deferred expense                                         126         114
                                                       ---------    --------

    Income tax expense                                      $128        $114
                                                       =========    ========



COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995




The effective tax rates differed from the statutory federal income tax rates as follows:


                                                           1996         1995

    Statutory federal income tax rate                      34.0%       34.0%
    Nontaxable income                                     (1.4%)      (2.4%)
    Nondeductible expenses                                  0.4%        0.5%
                                                       ---------    --------

    Effective tax rate                                     33.0%       32.1%
                                                       =========    ========


Deferred tax assets and (liabilities) at December 31 consist of the following (in thousands of dollars):


                                                           1996         1995

    Net depreciation of securities available for sale      $   2      $    9
    Allowance for loan losses                                 43          66
    Allowance for foreclosed real estate losses                9          39
    Accumulated depreciation                                (21)        (27)
    Tax net operating loss carryforward                        -          88
    FASB 66 real estate gains deferred                        17           -
    Accredited discount on investments                       (2)        (17)
    Cash basis income and expenses                          (31)        (11)
    Other                                                    (3)           -
                                                       ---------    --------

    Deferred tax asset                                      $ 14        $147
                                                       =========    ========

No valuation allowance was recorded to reduce the deferred tax asset at December 31, 1996 and 1995.


(10)  Related Parties

The Bank has entered into transactions with its directors, executive officers, significant shareholders, and their affiliates. The aggregate amount of loans to such related parties at December 31, 1996 and 1995 was $457,000 and $293,000, respectively. During 1996, new loans to such related parties amounted to $214,000 and repayments amounted to $50,000. Deposits held by the Bank at December 31, 1996 and 1995 for related parties were $309,000 and $325,000, respectively.

(11)  Note Payable to Shareholders

In December, 1986 the Company borrowed $2,000,000 from an unrelated bank, secured by all of the stock of Bank of Commerce and Trust Company. On July 26, 1990 the note was purchased at a discount by the then four controlling shareholders of the Company from the unrelated bank. The present holders of the note consist of the two controlling shareholders who own 93.75% of the note and a former shareholder who owns 6.25% of the note. The interest rate of the note is 9% with repayment terms as follows:

       o interest only through 1996, payable each June 30, o principal of $100,000 plus interest due June 30, 1997, and o principal of $1,654,000 plus interest due June 30, 1998.

COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995



The Company has made payments on the note ahead of the required terms. At December 31, 1996, principal and accrued interest payable were $1,449,000 and $32,000, respectively.


 (12)  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital, as defined in the regulations, to risk-weighted assets, as defined, and of Tier 1 capital to average assets, as defined. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain a total risk-based capital ratio of 10% or higher, Tier 1 risk-based capital ratio of 6% or higher, and Tier 1 leverage capital ratio of 5% or higher. No conditions or events have occurred since that notification that management believes have changed the Bank's category. The following table presents the Bank's actual capital amounts and ratios as of December 31, 1996 (dollars in thousands):


                                                        Amount       Ratio

    Total Capital (to Risk Weighted Assets)               $2,251       17.1%

    Tier 1 Capital (to Risk Weighted Assets)              $2,083       15.8%

    Tier 1 Capital (to Average Assets)                    $2,083        7.2%


(13)  Parent Company Statements

The financial statements of Commerce Corporation (parent company only) at December 31 and for the years then ended follow (in thousands of dollars):


    Statements of Financial Condition                    1996         1995
    ---------------------------------                    ----

                          Assets

    Investment in Bank of Commerce                        $2,066      $2,034
    Cash and equivalents                                       1          57
    Deferred tax asset                                        11         104
    Intercompany receivables                                 230         160
                                                       ---------    --------

      Total assets                                        $2,308      $2,355
                                                       =========    ========

COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995




                                                       =========    ========
                                                         1996         1995
           Liabilities and Shareholders' Equity
    Note payable to shareholders                          $1,449      $1,754
    Accrued interest payable                                  32          46
                                                       ---------    --------

      Total liabilities                                    1,481       1,800
                                                       ---------    --------

    Common stock                                             269         269
    Additional paid-in capital                               740         740
    Retained earnings                                      (179)       (436)
    Net unrealized (depreciation) on
      securities available for sale                          (3)        (18)
                                                       ---------    --------

      Total shareholders' equity                             827         555
                                                       ---------    --------

      Total liabilities and shareholders' equity          $2,308      $2,355
                                                       =========    ========

    Statements of Income
                          Income
    Equity in undistributed net income of Bank of Commerce   $17       $(90)
    Dividends received from Bank of Commerce                 330         436
                                                       ---------    --------

      Total income                                           347         346
                                                       ---------    --------

                         Expenses
    Interest                                                 137         158
    Other expenses                                             -           2
    Income tax (benefit)                                    (47)        (55)
                                                       ---------    --------

      Total expenses                                          90         105
                                                       ---------    --------

      Net income                                            $257        $241
                                                       =========    ========


    Statements of Cash Flows
    Cash flows from operating activities
      Net income                                          $  257      $  241
      Adjustments to reconcile net income to net cash provided
         by operating activities:
           Deferred income tax expense                        93         106
           Equity in undistributed net income of Bank of Com(17)e         90
           (Increase) in intercompany receivables           (70)       (160)
           (Decrease) in accrued interest payable           (14)       (305)
                                                       ---------    --------

    Net cash provided (used) by operating activities         249        (28)
                                                       ---------    --------

COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995




                                                       ---------    --------
                                                         1996         1995
    Cash flows from investing activities                       -           -
                                                       ---------    --------

    Cash flows from financing activities
        Reduction of note payable to shareholders          (305)           -
                                                       ---------    --------

    Net (decrease) in cash and equivalents                  (56)        (28)

    Cash and equivalents at beginning of year                 57          85
                                                       ---------    --------

    Cash and equivalents at end of year                   $    1       $  57
                                                       =========    ========


(14)  Bank Subsidiary Statements

The statements of financial condition and income of Bank of Commerce and Trust Company (bank only) at December 31 and for the years then ended follow (in thousands of dollars):


    Statements of Financial Condition                    1996         1995
    ---------------------------------                    ----
                          Assets
                          ------

    Cash and due from banks                             $  1,736    $  2,181
    Federal funds sold                                     2,400       2,325
    Interest-bearing deposits with banks                     995       1,057
    Investment securities                                  5,308       4,736
    Loans receivable                                      17,378      16,806
    Accrued interest receivable                              241         195
    Premises and equipment                                   498         507
    Foreclosed real estate                                   122         148
    Deferred tax asset                                         3          43
    Other assets                                              86          96
                                                       ---------    --------

      Total assets                                       $28,767     $28,094
                                                       =========    ========

           Liabilities and Shareholders' Equity

    Deposits                                             $26,268     $25,680
    Accrued interest payable                                 158         154
    Accrued expenses and other liabilities                   261         198
    Common stock                                             355         355
    Additional paid-in capital                             1,825       1,825
    Retained earnings (deficit)                             (97)       (100)
    Net unrealized (depreciation) on
      securities available for sale                          (3)        (18)
                                                       ---------    --------

      Total liabilities and shareholders' equity         $28,767     $28,094
                                                       =========    ========

COMMERCE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995




                                                       =========    ========


    Statements of Income                                 1996         1995
    --------------------                                 ----         ----

    Interest income
      Loans                                               $1,600      $1,608
      Investment securities                                  295         270
      Federal funds sold                                     122         145
      Deposits with banks                                     52          17
                                                           2,069       2,040

    Interest expense on deposits                             733         670
                                                       ---------    --------

    Net interest income                                    1,336       1,370
    Provision (credit) for loan losses                      (25)          64
                                                       ---------    --------

    Net interest income after provision for loan losses    1,361       1,306

    Noninterest income                                       294         282
    Noninterest expense                                    1,148       1,088
    Income tax expense                                       174         168

      Net income                                          $  333      $  332
                                                       =========    ========


(15)  Profit-Sharing Plan

The Bank has a profit-sharing plan which provides benefits upon normal retirement and upon total and permanent disability. The plan covers all employees of the Bank who have been continuously employed as full-time employees for one year and have reached the age of twenty-one. Contributions are made each December and are charged to operations in the year made. $10,000 was contributed in each of the years 1996 and 1995.


(16)  Litigation

The Bank had filed suit seeking a deficiency judgment against loan customers whose loan originated several years ago as a result of purchasing certain foreclosed real estate from the Bank. In 1989, the Bank repossessed the foreclosed real estate. The Bank's suit has been dismissed and the former loan customers have filed a reconventional demand against the Bank seeking recision of the sales contract and collection of all moneys paid to the Bank on the various notes that were executed, as well as moneys paid on a second mortgage to another bank by the customers, which aggregate approximately $350,000. Management believes an adverse outcome to the Bank is unlikely, however the ultimate outcome cannot be predicted.


(17)  Subsequent Events

On February 28, 1997, the Company's Board of Directors voted to merge the Company with Hancock Holding Company (the "Acquiror") of Mississippi. The Bank will become a branch of a subsidiary (Hancock Bank of Louisiana) owned by the Acquiror, for a purchase price of $3,325,000 payable in Hancock Holding Company common stock and cash, plus the assumption of approximately $1,251,000 of debt of the Company. The merger is subject to the approval of the Company's shareholders and appropriate regulatory authorities. Such approval is expected by July, 1997.

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                             HANCOCK HOLDING COMPANY
                                       and
                            HANCOCK BANK OF LOUISIANA


                                       AND


                              COMMERCE CORPORATION
                                       and
                          BANK OF COMMERCE & TRUST CO.

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS


ARTICLE 1....................................................................1

DEFINITIONS..................................................................1
            1.1   "Agreement"................................................1
            1.2   "Bank".....................................................1
            1.3   "Business Day".............................................1
            1.4   "Commerce Corporation".....................................1
            1.5   "Closing"..................................................2
            1.6   "Effective Date"...........................................2
            1.7   "FDIC".....................................................2
            1.8   "FRB"......................................................2
            1.9   "HHC"......................................................2
            1.10  "Hancock Bank".............................................3
            1.11  "OFI"......................................................3
            1.12  "Party"....................................................3
            1.13  "Person"...................................................3
            1.14  "SEC"......................................................3

ARTICLE 2....................................................................3

THE MERGERS AND RELATED MATTERS..............................................3
            2.1   Mergers....................................................3
            2.2   Effect of Company Merger...................................3
            2.3   Effect of Bank Merger......................................4

ARTICLE 3....................................................................4

CONVERSION OF STOCK..........................................................4
            3.1   Conversion of Commerce Corporation Stock and Bank
      Stock..................................................................4
            3.2   Exchange of Certificates Representing Commerce
                  Corporation Common Stock and Bank Common Stock.............6
            3.3   Adjustment of Exchange Ratio...............................8

ARTICLE 4....................................................................8

ACCOUNTING AND TAX MATTERS...................................................8
            4.1   Affiliates.................................................8
            4.2   Accounting Treatment.......................................8
            4.3   Tax Consequences...........................................8
            4.4   Accounting and Tax Representations.........................9

ARTICLE 5....................................................................9

COMMERCE CORPORATION'S COVENANTS AND AGREEMENTS..............................9
            5.1   Operation of Business......................................9
            5.2   Preservation of Business..................................11
            5.3   Insurance.................................................11

            5.4   Stockholders' Meeting.....................................11
            5.5   Property Transfers........................................11
            5.6   Commerce Corporation and Bank Financial and Other
      Reports...............................................................11
            5.7   Due Diligence.............................................12
            5.8   No Solicitation...........................................12

ARTICLE 6...................................................................12

COMMERCE CORPORATION'S REPRESENTATIONS AND WARRANTIES.......................12
            6.1   Organization and Authority................................12
            6.2   Authorization.............................................13
            6.3   Capital Structure of Commerce Corporation.................13
            6.4   Ownership of Other Banks..................................14
            6.5   Commerce Corporation Financial and Other Reports..........14
            6.6   No Material Adverse Change................................14
            6.7   Tax Liability.............................................14
            6.8   Tax Returns: Payment of Taxes.............................14
            6.9   Litigation and Proceedings................................15
            6.10  Brokers' or Finders' Fees.................................15
            6.11  Contingent Liabilities....................................15
            6.12  Title to Assets; Adequate Insurance Coverage..............15
            6.13  Liabilities...............................................16
            6.14  Loans.....................................................16
            6.15  Allowance for Loan Losses.................................17
            6.16  Investments...............................................17
            6.17  Registration and Proxy Statements.........................17
            6.18  Commitments and Contracts.................................18
            6.19  Employee Plans............................................18
            6.20  Plan Liability............................................18
            6.21  Vote Required.............................................19
            6.22  Continuity of Interest....................................19
            6.23  Continuity of Business Enterprise.........................19
            6.24  Environmental Matters.....................................19
            6.25  Accuracy of Information...................................20
            6.26  Compliance with Laws and Contracts........................20

ARTICLE 7...................................................................20

HHC'S REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS....................................................20
            7.1   Organization and Authority................................20
            7.2   Shares Fully Paid and Non Assessable......................20
            7.3   Authorization.............................................20
            7.4   No Material Adverse Change................................21
            7.5   Loans.....................................................21
            7.6   Litigation................................................21
            7.7   Contingent Liabilities....................................21
            7.8   Allowances for Possible Loan Losses.......................21
            7.9   Benefit Plans.............................................22
            7.10  Conduct of Business.......................................22
            7.11  Due Diligence.............................................22
            7.12  Registration Statement....................................23

            7.13  Application to Regulatory Authorities.....................23
            7.14  Indemnification of Directors and Officers of
                  Commerce Corporation and Bank.............................23
            7.15  Continuity of Business Enterprise.........................24
            7.16  Governance................................................24
            7.17  Assumption of Debt........................................24

ARTICLE 8...................................................................25

CONDITIONS TO CLOSING.......................................................25
            8.1   Conditions to Each Party's Obligations to Effect
      the Mergers...........................................................25
            8.2   Conditions to Obligations of Commerce Corporation
                  to Effect the Mergers.....................................26
            8.3   Conditions to Obligations of HHC to Effect the
      Mergers...............................................................27

ARTICLE 9...................................................................29

CLOSING.....................................................................29
            9.1   Closing...................................................29
            9.2   Deliveries at Closing.....................................29
            9.3   Documents.................................................29

ARTICLE 10..................................................................29

EMPLOYMENT MATTERS..........................................................29
            10.1  Employees.................................................29
            10.2  Retirement Plan...........................................30
            10.3  Other Benefit Plans.......................................30
            10.4  Notices...................................................30
ARTICLE 11..................................................................31

REMEDIES....................................................................31
            11.1  Parties' Joint Remedies...................................31
            11.2  Commerce Corporation's Remedies...........................31
            11.3  HHC's Remedies............................................31
            11.4  Attorney Fees.............................................31

ARTICLE 12..................................................................32

TERMINATION.................................................................32
            12.1  Termination...............................................32

ARTICLE 13..................................................................33

APPRAISAL RIGHTS............................................................33
            13.1  Appraisal Rights of Commerce Corporation..................33

ARTICLE 14..................................................................33

MISCELLANEOUS...............................................................33
            14.1  Entire Agreement..........................................33

            14.2  Survival of Representations, Warranties and
      Agreements............................................................33
            14.3  Headings..................................................33
            14.4  Duplicate Originals.......................................33
            14.5  Governing Law.............................................33
            14.6  Successors: No Third Party Beneficiaries..................33
            14.7  Modification; Assignment..................................34
            14.8  Notice....................................................34
            14.9  Waiver....................................................34
            14.10                   Costs, Fees and Expenses................35
            14.11                   Press Releases..........................35
            14.12                   Severability............................35
            14.13                   Mutual Covenant of Best Efforts and
      Good Faith............................................................35

                                    EXHIBITS


      Exhibit A   Company Merger Agreement
      Exhibit B   Bank Merger Agreement
      Exhibit C   Form of Affiliate Agreement
      Exhibit D   Tax Certificate
      Exhibit E   Cashier's Certificate

                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of the 28th day of February, 1997, is made between COMMERCE CORPORATION, St. Francisville, Louisiana, a Louisiana corporation ("Commerce Corporation"), HANCOCK HOLDING COMPANY, Gulfport, Mississippi, a Mississippi corporation ("HHC"), Bank of Commerce & Trust Co., St. Francisville, Louisiana, a Louisiana state bank ("Bank"), and Hancock Bank of Louisiana, Baton Rouge, Louisiana, a Louisiana state bank ("Hancock Bank").

      The Boards of Directors of Commerce Corporation, HHC, Bank and Hancock Bank have duly approved this Agreement and have authorized the execution hereof by their respective President. Commerce Corporation and Bank have directed that this Agreement be submitted to a vote of their shareholders, in accordance with
Part XI of the Louisiana Business Corporation Law ("LCL"), and Section 6:352 of the Louisiana Banking Laws ("LBL"), respectively, and the terms of this Agreement.

      In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Commerce Corporation with and into HHC and the merger of Bank with and into Hancock Bank and prescribe the terms and conditions of such mergers and the mode of carrying them into effect, which shall be as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

      1.1 "Agreement" shall mean this Agreement and Plan of Reorganization by and between Commerce Corporation, HHC, Bank, and Hancock Bank and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

      1.2 "Bank" means Bank of Commerce & Trust Co., a Louisiana banking corporation duly chartered on October 7, 1915, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business and registered address at 12320 Jackson Road, in St. Francisville, West Feliciana Parish, Louisiana 70775.

      1.3 "Business Day" shall mean a day on which Hancock Bank is open for business and which is not a Saturday, Sunday or legal bank holiday.

      1.4 "Commerce Corporation" means Commerce Corporation, a corporation duly chartered on February 11, 1985, organized, and existing under and pursuant to the laws of the State of Louisiana; maintaining its principal place of business at 12320 Jackson Road, in St. Francisville, West Feliciana Parish, Louisiana; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

      1.5 "Closing" The closing (the "Closing") of the transactions contemplated herein will take place at a place and on a date that is mutually agreed to by the parties ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration
Statement (the "Registration Statement") filed with the SEC is declared effective, or such later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Mergers (as defined in Section 2.1 hereof) as may reasonably be required (including material required to be delivered under this Agreement).

      1.6 "Effective Date" Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Company Merger Agreement (as defined in Section 2.1 hereof) shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LCL. The Company Merger shall become effective as of the date and time of issuance by the Secretary of a Certificate of Merger relating to the Company Merger.

      Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Bank Merger Agreement (as defined in Section 2.1 hereof) shall be certified, executed, acknowledged and delivered to the Louisiana Office of Financial Institutions (the "OFI") for filing pursuant to and in accordance with the provisions of Section 6:352 of the LBL. The Bank Merger shall become effective as of the date and time specified or permitted by the OFI in a Certificate of Merger or other written record issued by the OFI.

      1.7 "FDIC" means that agency of the United  States of America known as the
Federal  Deposit   Insurance   Corporation,   or  any  successor  United  States
governmental agency which insures deposits of commercial banks.

      1.8 "FRB" means that agency of the United States of America which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

      1.9 "HHC" means Hancock Holding Company, a corporation duly chartered, organized and existing under and pursuant to the laws of the State of Mississippi; maintaining its principal place of business at One Hancock Plaza, in Gulfport, Harrison County, Mississippi; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

      1.10 "Hancock Bank" means Hancock Bank of Louisiana, a Louisiana banking corporation, duly chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at One American Place in Baton Rouge, East Baton Rouge Parish, Louisiana.

      1.11 "OFI" means the Office of Financial Institutions of the State of Louisiana having regulatory authority over Hancock Bank and Bank or any successor Louisiana governmental agency exercising such regulatory authority.

      1.12 "Party" shall mean HHC, Hancock Bank, Commerce Corporation, or Bank and "Parties" shall mean HHC, Hancock Bank, Commerce Corporation and Bank.

      1.13 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      1.14 "SEC" means that agency of the United States of America known as the Securities and Exchange Commission.



                                    ARTICLE 2
                         THE MERGERS AND RELATED MATTERS

      2.1 Mergers. On the Effective Date, Commerce Corporation shall be merged with and into HHC under the Articles of Incorporation of HHC, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in,
Part XI of the LCL (the "Company Merger") and the Company Merger Agreement in substantially the form of Exhibit A hereto (the "Company Merger Agreement"). On the Effective Date and immediately after the Company Merger, Bank shall be merged with and into Hancock Bank under the Articles of Incorporation of Hancock Bank, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in Section 6:355 of the LBL (the "Bank Merger" and together with the Company Merger, the "Mergers") and the Bank Merger Agreement in substantially the form of Exhibit B hereto (the "Bank Merger Agreement" and, together with the Company Merger Agreement, the "Merger Agreements"). For federal income tax purposes, it is intended that the Company Merger shall qualify as a non-taxable reorganization under and in accordance with Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. In addition, for federal income tax purposes, it is intended that the Bank Merger shall also qualify as a non-taxable reorganization under and in accordance with
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. The Parties expect that the Mergers will further certain of their business objectives, including, and without limitation, the expansion of operations as a financial institution.

      2.2 Effect of Company Merger. Upon consummation of the Company Merger, the separate corporate existence of Commerce Corporation shall cease and HHC shall continue as the surviving corporation. The name of HHC, as the surviving corporation, shall by virtue of the Company Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by Commerce Corporation, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of HHC, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Commerce Corporation prior to such merger, and HHC shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Commerce Corporation shall remain unimpaired, and HHC, on the Effective Date of the Company Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

      2.3 Effect of Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of Bank shall cease and Hancock Bank shall continue as the surviving corporation. The name of Hancock Bank, as the surviving corporation, shall by virtue of the Bank Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by Bank, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of Hancock Bank, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Bank prior to such merger; and Hancock Bank shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Bank shall remain unimpaired, and Hancock Bank, on the Effective Date of the Bank Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

                                    ARTICLE 3
                               CONVERSION OF STOCK

      3.1   Conversion of Commerce Corporation Stock and Bank Stock.

            a. On the Effective Date, each share of the Common Stock, $3.33 par value, of HHC ("HHC Common Stock") issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of Common Stock, $3.33 par value, of HHC.

            b. On the Effective Date, each share of Common Stock, $0.50 par value, of Commerce Corporation ("Commerce Corporation Common Stock") issued and outstanding immediately prior to the Effective Date, other than shares of Commerce Corporation Common Stock owned by stockholders who, pursuant to the LCL, perfect dissenters' rights, shall, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive:

            (i) that number of shares of HHC Common Stock that is equal to the quotient obtained by dividing the Deliverable Stock Amount (as hereinafter defined) by the total number of issued and outstanding shares (not including Treasury shares) of Commerce Corporation Common Stock on the Effective Date; and

            (ii) that amount of cash that is equal to the quotient obtained by dividing $330,000 by the total number of issued and outstanding shares (not including treasury shares) of Commerce Corporation Common Stock (collectively, the "Commerce Corporation Exchange Ratio").

For purposes of this Article 3, the term "Deliverable Stock Amount" means the quotient obtained by dividing $2,995,000 by the Average Market Price (as hereinafter defined). The term "Average Market Price" shall be the average of the closing per share trading prices of a share of HHC Common Stock on the NASDAQ stock market for the twenty (20) trading days preceding the 5th trading day immediately prior to the Effective Date.

            c. On the Effective Date, each share of Common Stock, $10.00 par value, of Bank ("Bank Common Stock") issued and outstanding immediately prior to the Effective Date, shall be canceled.

            d. As a result of the Mergers and without any action on the part of the holder thereof, all shares of Commerce Corporation Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Commerce Corporation Common Stock shall thereafter cease to have any rights with respect to such shares of Commerce Corporation Common Stock, except the right to receive, without interest, the HHC Common Stock and cash in accordance with Section 3.1(b), and cash for fractional shares of HHC Common Stock in accordance with Section 3.2(e) upon the surrender of such Certificate.

            e. Each share of Commerce Corporation Common Stock and Bank Common Stock issued and held in Commerce Corporation's and Bank's treasury, respectively, at the Effective Date shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

      3.2   Exchange of Certificates Representing Commerce
Corporation Common Stock and Bank Common Stock.

            a. As of the Effective Date, HHC shall deposit, or shall cause to be deposited, with Hancock Bank Trust Department, as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of Commerce Corporation Common Stock, for exchange in accordance with this Article 3, certificates representing the shares of HHC Common Stock and cash (such certificates for shares of HHC Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.1 and paid pursuant to this Section 3.2 in exchange for outstanding shares of Commerce Corporation Common Stock.

            b. Promptly  after the Effective  Date, HHC shall cause the Exchange
      Agent to mail to each holder of record of a Certificate or Certificates (other than those representing Bank Common Stock held by Commerce Corporation or other than those representing shares with respect to which the holder thereof has perfected appraisal rights under the LCL and has not subsequently lost, withdrawn or forfeited such rights) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HHC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HHC Common Stock and cash, and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of HHC Common Stock and (y) a check representing the amount of cash and cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to
      Section 3.1(b), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the value of any HHC Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of Commerce Corporation Common Stock which is not registered in the transfer records of Commerce Corporation, a certificate representing the proper number of shares of HHC Common Stock, together with a check for the cash component of the Commerce Corporation Exchange Ratio and/or cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Commerce Corporation Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            c. Notwithstanding any other provisions of this Agreement, no dividends on HHC Common Stock shall be paid with respect to any shares of Commerce Corporation Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of HHC Common Stock issued in exchange therefor, without interest,
      (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of HHC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HHC Common Stock, less the amount of any withholding taxes which may be required thereon.

            d. On or after the Effective Date, there shall be no transfers on the stock transfer books of Commerce Corporation of the shares of Commerce Corporation Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to HHC, they shall be canceled and exchanged for certificates for shares of HHC Common Stock and cash, as appropriate, and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3. Certificates surrendered for exchange by any person constituting an "affiliate" of Commerce Corporation or Bank for purposes of Rule 145(c) under the Securities Act of 1933 (the "Securities

      Act") shall not be exchanged until HHC has received a written agreement from such person as provided in Section 4.1.

            e. No fractional shares of HHC Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of HHC Common Stock pursuant to Section 3.1(b), cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Market Price.

            f. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of HHC Common Stock) that remains unclaimed by the former stockholders of Commerce Corporation one year after the Effective Date shall be delivered to HHC. Any former stockholders of Commerce Corporation who have not theretofore complied with this Article 3 shall thereafter look only to HHC for payment in respect of their shares, in any event without any interest thereon. In the event that any such holder fails to surrender either such Certificate or the documents and information contemplated by the letter of transmittal and instructions on or before the fifth (5th) anniversary of the Effective Date, HHC shall not have any obligation to deliver the amount to which any such holder would have been entitled in-accordance with the provisions of this Agreement and any such holder shall not be entitled to receive from HHC any amount in substitution and exchange for each share canceled and extinguished in accordance with this Agreement.

            g. None of HHC, Commerce Corporation, Hancock Bank, Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Commerce Corporation Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            h. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HHC, the posting by such person of a bond in such reasonable amount as HHC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HHC Common Stock and cash, as appropriate, and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of HHC Common Stock as provided in Section 3.2(c), deliverable in respect thereof pursuant to this Agreement.

      3.3 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Date, Commerce Corporation, Bank, or HHC changes the number of shares of Commerce Corporation Common Stock, Bank Common Stock or HHC Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Commerce Corporation Exchange Ratio shall be appropriately adjusted.


                                    ARTICLE 4
                           ACCOUNTING AND TAX MATTERS

      4.1 Affiliates. Commerce Corporation, Bank and HHC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Commerce Corporation or Bank within the meaning of Rule 145(c) or Rule 144 (as applicable) under the Securities Act. Commerce Corporation and Bank shall use its best efforts to cause each person so identified to deliver to HHC, not later than twenty (20) days after execution of this Agreement, a written agreement in substantially the form set forth in Exhibit C attached hereto. HHC shall be entitled to place appropriate legends on the certificates evidencing shares of HHC Common Stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the transfer agent for HHC Common Stock.

      4.2 Accounting Treatment. It is intended by the Parties hereto, that the Mergers will qualify for pooling of interest accounting treatment under generally accepted accounting principles.
      4.3 Tax Consequences. It is the intention of the Parties hereto, that the Mergers shall constitute reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

      4.4 Accounting and Tax Representations. Each Party hereto represents and warrants that the statements made with respect to it in the Statement of Representations attached hereto on Schedule 4.4 and made a part hereof, are true and correct as of the date hereof and will be true and correct on the Effective Date.


                                    ARTICLE 5
                COMMERCE CORPORATION'S COVENANTS AND AGREEMENTS

      5.1 Operation of Business. Between the date hereof and the Effective Date, or until the termination of this Agreement, Commerce Corporation covenants and agrees that it will operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and, Commerce Corporation will cause the

Bank to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and without prior written consent of HHC, Commerce Corporation will not, and Commerce Corporation will cause Bank not to:

            a. Amend or otherwise change its respective articles of incorporation or bylaws, as each such document is in effect on the date hereof;

            b. Issue or sell, or authorize for issuance or sale, the shares of Commerce Corporation or Bank or any additional shares of any class of capital stock of Commerce Corporation or Bank;

            c. Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Commerce Corporation or Bank to issue securities;

            d. Except for intercompany dividends between Bank and Commerce Corporation necessary to service the Commerce Corporation Debt (as hereinafter defined), declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock;

            e. Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock respectively;

            f. Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $20,000;

            g. Extend any new, or renew any existing, loan, credit, lease, or other type of financing which individually exceeds $75,000;

            h. Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of Commerce Corporation or Bank, provided, however, in no event shall Commerce Corporation or Bank sell, pledge, transfer, dispose of, or encumber, or agree to sell, pledge, transfer, dispose of, or encumber, any art works, antiques, furniture, paintings or the like without the prior written consent of HHC;

            i. Excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto;

            j. Amend its or the Bank's Articles of Incorporation or Bylaws (except to the extent required in order to effect the Mergers as contemplated herein); impose, or suffer the imposition, on any share of stock held by Commerce Corporation in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist; establish or add any automated teller machines or branch or other banking offices; take any action that would materially and adversely affect the ability of any Party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Commerce Corporation's ability to perform its covenants and agreements hereunder;

            k. Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

            l. Enter into, extend, or renew any lease for office or other space;

            m. Except as required by law, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of Commerce Corporation or Bank;

            n. Grant any increase in compensation to any director, officer, or employee or representative of Commerce Corporation or Bank except in the ordinary course of business consistent with past practice; or

            o. Enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of Commerce Corporation or Bank, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC, provided, however, prior to the Effective Date, Commerce Corporation and Bank shall terminate any and all employment contracts with Jimmy H. Whittington with no liability therefor on the part of Commerce Corporation or Bank;

            p. Take any action or omit to take any action which would cause any of Commerce Corporation's or Bank's representations or warranties to be untrue or misleading in any material respect or any covenant of Commerce Corporation or Bank under this Agreement incapable of being performed; or

            q. Agree in writing or otherwise to do any of the foregoing.

      5.2 Preservation of Business. Between the date hereof and the Effective Date, Commerce Corporation will, and will cause Bank to, use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it.

      5.3 Insurance. Pending the Closing, Commerce Corporation shall cause the real property owned by Commerce Corporation and Bank to be insured reasonably against all insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

      5.4 Stockholders' Meeting. Commerce Corporation and Bank will promptly give proper notice of a stockholders' meeting, respectively, for the purpose of approving this Agreement. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable laws, regulations, and rules. Commerce Corporation, Bank and their respective directors and principal stockholders will support and vote in favor of a stockholder resolution approving this Agreement.

      5.5 Property Transfers. From time to time, as and when requested by HHC and to the extent permitted by Louisiana law, the officers and directors of Commerce Corporation and Bank last in office shall be authorized to execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to HHC title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Commerce Corporation and Bank, and otherwise to carry out the purposes of this Agreement.

      5.6 Commerce Corporation and Bank Financial and Other Reports. Commerce Corporation shall (and shall cause Bank to) make available to HHC and Hancock Bank the following statements and other reports and documents:

            a. Commerce Corporation's Consolidated Balance Sheets as of December 31, 1996, 1995 and 1994 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994 (audited) ("Commerce Corporation Financial Statements");

            b. All correspondence with the OFI, the FDIC, the FRB and the Internal Revenue Service from January 1, 1996 through the date of Closing (for inspection, but copying may be restricted by legal limitations); and

            c. Such additional financial or other information as may be required for the regulatory applications and Registration Statement in connection with the consummation of the Mergers (subject to any legal limitations).

      5.7 Due Diligence. In order to afford HHC access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Commerce Corporation and Bank to be acquired as a result of the Mergers, Commerce Corporation shall (and shall cause the Bank to), upon reasonable notice, afford HHC and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank's properties; books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Boards of Directors of Commerce Corporation and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to HHC such information as HHC may reasonably request to perform such review.

      5.8 No Solicitation. Prior to the Effective Date, neither Commerce Corporation nor Bank shall authorize or knowingly permit any of their officers, directors, employees, representatives, agents or other persons controlled by Commerce Corporation or Bank to directly or indirectly, encourage or solicit or, hold any discussions or negotiations with, or provide any information to, any persons, entity or group concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions involving, directly or indirectly, Commerce Corporation or Bank except as contemplated by this Agreement. Commerce Corporation and Bank shall promptly communicate to HHC the identity and terms of any proposal which they may receive with respect to any such transaction.


                                    ARTICLE 6
             COMMERCE CORPORATION'S REPRESENTATIONS AND WARRANTIES

      Commerce Corporation represents and warrants to HHC and Hancock Bank as follows: for purposes of this Agreement, except in Section 6.1 and where the context requires otherwise, any reference to Commerce Corporation in this
Article 6 shall be deemed to include Commerce Corporation and Bank.

      6.1 Organization and Authority. Each of Commerce Corporation and Bank is a corporation or bank duly organized, validly existing and in good standing under the laws of the State of Louisiana and each of Commerce Corporation and Bank has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

      6.2 Authorization. The execution, delivery and performance of this Agreement by Commerce Corporation and Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Commerce Corporation and Bank, subject to regulatory approval. No other corporate proceedings on the part of Commerce Corporation or Bank are necessary to authorize consummation of this Agreement, except for the approval of the transaction by Commerce Corporation's and Bank's stockholders, and the performance by Commerce Corporation and Bank of the terms hereof. This Agreement is a valid and binding obligation of Commerce Corporation and Bank enforceable against Commerce Corporation and Bank in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable regulatory agencies.

      Neither the execution, delivery or performance of this Agreement by Commerce Corporation, nor the consummation of the transactions contemplated hereby, nor compliance by Commerce Corporation with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Commerce Corporation or Bank under any terms, conditions or provisions of (i) Commerce Corporation's or Bank's Charter or Bylaws or other charter documents of Commerce Corporation or Bank or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Commerce Corporation or Bank is a party or by which Commerce Corporation or Bank may be bound, or to which Commerce Corporation or Bank or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Commerce Corporation or Bank or any of its properties or assets.

      6.3 Capital Structure of Commerce Corporation. As of the date hereof, the authorized capital of Commerce Corporation consists solely of 2,000,000 shares of common stock of the par value of $0.50 each and no preferred stock. As of the date hereof 537,680 shares of such authorized common stock were issued and outstanding. The outstanding shares of capital stock of Commerce Corporation are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of Commerce Corporation. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of common stock of Commerce Corporation.

      6.4 Ownership of Other Banks. Commerce Corporation does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank. The presently authorized capital of the Bank consists solely of 40,000 shares of common stock of the par value of $10.00 each and no preferred stock. As of the date hereof, 35,517 shares of common stock were issued and outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and, nonassessable and, all of such shares are owned by Commerce Corporation, free and clear of all liens, claims and encumbrances.

      6.5 Commerce Corporation Financial and Other Reports. Commerce Corporation's Financial Statements (i) will have been prepared in accordance with generally accepted accounting principles, consistently applied, (ii) will present fairly the consolidated results of operations and financial position of Commerce Corporation for the periods and at the times indicated, and (iii) will be true and correct in all material respects for the periods and at the times indicated.

      6.6 No Material Adverse Change. Since December 31, 1996, there has been no event or condition of any character (whether actual, or to the knowledge of Commerce Corporation or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Commerce Corporation would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Commerce Corporation or the Bank, excluding changes in laws or regulations that affect banking institutions generally.

      6.7 Tax Liability. The amounts set up as liabilities for taxes in the Commerce Corporation Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

      6.8 Tax Returns: Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Commerce Corporation or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1996, and all returns filed are complete and accurate to the best information and belief of their respective managements and all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Commerce Corporation or the Bank except as reserved against in the Commerce Corporation Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Commerce Corporation's reserves for bad debts at December 31, 1996, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Code.

      6.9 Litigation and Proceedings. Except as set forth on Schedule 6.9 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Commerce Corporation that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Commerce Corporation and the Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

      6.10 Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Commerce Corporation or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement.

      6.11 Contingent Liabilities. Except as disclosed on Schedule 6.11 hereto or as reflected in the Commerce Corporation Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of December 31, 1996, neither Commerce Corporation nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Commerce Corporation and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after December 31, 1996, or from any action omitted to be taken during such period that, to the knowledge of Commerce Corporation, could reasonably be expected to result in any such material obligation or liability.

      6.12  Title to Assets; Adequate Insurance Coverage.

      Except as described on Schedule 6.12:

            a. As of December 31, 1996, Commerce Corporation and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Commerce Corporation Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Commerce Corporation Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1996, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Commerce Corporation and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Commerce Corporation or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by HHC in such lease of such property.

            b. With respect to each lease of any real property or a material amount of personal property to which Commerce Corporation or the Bank is a party, except for financing leases in which Commerce Corporation or the Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

            c. Neither Commerce Corporation nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

            d. To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Commerce Corporation and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Commerce Corporation or the Bank is named insured meet the applicable standards of the American Bankers Association.

      6.13 Liabilities. To the best knowledge and belief of its management, all liabilities of Commerce Corporation and Bank were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Neither Commerce Corporation nor Bank has agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of Commerce Corporation or Bank; and Commerce Corporation and Bank have no knowledge of any claim of ownership to any account other than as shown on the written ownership records of Commerce Corporation and Bank for each account, and Commerce Corporation and Bank have no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

      6.14 Loans. To the best knowledge and belief of its management, each loan reflected as an asset of Commerce Corporation in the Commerce Corporation
Financial Statements, as of December 31, 1996, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to Commerce Corporation, except as disclosed in writing to HHC on or prior to the date hereof.

      6.15 Allowance for Loan Losses. The allowances for possible loan losses shown on the consolidated balance sheets of Commerce Corporation as of December 31, 1996 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 1996, and each such allowance has been established in accordance with GAAP.

      6.16 Investments. Except for investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the Commerce Corporation Financial Statements under the heading "Investment Securities", and none of the investments made by Commerce
Corporation or the Bank since December 31, 1996, and none of the assets reflected in the Commerce Corporation Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Commerce Corporation or the Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which Commerce Corporation or the Bank is a party, Commerce Corporation or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

      6.17 Registration and Proxy Statements. None of the information supplied or to be supplied by Commerce Corporation for inclusion in (a) the Registration Statement to be filed by HHC with the SEC (b) the Notice of Meeting and Proxy Statement to be mailed by Commerce Corporation to its stockholders in connection with the meeting referred to in Section 5.4 hereof (the "Proxy Statement"), and
(c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of Commerce Corporation's stock, as may be amended at the time of Commerce Corporation Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Commerce Corporation and Bank shall provide for filing with the SEC and any regulatory agency in connection with the Mergers will comply with generally accepted accounting principles.

      6.18 Commitments and Contracts. Neither Commerce Corporation nor Bank is a party or subject to any of the following (whether written or oral, express or implied):

            a. Except as listed on Schedule 6.18a attached hereto and with a complete copy provided to HHC, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Commerce Corporation or Bank);

            b. Except as listed on Schedule 6.18b attached hereto and with a complete copy provided to HHC, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

            c. Any contract not made in the ordinary course of business containing covenants which limit the ability of Commerce Corporation or Bank to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, Commerce Corporation or Bank may carry on its respective business (other than as may be required by law or applicable regulatory authorities).

      6.19 Employee Plans. To the best of Commerce Corporation's knowledge and belief, it, the Bank, and all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Commerce Corporation or the Bank:

            i. is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

            ii. has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

      6.20 Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under
Section 4971 of the Code,  all of which have been fully paid,  neither  Commerce
Corporation nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code.

      6.21 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Commerce Corporation common stock actually cast, is the only vote of the stockholders of Commerce Corporation necessary to approve the Company Merger and related transactions contemplated hereby. The affirmative vote of the holders of at least two-thirds of the voting power present is the only vote of the stockholders of Bank necessary to approve the Bank Merger and related transactions contemplated hereby.

      6.22 Continuity of Interest. To the best knowledge of Commerce Corporation and Bank, there is no plan or intention by the Commerce Corporation or Bank shareholders who own 1% or more of the Commerce Corporation Common Stock or Bank Common Stock, and to the best of the knowledge of management of Commerce Corporation and Bank, there is no plan or intention on the part of the remaining Commerce Corporation or Bank shareholders to sell, exchange or otherwise dispose of a number of shares of HHC Common Stock, to be received in the Mergers that would reduce Commerce Corporation or Bank stockholders' ownership of the HHC Common Stock to a number of shares having a value, as of the date of the Mergers, of less than 50% of the value of all of the formerly outstanding Commerce Corporation or Bank Common Stock as of the same date. For purposes of this representation, shares of Commerce Corporation or Bank Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Commerce Corporation or Bank Common Stock will be treated as outstanding Commerce Corporation or Bank Common Stock on the date of the Mergers. Furthermore, shares of Commerce Corporation or Bank Common Stock and shares of HHC Common Stock held by Commerce Corporation or Bank stockholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Mergers are considered in this assumption. See Exhibit D for additional representations regarding continuity of shareholder interest under Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Code of 1986, as amended.

      6.23 Continuity of Business Enterprise. Commerce Corporation operates at least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).

      6.24 Environmental Matters. Except as set forth on Schedule 6.24; neither Commerce Corporation nor the Bank nor, to the best knowledge of its management, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by Commerce Corporation or the Bank or used by Commerce Corporation or the Bank in their respective business ("Commerce Corporation Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Commerce Corporation Properties except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters ("Environmental Laws"). Neither Commerce Corporation nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Commerce Corporation Properties.

      6.25 Accuracy of Information. To the best of Commerce Corporation's and its officers' and directors' knowledge, all information furnished by Commerce Corporation or Bank to HHC and Hancock Bank relating to the assets, liabilities, and this Agreement is accurate, and Commerce Corporation has not omitted to disclose any information which is or would be material to this Agreement.

      6.26  Compliance  with  Laws  and  Contracts.  To  the  best  of  Commerce
Corporation's and its officers' and directors' knowledge, neither Commerce Corporation nor the Bank is in violation of any laws, regulations, or agreements to which it is a party and have failed to file any material reports required by any governmental or other regulatory body.


                                    ARTICLE 7
          HHC'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

      HHC represents and warrants to Commerce Corporation as follows: for purposes of this Agreement, except in Section 7.1 and where the context requires otherwise, any reference to HHC in this Article 7 shall be deemed to include HHC and Hancock Bank and any reference to "material", material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of HHC and its subsidiaries including Hancock Bank taken as a whole.

      7.1 Organization and Authority. Each of HHC and Hancock Bank is a corporation or bank duly incorporated, validly existing and in good standing under the laws of the State of Mississippi and Louisiana, respectively, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

      7.2 Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of HHC are validly issued and outstanding, fully paid and nonassessable and all of such shares of Hancock Bank are owned directly or indirectly by HHC free and clear of all liens, claims, and encumbrances. The shares of HHC common stock to be issued in connection with the Mergers pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

      7.3 Authorization. The execution, delivery and performance of this Agreement by HHC and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HHC and Hancock Bank, subject to regulatory approval. No other corporate proceedings on the part of HHC are necessary to authorize the execution and delivery of this Agreement and the performance by HHC of the terms hereof. This Agreement is a valid and binding obligation of HHC enforceable against HHC in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable regulatory agencies.

      7.4 No Material Adverse Change. Since December 31, 1996, there has been no event or condition of any character (whether actual, or to the knowledge of HHC or Hancock Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of HHC or Hancock Bank excluding changes in laws or regulations that affect banking institutions generally.

      7.5 Loans. To the best knowledge and belief of its management, and management of Hancock Bank, each loan reflected as an asset of HHC in the unaudited consolidated balance sheet contained in HHC's quarterly report to shareholders for the period ended December 31, 1996, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset, or counterclaim known to HHC, except as disclosed on Schedule
7.5 hereto.

      7.6 Litigation. Except as disclosed on Schedule 7.6 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of HHC and its subsidiaries taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

      7.7 Contingent Liabilities. Except as disclosed on Schedule 7.7 hereto or reflected in the HHC reports filed with the SEC and except in the case of HHC's subsidiaries for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of December 31, 1996, neither HHC nor any of its subsidiaries had any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to HHC and its subsidiaries taken as a whole.

      7.8 Allowances for Possible Loan Losses. The allowances for possible loan losses shown on the balance sheet of HHC contained in the HHC reports filed with the SEC as of December 31, 1996, were or will be, as the case may be, adequate in all material respects under the requirements of GAAP to provide for possible loan losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the respective date of such balance sheet and such allowance has been or will have been established in accordance with GAAP. To the knowledge of HHC's and Hancock Bank's management, HHC is not likely to be required to materially increase the provision for loan losses between the date hereof and the Effective Date.

      7.9 Benefit Plans. To the knowledge and belief of HHC's senior management, HHC, each of its subsidiaries and all "employee benefit plans," as defined in
Section 3(3) of ERISA, that cover one or more employees employed by HHC or any of its subsidiaries:

            i. is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

            ii. has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes; regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise or permit or governmental authorization, and is subject to no agreement or written understanding with any such governmental authorities with respect to its assets or business.

      HHC covenants and agrees as follows:

      7.10 Conduct of Business. HHC agrees to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations, and rules; but nothing herein shall be construed as limiting or restricting HHC in its assets, liability, or capital structure or limiting any action of HHC or its affiliates, nor shall anything in this Agreement be construed as limiting the future number and amount of outstanding shares of HHC stock pending settlement of this transaction.

      7.11 Due Diligence. In order to afford Commerce Corporation access to such information as it may reasonably deem necessary to perform its due diligence review with respect to HHC and its assets in connection with the Mergers, HHC shall (and shall cause Hancock Bank to), (a) upon reasonable notice, afford Commerce Corporation and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish Commerce Corporation and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Commerce Corporation shall from time to time reasonably request to perform such review,
(b) furnish Commerce Corporation with copies of all reports filed by HHC with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (c) promptly advise Commerce Corporation of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of HHC, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC, would reasonable be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

      7.12 Registration Statement. (a) HHC will promptly prepare and file on Form S-4 a registration statement under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the HHC Common Stock which will be issued to the holders of Commerce Corporation Common Stock pursuant to the Mergers. HHC shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the HHC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

            (b) HHC will indemnify and hold harmless each member of Commerce Corporation's consolidated group and each of their respective directors, officers, agents and other persons, if any, who control Commerce Corporation within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject under the Securities Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages, liabilities, or judgements (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that HHC shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to HHC by Commerce Corporation.

      7.13 Application to Regulatory Authorities. HHC shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the

Mergers and provide copies thereof to Commerce Corporation and its counsel.

      7.14 Indemnification of Directors and Officers of Commerce Corporation and Bank. (a) From and after the Effective Date of the Mergers, HHC agrees to indemnify and hold harmless each person who is an officer or director of Commerce Corporation or Bank on the day of this agreement or hereafter from and against all losses, claims, damages, liabilities and judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in investigating or defending any action in respect thereof or in settlement of any such action) based upon or arising from his capacity as an officer or director of Commerce Corporation or Bank, as the case may be, to the same extent he would have been indemnified under the Articles of Incorporation and By-laws of HHC as such documents were in effect on the date of this Agreement as if he were an officer or director of HHC at all relevant times. Any indemnification to which subparagraph (b) of Section 7.12 applies shall be paid pursuant thereto and shall not be payable under this Section 7.14. The persons entitled to indemnification hereunder and their respective heirs, executors, estates and assigns are hereinafter referred to as "Indemnified Persons."

            (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive the Mergers, and any merger, consolidation or reorganization of HHC.

            (c) An Indemnified Person shall give HHC prompt notice of any matter as to which indemnification is provided, shall employ counsel that is reasonably acceptable to HHC (and no more than one counsel for all Indemnified Persons shall be employed in any one matter or series of related matters except to the extent that actual conflicts of interest require otherwise) and shall not settle any such matter unless HHC shall first consent thereto.

            (d) The total aggregate indemnification to be provided by HHC pursuant to Section 7.14 hereof will not exceed, as to all of the Indemnified Persons described herein as a group, the sum of Five Hundred Thousand Dollars ($500,000).


      7.15 Continuity of Business Enterprise. It is the present intention of HHC to continue at least one significant historic business line of Commerce Corporation, namely, financial services, and to use at least a significant portion of Commerce Corporation's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

      7.16 Governance. HHC's Board of Directors shall take all action necessary to appoint Jimmy H. Whittington, Dr. J. R. Haskin and Karen M. Haskin to the Board of Directors of Hancock Bank upon the Effective Date for such persons to serve for a period of not less than one year.

      7.17 Assumption of Debt. On the Effective Date, HHC shall assume all of the obligations under that certain Promissory Note dated July 15, 1989 which matures on June 30, 1998 with a current principal balance of $1,251,000 which is currently payable to the following three individuals in the proportionate share as indicated: Jimmy H. Whittington (46.875%); Dr. J. R. Haskin (46.875%); and Hunter O. Wagner, Jr. (6.25%) (the "Commerce Corporation Debt").


                                    ARTICLE 8
                              CONDITIONS TO CLOSING

      The obligations of Commerce Corporation, Bank, HHC and Hancock Bank under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

      8.1   Conditions to Each Party's Obligations to Effect the
Mergers. The respective obligation of each party to effect the Mergers shall be subject to the following conditions:

            a. Stockholder Approval. The Company Merger shall have been approved by the requisite vote of the holders of the outstanding shares of Commerce Corporation Common Stock at Commerce Corporation's Stockholders' Meeting.

            b. Regulatory Approvals. The transactions contemplated by this Agreement shall have been approved by all governing regulatory authorities, without any condition or requirement that either HHC or Commerce Corporation deem burdensome, or which otherwise would have a material adverse effect on the business, operations, properties, assets or financial condition of HHC, Hancock Bank, Commerce Corporation or Bank after the Effective Date, all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.

            c. Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.

            d.    No Restraining Action.  No action or proceeding
      shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the
      transactions contemplated by the Merger Agreements or this
      Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreements or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

      8.2   Conditions to Obligations of Commerce Corporation to
Effect the Mergers. The obligations of Commerce Corporation to effect the Mergers shall be subject to the following additional conditions:

            a. Representations and Warranties. The representations and warranties of HHC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Commerce Corporation.

            b. Performance of Obligations. HHC and Hancock Bank shall have performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and HHC shall deliver at Closing appropriate certificates setting forth such.

            c. No Material Adverse Change. There shall not have occurred any material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of HHC and its subsidiaries taken as a whole.


            d. Legal Opinion. An opinion of Watkins Ludlam & Stennis, P.A., special counsel to HHC, shall be delivered to Commerce Corporation dated the Closing Date and in form and substance reasonably satisfactory to Commerce Corporation and its counsel to the effect that:

                  i. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                  ii. Hancock Bank is a Louisiana banking corporation, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                  iii. HHC had and has corporate  authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of HHC and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                  iv. All required regulatory approvals have been obtained;


                  v. To such  counsel's  knowledge  after  inquiry,  there is no litigation or proceeding pending or threatened against HHC relating to the participation in or consummation of this Agreement by HHC and consummation will not violate any other contract, agreement, charter or bylaw of HHC; and

                  vi. All shares of HHC Common  Stock to be issued  pursuant  to the Mergers have been duly authorized and, when issued pursuant to the Merger Agreements, will be validly and legally issued, fully paid and non-assessable and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

            e. Tax Opinion. Commerce Corporation shall have received from Watkins Ludlam & Stennis, P.A. an opinion of counsel as to certain tax aspects of the transactions contemplated by this Agreement and the Merger Agreements.


      8.3  Conditions  to  Obligations  of  HHC  to  Effect  the  Mergers.   The
obligations of HHC to effect the Mergers shall be subject to the following additional conditions:

            a. Representations and Warranties. The representations and warranties of Commerce Corporation and Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by HHC.

            b. Performance of Obligations. Commerce Corporation and Bank shall have performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and Commerce

      Corporation shall deliver at Closing appropriate certificates setting forth such.

            c. No Material Adverse Change. There shall not have occurred any material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of Commerce Corporation and its subsidiaries taken as a whole.

            d. Termination of Employment Contract. Immediately prior to the Effective Date, Commerce Corporation and Bank shall have terminated any and all employment contracts with Jimmy H. Whittington with no further obligation whatsoever owed by any of the Parties hereto.

            e. Affiliate Agreement. An Affiliate Agreement substantially in the form specified on Exhibit C hereto (as contemplated by Section 4.1 hereof) shall have been executed by each person who serves as an executive officer or director of Commerce Corporation or Bank or who beneficially owns 5% or more of the Commerce Corporation Common Stock outstanding; and HHC shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Affiliate Agreement is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

            f. Legal Opinion. An Opinion of Mike Hughes, Esquire, counsel to Commerce Corporation, shall be delivered to HHC dated the Closing Date, and in form and substance reasonably satisfactory to HHC to the effect that:

                  i. Commerce  Corporation is a corporation  duly  incorporated, validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                  ii. Bank is a Louisiana  banking  corporation,  duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                  iii. Commerce Corporation and Bank had and have corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of Commerce Corporation and Bank and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                  iv. To such counsel's  knowledge  after  inquiry,  there is no litigation or proceeding pending or threatened against Commerce Corporation or Bank relating to the participation in or consummation of this Agreement by Commerce Corporation or Bank and consummation will not violate any other contract, agreement, charter or bylaw of Commerce Corporation or Bank; and

                  v. Commerce  Corporation  and Bank have complied with all laws and regulations relating to dissenters' rights and all stock in Commerce Corporation and Bank will be acquired by HHC pursuant to the terms of this Agreement and that the title and/or ownership interest in the shares of Commerce Corporation and Bank stock are as represented in Commerce Corporation's and Bank's certificate at Closing and that no known dispute exists as to the title and/or ownership of any such shares.


                                    ARTICLE 9
                                     CLOSING

      9.1 Closing. The Closing shall be held at the offices of Hancock Bank or such other place as HHC and Commerce Corporation shall mutually designate.

      9.2 Deliveries at Closing. At the Closing, all documents and instruments shall be duly and validly executed and delivered by all the Parties hereto, and possession of all liabilities and assets shall be transferred and delivered accordingly.

      9.3 Documents. The Parties shall execute any and all documents reasonably requested by them or their legal counsel for the purpose of effecting the transaction contemplated, including but not limited to the following:

            a. endorsement, negotiation, and/or assignment of all original notes and Security Agreements relating to all loans;

            b.    warranty deeds for the real property;

            c. commitments for owners title insurance for the real property;

            d. such other endorsements, assignments or other conveyances as may be appropriate or necessary to effect the transfer to HHC of the assets, duties, responsibilities and obligations as referred to herein; and

            e. listing of dissenting stockholders, if any, including name, address, and number of shares owned.


                                   ARTICLE 10
                               EMPLOYMENT MATTERS

      10.1 Employees. Neither HHC nor Hancock Bank shall be obligated to retain in any capacity any of Commerce Corporation's or Bank's officers, directors, or employees or to pay any stipulated compensation to any employees. HHC will make reasonable efforts to maintain compensation levels for any retained personnel commensurate with the employees' experience and qualifications, and in accordance with HHC and Hancock Bank's salary administration program. With regard to any retained employee, HHC and Hancock Bank shall be free of any obligation to honor any past agreement of Commerce Corporation or Bank to such person.

      With respect to Commerce Corporation's and Bank's group health and life benefit plan as it relates to employees, HHC shall have the option of either:
(1) continuing such plan on and after the Effective Date of the Mergers; or (2) discontinuing such plan upon the Effective Date and thereafter, all retained employees will be eligible to participate in Hancock Bank's group health and life benefit plan based on the provisions in the plan. The ninety (90) day employment period will be waived for eligible retained employees in accordance with Hancock Bank's plan. Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel. With respect to non-employee directors of Commerce Corporation or Bank who continue to serve on the Board of Directors of Hancock Bank for the one(1) year period subsequent to the Effective Date, HHC shall continue Commerce Corporation's and Bank's group health and life benefit plan as it currently exists for a period of one (1) year after the Effective Date of the Mergers.

      10.2 Retirement Plan. Commerce Corporation and Bank currently maintain the Bank of Commerce & Trust Co. Profit Sharing Plan and Trust which will remain operative and in effect through the Effective Date of the Mergers (the "Plan"). The Plan will be terminated as of the Effective Date of the Mergers and distributed to vested employees of Commerce Corporation and Bank in accordance with the terms of the Plans after the normal and customary contributions have been made consistent with past practices. The trustees for the Plan will be responsible for the termination, allocation and distribution of plan assets and related notices and other reporting responsibilities to the IRS, Department of Labor and other government agencies. All such termination costs will be paid from the Plan's assets.

      Upon the Effective Date of the Mergers, all retained employees will be eligible to enter the Hancock Bank Profit Sharing Plan, Hancock Bank 401-K Plan, and Hancock Bank Pension Plan based on the provisions set forth in the respective plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank Profit Sharing Plan, for eligibility purposes for the Hancock Bank 401-K Plan, and for vesting and eligibility purposes for the Hancock Bank Pension Plan.

      10.3 Other Benefit Plans. Other Commerce Corporation and Bank benefit plans will continue through the Effective Date of the Mergers. Thereafter, all retained employees will be eligible to participate in all Hancock Bank employment benefit plans not set forth in Sections 10.1 and 10.2 hereof, based on the provisions set forth in the plans with full credit for all prior service.

      10.4 Notices. Commerce Corporation shall be (and shall cause Bank to be) responsible for notifying its employees of the terms of this Agreement as it affects and/or relates to them and for complying with any applicable laws regarding such notices.


                                   ARTICLE 11
                                    REMEDIES

      For purposes of this Agreement, any reference to HHC in this Article 11 shall be deemed to include HHC and Hancock Bank and any reference to Commerce Corporation in this Article 11 shall be deemed to include Commerce Corporation and Bank.

      11.1 Parties' Joint Remedies. In the event regulatory authorities impose requirements which do not materially alter this Agreement and which are not otherwise burdensome or objectionable to the Parties, then the Parties agree to amend this Agreement to conform to such regulatory requirements, and specific performance shall be available as a remedy for this purpose.

      11.2 Commerce Corporation's Remedies. In the event HHC breaches this Agreement, then Commerce Corporation shall give HHC notice of the breach, and HHC shall have a reasonable amount of time to cure the breach, and HHC shall be liable for such economic damages that are the direct result of any uncured breach, but HHC shall not be liable for consequential or punitive damages. If HHC breaches a warranty, representation, covenant or agreement that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Conversion Amount.

      11.3 HHC's Remedies. In the event Commerce Corporation breaches this Agreement, then HHC shall give Commerce Corporation notice of the breach, and Commerce Corporation shall have a reasonable amount of time to cure the breach, and Commerce Corporation shall be liable for such economic damages that are the direct result of any uncured breach, but Commerce Corporation shall not be liable for consequential or punitive damages. If Commerce Corporation breaches a warranty, representation, covenant or agreement that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Commerce Corporation Exchange Ratio.

      11.4 Attorney Fees. Each Party shall bear its own attorney fees except attorney fees may be awarded by the presiding judge if the trier of fact finds that the other Party has committed fraud against the other Party.


                                   ARTICLE 12
                                   TERMINATION

      12.1 Termination. This Agreement may be terminated, either before or after approval by the stockholders of Commerce Corporation and Bank as follows:

            a. Mutual Consent. At any time on or prior to the Effective Date, by the mutual consent in writing of a majority of the members of each of the Board of Directors of the Parties hereto;

            b. Expiration of Time. By the Board of Directors of HHC in writing or by the Board of Directors of Commerce Corporation in writing, if the Mergers shall have not become effective on or before December 31, 1997, unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date;

            c. Breach of Representation, Warranty or Covenant. By either Party hereto, in the event of a breach by the other Party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if (i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching Party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the Party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching Party's performance of this Agreement.

            d. Regulatory Approval. By either Party hereto, at any time after the FRB, FDIC, or OFI has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Mergers and the time-period for all appeals or requests for reconsideration thereof has run.

            e. Shareholder Approval. By either Party hereto, if the Company Merger is not approved by the required vote of shareholders of Commerce Corporation.

            f. Dissenters. By HHC, if holders of ten percent (10%) or more of the outstanding Commerce Corporation Common Stock exercise statutory rights of dissent and appraisal pursuant to
      Part XIII of the LCL.

            g. Price of HHC Common Stock. By Commerce Corporation or Bank if the Average Market Price (as defined herein) of HHC Common Stock exceeds $48.00; or by HHC or Hancock Bank if the Average Market Price (as defined herein) of HHC Common Stock is less than $35.00, provided however, should either of the two aforementioned events occur, the Parties hereto agree first to attempt to renegotiate the Commerce Corporation Exchange Ratio in good faith prior to terminating this Agreement.



                                   ARTICLE 13
                                APPRAISAL RIGHTS

      13.1 Appraisal Rights of Commerce Corporation. Notwithstanding any other provision of this Agreement to the contrary, dissenting stockholders of Commerce Corporation who comply with the procedural requirements of the LCL Section 12:131 will be entitled to receive payment of the fair cash value of their shares if the Company Merger is effected upon approval by less than eighty percent of Commerce Corporation's total voting power.



                                   ARTICLE 14
                                  MISCELLANEOUS

      14.1 Entire Agreement. This Agreement embodies the entire understanding of the Parties in relation to the subject matter herein and supersede all prior understandings or agreements, oral or written, between the Parties hereto.

      14.2 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements made herein shall survive the Closing.

      14.3 Headings. The headings and subheadings in this Agreement, except the terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

      14.4 Duplicate Originals. This Agreement may be executed in any number of duplicate originals, any one of which when fully executed by all Parties shall be deemed to be an original without having to account for the other originals.

      14.5 Governing Law. This Agreement and the rights and obligations hereunder shall be governed and construed by the laws of the State of Louisiana.

      14.6 Successors: No Third Party Beneficiaries. All terms and conditions of this Agreement shall be binding on the successors and assigns of Commerce Corporation and HHC. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than Commerce Corporation and HHC any legal or equitable right, remedy or claim under or in respect of this
Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Commerce Corporation and HHC and for the benefit of no other person.

      14.7 Modification; Assignment. No amendment or other modification of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

      14.8 Notice. Any notice, request, demand, consent, approval or other communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid or courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

                              Commerce Corporation
                  Commerce Corporation
                  12320 Jackson Road
                     St. Francisville, Louisiana 70775-0520
                 Attn: Mr. Jimmy H. Whittington, President & CEO

                  Copy to:    Mike Hughes, Esq.
                             4782 Prosperity Street
                        St. Francisville, Louisiana 70775

                                       HHC
                  Hancock Holding Company
                  Post Office Box 4019
                  Gulfport, MS 39502
                  Attn: Mr. George A. Schloegel, Vice Chairman

                  Copy to:    Carl J. Chaney, Esquire
                              Watkins Ludlam & Stennis, P.A.
                              P. O. Box 427
                              Jackson, MS 39205-0427
                              or
                              633 North State Street
                              Jackson, Mississippi 39202

      14.9 Waiver. Commerce Corporation and HHC may waive their respective rights, powers or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of Commerce Corporation or HHC to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by Commerce Corporation or HHC under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

      14.10 Costs, Fees and Expenses. Each Party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel. HHC will be responsible for preparing the applications, regulatory filings and registration statement necessary to obtain approval of the Mergers and the issuance of the HHC common stock. Commerce Corporation will be responsible for the cost of its (and Bank's) accountants and legal counsel and will bear all costs related to conducting its stockholders' meetings and obtaining stockholders' approval of the Mergers.

      14.11 Press Releases. Commerce Corporation and HHC shall consult with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit HHC, following notification to Commerce Corporation, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of the National Association of Securities Dealers Automated Quotation System.

      14.12 Severability. If any provision of this Agreement is invalid or unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

      14.13 Mutual Covenant of Best Efforts and Good Faith. The Parties mutually covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                  [SIGNATURES]

                                    EXHIBIT A

                            COMPANY MERGER AGREEMENT


      This Company Merger Agreement is made and entered into as of the 28th day of February, 1997, between Hancock Holding Company, Gulfport, Mississippi, a Mississippi corporation ("HHC") and Commerce Corporation, St. Francisville Louisiana, a Louisiana corporation ("Commerce Corporation") (the "Company Merger Agreement").

                              W I T N E S S E T H:

      WHEREAS, HHC and Commerce Corporation (collectively, the "Constituent Corporations") and their respective Boards of Directors deem it advisable that Commerce Corporaiton be merged into HHC (the "Company Merger") pursuant to the provisions of the Louisiana Business Corporation Law and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and

      WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Company Merger;

      NOW THEREFORE, the Constituent Corporations hereby make, adopt and approve this Company Merger Agreement and prescribe the terms and conditions of the Company Merger and the mode of carrying the Company Merger into effect as follows:

                                   ARTICLE ONE

                               The Company Merger

      Upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) Commerce Corporation shall be merged into HHC and the separate existence of Commerce Corporation shall cease.

                                   ARTICLE TWO

                             Effective Date and Time

      The Company Merger shall be effective as of the date and time when this Company Merger Agreement, having been certified, signed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana (such time and date being herein referred to as the "Effective Time" and the "Effective Date", respectively).

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                                      A-39

                                  ARTICLE THREE

                      Conversion and Cancellation of Shares

      On the Effective Date, each share of Common Stock, $0.50 par value, of Commerce Corporation ("Commerce Corporation Common Stock") issued and outstanding immediately prior to the Effective Date, other than shares of Commerce Corporation Common Stock owned by stockholders who, pursuant to the LCL, perfect dissenters' rights, shall, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive:

      (a) that number of shares of HHC Common Stock that is equal to the quotient obtained by dividing the Deliverable Stock Amount (as hereinafter defined) by the total number of issued and outstanding shares (not including treasury shares) of Commerce Corporation Common Stock on the Effective Date; and

      (b) that amount of cash that is equal to the quotient obtained by dividing $330,000 by the total number of issued and outstanding shares (not including treasury shares) of Commerce Corporation
            Common Stock (collectively, the "Commerce Corporation Exchange Ratio").

      For purposes of this Article 3, the term "Deliverable Stock Amount" means the quotient obtained by dividing $2,995,000 by the Average Market Price (as hereinafter defined). The term "Average Market Price" shall be the average of the closing per share trading prices of a share of HHC Common Stock on the NASDAQ stock market for the twenty (20) trading days preceding the 5th trading day immediately prior to the Effective Date.

      The exchange of certificates representing HHC Common Stock for certificates formerly representing Commerce Corporation Common Stock shall be effected as provided in the Plan. No fractional shares of HHC Common Stock representing such fractional shares will be issued to the holders of Commerce Corporation Common Stock. Instead, a shareholder otherwise entitled to receive such fractional shares shall be entitled to a cash payment (without interest) as provided in the Plan.

                                  ARTICLE FOUR

                            Effects of Company Merger

      The Company Merger shall have the effects set forth in Section 12:115 of the Louisiana Business Corporation Law.




188343.1/07816.98250
                                      A-40

                                  ARTICLE FIVE

                       Filing of Company Merger Agreement

      If this Company Merger Agreement is approved by the shareholders of Commerce Corporation, then the fact of such approval shall be certified hereon by the Secretary or Assistant Secretary of Commerce Corporation, and this Company Merger Agreement, as approved and certified, shall be signed and acknowledged by the President or Vice President of each of the Constituent Corporations. Thereafter, a multiple original of this Company Merger Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing and recordation in the manner required by law; and thereafter, as soon as practicable (but not later than the time required by law), a copy of the Certificate of Merger issued by the Secretary of State of Louisiana shall be filed for record in the office of the recorder of mortgages for the parishes of West Feliciana and East Baton Rouge and shall also be recorded in the conveyance records for the parishes of West Feliciana and East Baton Rouge and any other parish in which any of the Constituent Corporations owns real property on the Effective Date of the Company Merger.

                                   ARTICLE SIX

                                  Miscellaneous

      The obligations of the Constituent Corporations to effect the Company Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Company Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Corporations or (b) pursuant to the terms and provisions of the Plan.

      IN WITNESS WHEREOF, this Company Merger Agreement is signed by a majority of the Directors of each of the Constituent Corporations as of the day first above written.

                                  [SIGNATURES]



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                                      A-41

                                    EXHIBIT B

                              BANK MERGER AGREEMENT

      This Bank Merger Agreement is made and entered into as of the 28th day of February, 1997, between Hancock Bank of Louisiana, Baton Rouge, Louisiana, a Louisiana banking corporation ("Hancock Bank") and Bank of Commerce & Trust Co., St. Francisville, Louisiana, a Louisiana banking corporation ("Bank") (the "Bank Merger Agreement").

                                   WITNESSETH:

      WHEREAS, Hancock Bank and Bank (collectively, the "Constituent Banks") and their respective Boards of Directors deem it advisable that Bank be merged into Hancock Bank (the "Bank Merger") pursuant to the provisions of the Louisiana Banking Laws and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and;

      WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Bank Merger;

      NOW THEREFORE, the Constituent Banks hereby make, adopt and approve this Bank Merger Agreement and prescribe the terms and conditions of the Bank Merger and the mode of carrying the Bank Merger into effect as follows:

                                   ARTICLE ONE

                                 The Bank Merger

      Upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) Bank shall be merged into Hancock Bank and the separate existence of Bank shall cease.

                                   ARTICLE TWO

                             Effective Date and Time

      The Bank Merger shall be effective no earlier than the latter of: (a) the date and time specified or permitted by the Louisiana Office of Financial Institutions ("OFI") in a Certificate of Merger or other written record issued by the OFI; or (b) fifteen (15) days after the time specified in the certificate to be issued by the Federal Deposit Insurance Corporation under its seal approving the Bank Merger, such date to be determined by resolution of the Board of Directors of Hancock Bank (such time and date being herein

188350.1/07816.98250
                                      A-42
referred to as the "Effective Time" and the "Effective Date", respectively).

                                  ARTICLE THREE

                      Conversion and Cancellation of Shares

      Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 6:376 of the Louisiana Banking Laws, on the Effective Date each issued and outstanding share of Bank Common Stock, par value $10.00 shall be cancelled.

                                  ARTICLE FOUR

                             Effects of Bank Merger

      The Bank Merger shall have the effects set forth in Section 6:355 of the Louisiana Banking Laws. Upon the Effective Date, each branch office maintained by Bank as a branch office immediately before the Bank Merger becomes effective, shall become a branch office of Hancock Bank.

                                  ARTICLE FIVE

                           Filing of Merger Agreement

      If this Bank Merger Agreement is approved by the shareholders of Bank and Hancock Bank, then the fact of such approval shall be certified hereon by the Secretary or Assistant Secretary of the Constituent Banks, and this Bank Merger Agreement, as approved and certified, shall be signed and acknowledged by the President or Vice President of each of the Constituent Banks. Thereafter, a multiple original of this Bank Merger Agreement, so certified, signed and acknowledged, shall be delivered to the OFI for filing and recordation in the manner required by law; and thereafter, as soon as practicable (but not later than the time required by law), a copy of the Certificate of Merger issued by the OFI shall be filed for record in the office of the recorder of mortgages for the parishes of West Feliciana and East Baton Rouge and shall also be recorded in the conveyance records for the parishes of West Feliciana and East Baton Rouge and any other parish in which any of the Constituent Banks owns real property on the Effective Date of the Bank Merger.

                                   ARTICLE SIX

                                  Miscellaneous

      The obligations of the Constituent Banks to effect the Bank Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Bank Merger Agreement may be terminated (a) by the mutual agreement of the

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                                      A-43

Boards of Directors of the Constituent Banks or (b) pursuant to the terms and provisions of the Plan.

      IN WITNESS WHEREOF, this Bank Merger Agreement is signed by a majority of the Directors of each of the Constituent Banks as of the day first above written.

                                  [SIGNATURES]


188350.1/07816.98250
                                      A-44




                                   APPENDIX B

              PROVISIONS OF THE LOUISIANA BUSINESS CORPORATION LAW
                  RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

                    (Extract from Louisiana Revised Statutes,
                             Title 12, Section 131)

        A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

        B. The right to dissent provided by this Section shall not exist in the case of:

            (1) A sale pursuant to an order of a court having jurisdiction in the premises.

            (2) A sale for cash on terms requiring distribution of all or substantially all of net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

            (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

      C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken;
provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as herein-above prescribed.

      D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

      E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due to accept the value of his shares as fixed by the corporation in its notice of disagreement.

      F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

      G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

      H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                     PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS/JOINT PROXY STATEMENT

Item 20.  Indemnification of Directors and Officers.

        The Registrant's Articles of Incorporation provide for indemnification to the fullest extent allowed by law. The Articles of the Registrant provide in Article Sixth certain provisions regarding the extent to which the Registrant will provide indemnification and advancement of expenses to its directors, officers, employees and agents as well as persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (collectively referred as "Eligible Persons").

        The Mississippi Business Corporation Act (the "MBCA") provides that a director, officer or agent of a corporation may be indemnified for such service if he conducted himself in good faith, and he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and in all other cases that his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director must show that he had no reasonable cause to believe his conduct was unlawful. Indemnification permitted under this section in connection with a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

        The MBCA further authorizes a corporation to make further indemnity for certain actions that do not constitute gross negligence or wilful misconduct if authorized by the corporation's Articles of Incorporation. The HHC Articles provide for indemnification to the fullest extent permitted by the MBCA and specifically provide for the further indemnity authorized by the MBCA.

        The HHC Articles provide that HHC shall indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, formal or informal (a "Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of HHC against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including legal fees) incurred with respect to the
Proceeding: (A) to the fullest extent permitted by the Mississippi Business Corporation Act in effect from time to time (the "Act") and (B) despite the fact that such person has failed to meet the standard of conduct set forth in the Act, or would be disqualified for indemnification under the Act for any reason, if a determination is made by (i) the board of directors a committee duly designated by the board of directors, consisting of two or more directors not at the time parties to the Proceeding,
(ii) by special legal counsel, (iii) by the shareholders or (iv) by a court, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. However, HHC shall not indemnify a person for: (i) an intentional infliction of harm on the Corporation or its shareholders; (ii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or for (iii) an intentional violation of criminal law, and HHC shall not indemnify a person for receipt of a financial benefit to which he is not entitled unless ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). The HHC Articles further provide that HHC shall indemnify a person in connection with a proceeding by or in the right of HHC for reasonable expenses incurred in connection with the Proceeding if such acts or omissions do not constitute gross negligence or willful misconduct, and shall make further indemnification in connection with the Proceeding if so ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). HHC, upon request, shall pay or reimburse such person for his reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as: (i) such person furnishes HHC a written undertaking, executed personally or on his behalf, to repay the advance if he is not entitled to mandatory indemnification under Mississippi Code Annotated, Section 79-4-8.52 and it is ultimately determined by a judgment or other final adjudication that his acts or omissions did constitute gross negligence or willful misconduct, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by HHC without reference to the financial ability of the person to make repayment or to collateral; (ii) such person furnishes a written affirmation of his good faith that his acts or omissions did not constitute gross negligence or willful misconduct; and (iii) a determination is made by any of the determining bodies that the facts then known to those making the determination would not preclude indemnification under the HHC Articles.

        Article Sixth of the Articles further provides that no amendment or repeal of its provisions may be applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Sixth may not be taken away or diminished by an amendment in the event of a change in control of the Registrant.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.  Exhibits

2       Agreement and Plan of Merger dated February 27, 1997 among
        Hancock Holding Company, Commerce Corporation, Hancock Bank of Louisiana, and Commerce Bank & Trust Co. (included as
        Appendix A to the Prospectus/Proxy Statement).
 3.1 Amended and Restated Articles of Incorporation dated November 8, 1990 (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference).
 3.2 Bylaws of Hancock Holding Company restated through November 8, 1990 (filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference).
 3.3 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, dated October 16, 1991 (filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).
 3.4 Articles of Correction, filed with Mississippi Secretary of State on November 15, 1991 (filed as Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).
 3.5 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
 3.6 Articles of Correction, filed with the Mississippi Secretary of State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
3.7     Articles of Amendment to the Articles of Incorporation adopted
        February 20, 1997.
4.1 Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference).
4.2     Description of common Stock Purchase Rights (set forth in Item
        1 of the Registrants Registration Statement on Form 8-A
        (Commission file No. 000-13089 ) ) and incorporated herein by reference.
5* Opinion of Watkins Ludlam & Stennis, P.A. as to the legality of the shares being registered.
8* Opinion of Watkins Ludlam & Stennis, P.A. regarding certain tax matters.
13 Form 10-K and Annual Report for year ending December 31, 1996 (furnished for the information of the Commission only and not deemed "filed" except for those portions which are specifically incorporated herein by reference).
23.1 Consent of Deloitte & Touche LLP.

23.2    Consent of Basil M. Lee and Company.
23.3    Consent of Watkins Ludlam & Stennis, P.A. (included in
        Exhibits 5 and 8).
24      Power of Attorney (included on the signature page of the
        Registration Statement).
99      Form of Proxy for Commerce Corporation.

*       To be filed by Amendment.

Item 22.  Undertakings.

(a)     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c)     (1)    The undersigned Registrant hereby undertakes as follows:
               that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, this day of May 6, 1997.

                                               HANCOCK HOLDING COMPANY
                                                   (Registrant)

                                                        By:
                                                   Leo W. Seal, Jr.,
                                             President and Chief Executive
                                                    Officer

                                                          By:
                                                  C. Stanley Bailey
                                              Executive Vice President and
                                                 Chief Financial Officer

        Know all men by these presents, that each individual whose signature appears below constitutes and appoints Leo W. Seal, Jr. and George A. Schloegel, and each or either one of them, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this Registration Statement on Form S-4 and relating to the registration of shares of Hancock Holding Company common stock, $3.33 par value per share, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                             Title                 Date

By:                                  Chairman of the       May 6, 1997
    Joseph F. Boardman, Jr.        Board and Directors

By:                                      Director          May 6, 1997
     Thomas W. Milner, Jr.

By:                                      Director          May 6, 1997
     Dr. Homer C. Moody, Jr.

By:                                      Director          May 6, 1997
     James B. Estabrook,  Jr.

By:                                      Director          May 6, 1997
     Victor Mavar

By:                                      Director          May 6, 1997
     Charles H. Johnson

By:                                      Director          May 6, 1997
     L. A. Koenenn, Jr.

By:                            President, Chief Executive  May 6, 1997
     Leo W. Seal, Jr.             Officer and Director

By:                                 Vice Chairman of the   May 6, 1997
     George A. Schloegel           Board and Director

                                INDEX TO EXHIBITS

Exhibit No.                                Description


2 Agreement and Plan of Merger dated February 27, 1997 among Hancock Holding Company, Commerce Corporation, Hancock Bank of Louisiana,
        and Commerce Bank & Trust Co. (included as Appendix A to the Prospectus/Proxy Statement).
 3.1 Amended and Restated Articles of Incorporation dated November 8, 1990 (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference).
 3.2 Bylaws of Hancock Holding Company restated through November 8, 1990 (filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference).
 3.3 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, dated October 16, 1991 (filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).
 3.4 Articles of Correction, filed with Mississippi Secretary of State on November 15, 1991 (filed as Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).
 3.5 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
 3.6 Articles of Correction, filed with the Mississippi Secretary of State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
3.7     Articles of Amendment to the Articles of Incorporation adopted
        February 20, 1997.
4.1 Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference).
4.2     Description of common Stock Purchase Rights (set forth in Item 1 of the Registrants Registration Statement on Form 8-A (No. 000-13089)
        and incorporated herein by reference.
5* Opinion of Watkins Ludlam & Stennis, P.A. as to the legality of the shares being registered.
8*      Opinion of Watkins Ludlam & Stennis, P.A. regarding certain tax matters.
13      Form 10-K and Annual Report for year ending December 31, 1996
        (furnished for the information of the Commission only and not deemed "filed" except for those portions which are specifically incorporated herein by reference).
23.1*   Consent of Deloitte & Touche LLP.
23.2    Consent of Basil M. Lee and Company.
23.3    Consent of Watkins Ludlam & Stennis, P.A. (included in Exhibits
        5 and 8).
24 Power of Attorney (included on the signature page of the Registration Statement).
99      Form of Proxy for Commerce Corporation.







*       To be filed by Amendment.